SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☒ Preliminary proxy statement

☐ Definitive proxy statement

☐ Definitive additional materials

☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

GEORGIA BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☐ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)         Title of each class of securities to which transaction applies:

(2)         Aggregate number of securities to which transaction applies:

(3)         Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)         Proposed maximum aggregate value of transaction:

(5)         Total fee paid:

☒ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)         Amount previously paid:

(2)         Form, Schedule or Registration Statement no.:

(3)         Filing Party:

(4)         Date Filed:

GEORGIA BANCSHARES, INC.

100 Westpark Drive

Peachtree City, Georgia  30269

(770) 631-9488

            , 2005

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders, which will be held at   :   a.m./p.m. on             , 2005, at our office located at 100 Westpark Drive, Peachtree City, Georgia 30269. I hope that you will be able to attend the meeting, and I look forward to seeing you.

At the meeting, shareholders will vote on a proposed amendment to our articles of incorporation (the “Articles of Amendment”). The Articles of Amendment provide for the reclassification of shares (the “Reclassification”) of our common stock held by shareholders who are the record holders of fewer than 1,500 shares of common stock into shares of Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders. No cash will be paid to shareholders as consideration for their shares—only shares of Series A Preferred Stock will be issued. All other shares of common stock will remain outstanding and be unaffected by the Reclassification.

Generally, the Series A Preferred Stock has limited voting rights, dividend and liquidation preferences to our common stock, participates equally with the common stock on a sale or change in control of the Company, and contains a call provision that allows the Company to call the Series A Preferred Stock at a price equal to the greater of the book value of the Series A Preferred Stock, the fair market value of the Series A Preferred Stock or the fair market value of our common stock.

The primary effect of the Reclassification will be to reduce our total number of record holders of common stock to below 300. As a result, we will terminate the registration of our common stock under federal securities laws, which will allow us to realize significant cost savings resulting from the termination of our reporting obligations under the Securities Exchange Act of 1934 (the “Securities Exchange Act”).

Our principal reasons for effecting the Reclassification are the estimated direct and indirect cost savings of approximately $240,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act. We also believe that while our shareholders will lose the benefits of holding registered stock, such as a reduction in the amount of publicity available information about the Company and the elimination of certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, these benefits are outweighed by the costs relating to the registration of our common stock. These costs and benefits are discussed in more detail in the enclosed proxy statement.

We plan to effect the Reclassification by filing the Articles of Amendment as soon as possible after we obtain shareholder approval to do so. This date will also serve as the record date for determining the ownership of shares for purposes of the Reclassification.

The board of directors has established             , 2005 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by             , 2005. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

The board of directors has determined that the Reclassification is fair to Georgia Bancshares’ unaffiliated shareholders and has voted in favor of the approval of the Articles of Amendment. On behalf of the board of directors, I urge you to vote FOR approval of the Articles of Amendment.

Sincerely,
/s/ Ira P. Shepherd, III
President and Chief Executive Officer

GEORGIA BANCSHARES, INC.

100 Westpark Drive

Peachtree City, Georgia  30269

(770) 631-9488

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2005

A special meeting of shareholders of Georgia Bancshares, Inc. will be held at   :   a.m./p.m. on               , 2005, at our office located at 100 Westpark Drive, Peachtree City, Georgia 30269, for the following purposes:

(1)  To vote on a proposed amendment to the articles of incorporation (the “Articles of Amendment”) of Georgia Bancshares, which provides for the reclassification of shares (the “Reclassification”) of Georgia Bancshares common stock held by shareholders who are the record holders of fewer than 1,500 shares of common stock into shares of Georgia Bancshares Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders. The text of the Articles of Amendment is set forth in Appendix A to the enclosed proxy statement; and

(2)  To transact any other business as may properly come before the meeting or any adjournment of the meeting.

The board of directors recommends that you vote FOR the above proposals.

The board of directors has set the close of business on              , 2005 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,
/s/ Ira P. Shepherd, III
President and Chief Executive Officer

            , 2005

GEORGIA BANCSHARES, INC.

100 Westpark Drive

Peachtree City, Georgia  30269

(770) 631-9488

PROXY STATEMENT

For the Special Meeting of Shareholders

To Be Held on             , 2005

The board of directors of Georgia Bancshares, Inc. (“Georgia Bancshares” or the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at a Special Meeting of Shareholders. At the meeting, shareholders will be asked to vote on a proposed amendment to our articles of incorporation (the “Articles of Amendment”) providing for the reclassification of certain shares (the “Reclassification”) of the Company’s common stock into Series A Preferred Stock.

The Reclassification is designed to reduce the number of Georgia Bancshares common shareholders of record to below 300, which will allow us to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The board has determined that it is in the best interests of Georgia Bancshares and our shareholders to effect the Reclassification because the Company will realize significant cost savings as a result of the termination of our reporting obligations under the Securities Exchange Act. The board believes these cost savings and the other benefits of deregistration described in this proxy statement outweigh the loss of the benefits of registration to our shareholders, such as a reduction in publicly available information about the Company and the elimination of certain corporate safeguards resulting from the Sarbanes-Oxley Act.

In the Reclassification, shareholders who are the record holders of fewer than 1,500 shares of Georgia Bancshares common stock, no par value, will receive one share of Georgia Bancshares Series A Preferred Stock, no par value, for each share of common stock they own on the effective date of the Reclassification. No cash will be paid to shareholders as consideration for their shares—only shares of Series A Preferred Stock will be issued. All other shares of Georgia Bancshares common stock will remain outstanding and will be unaffected by the Reclassification.

Generally, the Series A Preferred Stock has limited voting rights, dividend and liquidation preferences to our common stock, participates equally with the common stock on a sale or change in control of the Company, and contains a call provision that allows the Company to call the Series A Preferred Stock at a price equal to the greater of the book value of the Series A Preferred Stock, the fair market value of the Series A Preferred Stock or fair market value of our common stock.

This proxy statement provides you with detailed information about the proposed Reclassification. We encourage you to read this entire document carefully.

The board of directors has determined that the Reclassification is fair to Georgia Bancshares’ unaffiliated shareholders and has approved the Articles of Amendment. The Reclassification cannot be completed, however, unless the Articles of Amendment are approved by the holders of a majority of the votes entitled to be cast on the proposal to approve the Articles of Amendment. The current directors and executive officers of Georgia Bancshares own approximately 30.27% of the outstanding shares, and if they exercise all of their vested warrants and options, they would own 44.21% of the outstanding shares. The directors and executive officers have indicated that they intend to vote their shares in favor of the Articles of Amendment.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Reclassification or the transactions contemplated thereby or has determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the Reclassification or the transactions contemplated thereby, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is             , 2005. We first mailed this proxy statement to the shareholders of Georgia Bancshares on or about that date.

IMPORTANT NOTICES

Neither our common stock nor our Series A Preferred Stock is a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reclassification is effected.

We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reclassification is accomplished. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

(1)         changes in economic conditions, both nationally and in our primary market area;

(2)         changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)         the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)         the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)         the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities.

The words “we,” “our,” and “us,” as used in this proxy statement, refer to Georgia Bancshares and its wholly-owned subsidiary, The Bank of Georgia, collectively, unless the context indicates otherwise.

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SUMMARY TERM SHEET

The following is a summary of the material terms of the Articles of Amendment. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

•                     Structure of the Reclassification. The Articles of Amendment provide for the Reclassification of shares of Georgia Bancshares common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders who are the record holders of fewer than 1,500 shares of Georgia Bancshares common stock will receive one share of Series A Preferred Stock for each share of Georgia Bancshares common stock they own on the effective date of the Reclassification. No cash will be paid to shareholders as consideration for their shares—only shares of Series A Preferred Stock will be issued. All other shares of Georgia Bancshares common stock will remain outstanding and will be unaffected by the Reclassification.

We selected this structure, as opposed to a transaction in which some of our shareholders would receive cash for their shares, principally because it would enable the Company to conserve capital that could be deployed instead to support future growth and because it presented a means by which all of our shareholders could retain an equity interest in the Company.

See page      for additional information.

•                     Terms of the Series A Preferred Stock to be Issued in the Reclassification. Our board has designated 5,000,000 shares of our authorized stock as Series A Preferred Stock. The terms of the Series A Preferred Stock are set forth in Appendix A and provide as follows:

•                    Voting Rights. Unlike the common stock, the Series A Preferred Stock will not have voting rights except under very limited circumstances. Except as provided by law, holders of Series A Preferred Stock are entitled to vote only upon proposals for a business combination resulting in the transfer of a majority of the outstanding common stock or of all or substantially all of the Company’s assets (a “Change in Control”) and upon which holders of our common stock are entitled to vote. For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders have the right to one vote for each share held, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of Georgia Bancshares. When voting on a proposed Change in Control, the holders of Series A Preferred Stock will vote together with the holders of common stock and not as a separate class.

Generally, under Section 14-2-1004 of the Georgia Code, the holders of the Series A Preferred Stock will be entitled to vote as a separate voting group on any future amendments to our articles of incorporation that would adversely affect the designations, rights, preferences or limitations of all or part of the shares of Series A Preferred Stock. However, this section does not apply to the creation of a new series of shares pursuant to the authority reserved to the board of directors under our articles of incorporation.

After the Reclassification, we will have 5,000,000 shares of authorized but unissued preferred stock. Our articles authorize the board, without further action by the holders of our common stock or the Series A Preferred Stock to provide for the issuance of these shares in one or more classes or series and to establish the relative rights, preferences and limitations of each class or series of preferred stock. As a result, after the Reclassification our board, which will be elected by the holders of the common stock, may authorize the issuance of other classes or series of preferred stock or equity securities that rank senior to or on parity with the Series A Preferred Stock.

•                    Rank:  The Series A Preferred Stock ranks senior to our common stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the board of directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

•                    Dividend Rights:  Holders of Series A Preferred Stock are entitled to a 10% preference in the distribution of dividends, when and if declared and paid by Georgia Bancshares, so that holders of the Series A Preferred shares are entitled to receive dividends in an amount not less than 110% of that paid to common shareholders prior to the receipt of dividends by the holders of common stock. Georgia Bancshares is not required to pay any dividends on the Series A Preferred Stock and has the right to waive the declaration or payment of dividends. Any dividends waived by Georgia Bancshares will not accumulate to future periods and will not represent a contingent liability of Georgia Bancshares.

•                    Perpetual Stock:  The Series A Preferred Stock is perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

•                    Conversion Rights:  The shares of Series A Preferred Stock automatically convert to shares of common stock upon a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock.

•                    Liquidation Rights:  Holders of Series A Preferred Stock are entitled to a preference in the distribution of assets of Georgia Bancshares in the event of any liquidation, dissolution or winding-up of Georgia Bancshares, whether voluntary or involuntary, equal to the greater of book value per share at the time of payment, the amount per share to be paid to common shareholders, or $7.75 per share.

•                    Preemptive Rights:  Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of Georgia Bancshares that may be issued in the future.

•                    Antidilution Adjustments:  If the number of our outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board of directors in the number and relative terms of the Series A Preferred Stock.

•                    Redemption Rights:  Holders of Series A Preferred Stock have no right to require that Georgia Bancshares redeem their shares.

•                    Call Rights:  Georgia Bancshares has the right to repurchase all or any part of the Series A Preferred Stock at any time at a purchase price per share equal to the greater of the book value per share of the Series A Preferred Stock, as determined under generally accepted accounting principles, fair market value per share of the Series A Preferred Stock or fair market value of our common stock. “Fair market value” is determined reasonably and in good faith by the Company’s board of directors, and means the price a third party would pay for the Series A Preferred Stock or common stock as of the applicable valuation date on a per-share basis. Additionally, the call provision provides for an appraisal procedure in the event that the holder of Series A Preferred Stock that is called by the Company disagrees with the board’s determination of the fair market value of the Series A Preferred Stock or the common stock.

See page      for more information regarding the terms of the Series A Preferred Stock.

•                     Series A Preferred Stock Issued in Reliance on Exemption from Registration.  We are issuing the shares of Series A Preferred Stock without registration under the Securities Act of 1933 in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for solicitation the exchange. We believe that exemption is available for the Reclassification because we are only issuing the Series A Preferred Stock to our holders of common stock, and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the exchange. See page      for additional information.

•                     Determination of Shares “Held of Record.”  Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, the Reclassification is based on shares held of record without regard to the ultimate control of the shares. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee, and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.

As a result, a single shareholder with 1,500 or more shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold fewer than 1,500 shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing 1,500 or more shares, or acquire additional shares in the market prior to the effective date of the Reclassification. Additionally, a shareholder who holds fewer than 1,500 shares of common stock through a broker may be unaffected by the Reclassification if the broker holds an aggregate of 1,500 or more shares.

•                     Effects of the Reclassification. As a result of the Reclassification:

•                    Our number of common shareholders of record, measured as of October 31, 2005, will be reduced from approximately 450 to approximately 210, and the number of outstanding shares of Georgia Bancshares common stock will decrease from approximately 2,977,032 to approximately 2,819,923, resulting in a decrease in the number of shares of our common stock that will be available for purchase and sale in the market;

•                    We estimate that approximately 157,109 shares of Series A Preferred Stock will be issued in connection with the Reclassification.

•                    We will be entitled to terminate the registration of our common stock under the Securities Exchange Act, which will mean that we will no longer be required to file reports with the SEC or be classified as a public company. This will greatly reduce the amount of information that is publicly available about the Company and will eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls and disclosure requirements relating to our audit committee composition, code of ethics and director nomination process. Additionally, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available;

•                    We will eliminate the direct and indirect costs and expenses associated with our registration under the Securities Exchange Act, which we estimate will be approximately $240,000 on an annual basis.

•                    We estimate that professional fees and other expenses related to the Reclassification will be approximately $60,000, which we intend to pay with existing working capital.

•                    Basic earnings per share on a pro forma basis will be increased from $.66 per share to $.70 per share for the nine months ended September 30, 2005 and will increase from $.63 per share to $.66 per share for the year ended December 31, 2004. Diluted earnings per share will not change from the $.56 per share for the nine months ended September 30, 2005 and from $.55 per share for the year ended December 31, 2004 as the Series A Preferred shares will be considered common stock equivalents in the computation of diluted earnings per share.

•                    Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease on a pro forma basis from $7.75 to $7.38 as of September 30, 2005 and will decrease from $7.10 to $6.64 as of December 31, 2004.

•                    The percentage ownership of Georgia Bancshares common stock beneficially owned by its executive officers and directors as a group as of October 31, 2005 will increase from approximately 44.21% to 46.16%.

For a more detailed description of these effects and the effects of the Reclassification on our affiliates and shareholders generally, including those receiving Series A Preferred Stock and those retaining common stock, see pages       through       .

•                     Reasons for the Reclassification. Our principal reasons for effecting the Reclassification are:

•                    The direct and indirect cost savings of approximately $240,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

•                    Our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

See page      for more detailed information.

•                     Fairness of the Reclassification. Based on a careful review of the facts and circumstances relating to the Reclassification, our board of directors and each of our affiliates believe that the Reclassification and the terms and provisions of the Reclassification and the Series A Preferred Stock are substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved the Reclassification and recommends that shareholders vote in favor of the Reclassification.

Our affiliates are listed on page        and include all of our directors and executive officers. Because of our affiliates’ positions with Georgia Bancshares, each is deemed to be engaged in the Reclassification transaction and has a conflict of interest with respect to the Reclassification because they are in a position to structure the Reclassification in a way that benefits the interests of the affiliates differently from the interests of the unaffiliated shareholders. At present, each of our directors beneficially owns more than 1,500 shares of common stock, and, as a result, they will retain their shares of common stock in the Reclassification. After the Reclassification, we anticipate that our directors and executive officers will beneficially own approximately 46.16% of our outstanding shares. See “—Stock Ownership by Affiliates” on page      for more information regarding stock owned by our affiliates.

In the course of determining that the Reclassification is fair to and is in the best interests of our unaffiliated shareholders, including both unaffiliated shareholders who will continue to hold shares of common stock as well as those shareholders whose shares of common stock will be reclassified into shares of Series A Preferred Stock, the board and each of our affiliates considered a number of positive and negative factors affecting these groups of shareholders in making their determinations. In connection with its fairness determination, the board did not obtain any appraisal or independent valuation of the Series A Preferred Stock or common stock. The factors considered by the board include—

•                    All shareholders will continue to hold an equity interest in Georgia Bancshares, and no shareholder will be forced to involuntarily liquidate his or her equity interest in Georgia Bancshares;

•                    The advantages and disadvantages of the rights, preferences and limitations of the Series A Preferred Stock balance in comparison to the relative rights of our common stock;

•                    The Reclassification will have no effect on diluted earnings per share for the nine months ended September 30, 2005 or the year ended December 31, 2004;

•                    Book value per common equivalent share will decrease approximately 4.77% from $7.75 on a historical basis to $7.38 on a pro forma basis as of September 30, 2005; and

•                    The Reclassification should not be a taxable event for any shareholders.

•                     Effectiveness of the Reclassification. The Reclassification will not be effected unless and until the Articles of Amendment are approved by the affirmative vote of a majority of Georgia Bancshares’ outstanding shares. Based on our number of outstanding shares as of           , 2005, the Articles of Amendment must be approved by the affirmative vote of            shares. Assuming the shareholders approve the Articles of Amendment, as shortly thereafter as is practicable, Georgia Bancshares will file the Articles of Amendment with the Georgia Secretary of State and thereby effect the Reclassification. We anticipate that the Reclassification will be effected in the by the end of fiscal year 2005. See page      for more detailed information.

•                     Effect of the Reclassification on Outstanding Options and Warrants. Outstanding options and warrants will not be affected by the Reclassification. See page      for more information.

Dissenters’ Rights. Georgia Bancshares shareholders are not entitled to dissent from the Reclassification under Article 13 of the Georgia Business Corporation Code (the “Georgia Code”).

QUESTIONS AND ANSWERS

Q:             Why did you send me this proxy statement?

A:             We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

This proxy statement includes all of the information that is required and necessary in order for you to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We first sent this proxy statement, notice of the special meeting and the enclosed proxy card on or about             ,      to all shareholders entitled to vote. The record date for those entitled to vote is             ,      . On that date, there were              shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:             What is the time and place of the special meeting?

A:             The special meeting will be held on             , 2005, at our office at 100 Westpark Drive, Peachtree City, Georgia 30269, at   :   a.m./p.m. Eastern Time.

Q:             Who may be present at the special meeting and who may vote?

A:             All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of            ,        may cast their votes in person or by proxy at the special meeting.

Q:             What is the vote required?

A:             The proposal to approve the Articles of Amendment must receive the affirmative vote of the holders of a majority of the votes entitled to be cast. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Articles of Amendment. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Articles of Amendment.

Q:             What is the recommendation of our board of directors regarding the proposals?

A:             Our board of directors has determined that the Articles of Amendment are fair to our unaffiliated shareholders, both those retaining their common stock and those receiving Series A Preferred Stock, and that approval is advisable and in the best interests of Georgia Bancshares and each of these constituent groups. Our board of directors has therefore approved the Articles of Amendment and all transactions contemplated thereby and recommends that you vote “FOR” approval of the Articles of Amendment.

Q:             What do I need to do now?

A:             Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:             May I change my vote after I have mailed my signed proxy card?

A:             Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting, or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:             If my shares are held in “street name” by my broker, how will my shares be voted?

A:             Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposal to approve the Articles of Amendment.

Q:             Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:             No. Because any shares you may hold in street name will be deemed to be held by a different shareholder from any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust, or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:             If I am receiving Series A Preferred Stock in the Reclassification, when will I get my stock?

A:             After the special meeting and the closing of the transaction, we will mail you instructions on how to exchange your Georgia Bancshares common stock certificate(s) for Series A Preferred Stock. After you sign the forms provided and return your stock certificate(s), we will send you your Series A Preferred Stock.

Q:             I don’t know where my stock certificate is. How will I get my Series A Preferred Stock?

A:             The materials we will send you will include an affidavit that you will need to sign attesting to the loss of your certificate. We may require that you provide a bond to cover any potential loss to Georgia Bancshares.

Q:             Will I have dissenters’ rights in connection with the Reclassification?

A:             Dissenters’ rights are not available in connection with the Reclassification.

Q:             What if I have questions about Reclassification or the voting process?

A:             Please direct any questions about the Reclassification or the voting process to our Chief Financial Officer, C. Lynn Gable, at our main office located at 100 Westpark Drive, Peachtree City, Georgia 30269, telephone (770) 631-9488.

SPECIAL FACTORS

Purpose of the Reclassification

The primary purpose of the Reclassification is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act. Although we intend to keep our common and Series A Preferred shareholders informed as to our business and financial status after the Reclassification, we anticipate that deregistration will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Securities Exchange Act. As a secondary matter, it is likely to decrease the administrative expense we incur in connection with soliciting proxies for routine annual meetings of shareholders because the Series A Preferred Stock will have limited voting rights.

After the Reclassification, we intend to keep our common and Series A Preferred shareholders informed about our business and financial condition by delivering annual audited financial statements and quarterly unaudited financial statements to them. Although Georgia law only requires that we deliver annual financial statements to shareholders upon written request, we intend to continue to deliver annual audited financial statements to all shareholders. We also plan to post these financial statements on our website, which also contains other information about our business. Moreover, our business operations are primarily conducted through our banking subsidiary, The Bank of Georgia, which is required to file quarterly financial reports with the FDIC. These reports are available online at www.fdic.gov.

Although we will still be required to file quarterly financial information with the FDIC and will still provide annual audited and interim unaudited financial information to our shareholders, as a non-SEC registered company our auditing expenses will decrease significantly because we and our auditors will not be required to comply with standards prescribed by the SEC and the Public Company Accounting Oversight Board with respect to our audit and because our auditors will not be required to review the information we must include in our periodic SEC reports as described more fully below. Our other reporting processes will also be significantly simplified because we will no longer be required to comply with disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act. These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, board of directors and management team, having these reports reviewed by outside counsel and independent auditors, and, for the year ended December 31, 2007, documenting, testing and reporting on our internal control structure.

In particular, as a private company, we will no longer be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q or proxy statements with the SEC. The Form 10-K and proxy statement rules require detailed disclosures regarding executive compensation, corporate governance and management stock ownership, which are not required in our financial reports to the FDIC or our audited financial statements. Additionally, we will no longer be required to include management’s discussion and analysis of our financial results in annual reports to shareholders or financial reports to the FDIC. Currently, our external auditors perform detailed reviews of management’s discussion and analysis of our financial results to assure consistency with audited financial statements and to ensure we are in compliance with applicable disclosure requirements.

We also incur substantial costs in management time and legal and accounting fees related to the preparation, review and filing of our periodic reports and proxy statements. Unlike the periodic reports that we currently file with the SEC, the quarterly financial information that we file with the FDIC does not require the review of either our independent accountants or legal counsel. As a result of the elimination of the disclosure and reporting requirements under the Securities Exchange Act, we estimate that we will save approximately $35,000 per year in management time and $55,000 per year in legal and accounting fees.

Furthermore, as a private company, we will not be required to comply with Section 404 of the Sarbanes-Oxley Act, which would require that we document, test and assess our internal control structure and that our external auditors report on management’s assessment of our internal control structure. These requirements would become effective for our fiscal year ending 2007. As a result of our limited personnel resources, we anticipate that we would need to engage an outside consultant to assist management in documenting and testing our internal control structure. Additionally, we estimate that our external audit fees will increase as a result of Section 404 because our external auditors will be required to perform additional audit procedures in order to report on management’s assessment of our internal control structure. We also anticipate we would incur additional legal fees for advice related to compliance with Section 404. We estimate that we would incur approximately $110,000 annually in consulting, compensation, accounting and legal expenses related to compliance with Section 404 of the Sarbanes-Oxley Act, plus a one-time fiscal 2006 fee of approximately $30,000 for initial consultation activities in these areas. If our SEC reporting obligations cease prior to the effective date of Section 404 of the Sarbanes- Oxley Act, we will not need to incur these expenses.

Additionally, we are currently required to file proxy statements and periodic reports electronically with the SEC through the SEC’s “Edgar” filing system. We incur substantial expense in converting documents to be filed with the SEC into an Edgar format. By terminating our reporting requirements with the SEC, we will be able to save approximately $6,000 per year in costs related to preparing documents for filing via the Edgar system. We also expect to save approximately $34,000 annually in administrative costs related to soliciting proxies for routine annual meetings, including printing and mailing costs and transfer agent fees related to the proxy solicitation.

We are required to comply with many of the same securities law requirements that apply to large public companies with substantial compliance resources. Our resources are more limited, however, and these compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible but nonetheless significant expenditure of management’s time and attention that could otherwise be deployed toward revenue-enhancing activities.

In summary, our estimated cost of compliance with the Securities Exchange Act and the Sarbanes-Oxley Act is substantial, representing an estimated direct and indirect annual cost to us of approximately $240,000 with the expected effect of Section 404 of the Sarbanes-Oxley Act. Our anticipated cost savings are also summarized under “—Reasons for the Reclassification” on page      .

As of October 31, 2005, Georgia Bancshares had approximately 450 common shareholders of record, but approximately 94.72% of the outstanding shares as of that date were held by approximately 210 shareholders. Additionally, of our 450 common shareholders, approximately 240 shareholders each hold fewer than 1,500 shares, or an aggregate of approximately 5.28% of our outstanding common stock as of October 31, 2005. While our common stock is traded via the Over-the-Counter Bulletin Board, trading is infrequent, and the trading volume is low. As a result, there is a limited market for our common stock and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2002.

In light of the limited market for our common stock, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital or to acquire other business entities. We believe the Reclassification will provide a more efficient means of using our capital to benefit our shareholders by allowing us to save significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements described above. Moreover, we believe that our limited trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

Additionally, the Reclassification will give all of our shareholders the opportunity to retain an equity interest in Georgia Bancshares and therefore to participate in any future growth and earnings of the Company and in any future value received as a result of the sale of the Company. Although the Company will have the right to call the Series A Preferred Stock at any time, the Company currently has no intention of exercising its call option. Additionally, the Series A Preferred Stock is callable at a price per share equal to the greater of the book value of the Series A Preferred Stock, the fair market of the Series A Preferred Stock or the fair market value of our common stock, determined in each case at the time the call right is exercised. Therefore, holders of Series A Preferred Stock that may be called by the Company will receive no less than the fair market value of the common stock for their shares of Series A Preferred Stock if called in the future. See “—Call Rights” on page      for more information regarding the Series A Preferred Stock call provision.

Alternatives Considered

In making our determination to proceed with the Reclassification, we considered other alternatives. We rejected these alternatives because we believed the Reclassification would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

Cash-Out Merger.   The board considered the reorganization of the Company through a merger with a new corporation formed solely to effect a reorganization. In a cash-out merger, shareholders owning fewer than 1,500 shares of Georgia Bancshares common stock would have received cash equal to the fair value of the common stock in exchange for their shares, and all other shares of Georgia Bancshares common stock would have remained outstanding. Accordingly, a cash-out merger would not necessarily offer all shareholders an opportunity to retain an equity interest in the Company, to participate in future growth and earnings of the Company, or to benefit from any future value received as a result of the sale of the Company. While shareholders could consolidate their accounts or acquire sufficient shares to exceed the 1,500-share threshold in order to retain an equity interest in the Company, the board preferred to structure a transaction that would allow shareholders to retain an equity interest without being required to pay for additional shares or consolidate their holdings in a way that might not otherwise be advantageous for them. The board also recognized that the terms of the Series A Preferred Stock provide that the Company may call the Series A Preferred Stock at any time, which would deprive the holders of any shares that may be called of their equity interests in the Company. However, since the Company has no present intention of calling the Series A Preferred Stock, the board believed the Reclassification provided a better opportunity, at least in the short term, for all shareholders to retain their equity interests in the Company, Further, the receipt of cash in exchange for shares of common stock would generally result in a negative tax consequence for those shareholders receiving cash.

Additionally, based on the number of shares held by shareholders holding fewer than 1,500 shares of record, management estimated that a cash-out merger could have cost up to $2.7 million. As a result, the board anticipated that the Company would have to incur debt to finance such a reorganization, which could potentially weaken the Company’s regulatory capital position. The board believes it is important to maintain a strong capital position in order to support the Company’s anticipated future growth.

Based on the foregoing reasons, the board rejected this alternative.

Reverse Stock Split.   We considered declaring a reverse stock split at a ratio of 1-for-1,500, with cash payments to shareholders who would hold less than one share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash to shareholders holding any resulting fractional shares. The estimated cost of this alternative was approximately the same as the cash-out merger. This alternative would have also required the Company to incur debt to finance the repurchase of shares. A reverse stock split also would not have offered all shareholders an opportunity to retain an equity interest in Georgia Bancshares. Accordingly, a reverse stock split was rejected for the same reasons as the cash-out merger alternative, as well as  administrative inconvenience and potential additional cost involved in issuing or eliminating fractional shares as described above.

Issuer Tender Offer.   We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in our common stock being held by fewer than 300 shareholders of record. Additionally, if a sufficient number of shares were tendered, we estimate the cost of this alternative would be approximately the same as the cash-out merger. Therefore, this alternative also would require the Company to incur debt to finance the repurchase of the tendered shares. As a result, we also rejected this alternative.

Expense Reductions in Other Areas.   While we might be able to offset the expenses relating to SEC registration by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings would involve personnel costs, and we are already thinly staffed. We believe the expense savings a reclassification would enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reclassification.

Business Combination.   We have neither sought nor received any proposals from third parties for any business combination transactions such as a merger, consolidation, or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate and expenses will be reduced.

Maintaining the Status Quo.   The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined below, of being an SEC-reporting company without the expected commensurate benefits. Thus, the board considered maintaining the status quo not to be in the best interests of the Company or its unaffiliated shareholders.

Background of the Reclassification

We have filed reports under the Securities Exchange Act since 2002. These reports include annual, quarterly and current reports analyzing our business, financial condition, results of operations and management structure; ongoing reports regarding insiders’ transactions and potential short swing profit liability; and proxy statements disclosing information about our directors and officers, their compensation and our corporate governance process. We are also required to comply with the Sarbanes-Oxley Act, which governs our activities in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our board committees. While we have complied with these requirements and believe they are generally beneficial to our shareholders, our compliance costs have increased each year, while our already limited personnel resources have remained essentially constant. In an effort to contain these increasing costs, many compliance tasks that had been performed by counsel were assumed by management. We anticipate further increases in compliance costs as result of the detailed report of our internal controls that we will be required to file for fiscal year 2007 under Section 404 of the Sarbanes-Oxley Act. See “—Reasons for the Reclassification” below.

We began to analyze the increased internal control requirements under Section 404 of the Sarbanes-Oxley Act in April of 2004. Under the regulations in effect at that time, we were required to prepare a report of our internal controls for fiscal year 2005 and therefore needed to prepare for compliance with Section 404. As a result of discussions with our internal and external auditors, we began preliminary documentation of our internal control procedures at that time.

Our chief financial officer, Lynn Gable, again met with our internal and external auditors in November of 2004 to obtain further guidance regarding Georgia Bancshares’ strategy for implementing the procedures required by Section 404. Our external auditors, Porter Keadle Moore, LLP, provided a sample manual to Mr. Gable regarding the implementation of the required procedures. At this time, we revised our approach to documenting our internal controls to comply with the guidance of our external auditor and began to focus on the costs of implementing the procedures.

On December 13, 2004, our president and chief executive officer, Pat Shepherd, and Mr. Gable attended a “going private” seminar. At the seminar, Mr. Shepherd and Mr. Gable gathered information regarding the general advantages and disadvantages of becoming a private company. The advantages summarized included:

•          the potential resulting savings in legal, audit, consulting and administrative costs;

•          the elimination of SEC, and particularly Section 404 internal control, reporting requirements;

•          the related savings in management and staff time spent in SEC compliance activities;

•          the increased flexibility provided for corporate governance and management activities; and

•          the reduction in CEO and CFO liability for SEC report certification.

The disadvantages summarized included:

•          the legal, accounting, financial advisory and other transaction costs associated with such a transaction;

•          the capital cost of repurchasing shares;

•          the resulting reduction in liquidity for the outstanding stock;

•          the inability to use the company’s stock as acquisition currency; and

•          the loss of access to the public capital markets.

The alternatives presented included an issuer tender offer, reverse stock split and cash-out merger, but did not include a reclassification transaction.

On the following day, Mr. Gable requested a shareholder list from our transfer agent so that he could begin to analyze our number of record shareholders and identify the threshold necessary to reduce our number of record shareholders below 300 while allowing an appropriate margin for expansion of the shareholder base through option exercises and other potential stock issuances. He performed this analysis during the remainder of December 2004 and early January 2005 and in the process determined that a 1,500-share threshold would enable us to reduce our number of record shareholders to approximately 245.

In January 2005, Mr. Gable discussed the overall savings related to terminating our registration under the Securities Exchange Act with our external auditors and outside counsel. Based on these discussions, he prepared an estimate of the net savings that we could realize from going private. The preliminary estimate indicated that our overall expense savings would be approximately $221,000 per year. See “—Reasons for the Reclassification” for more specific information regarding the types of expenses considered.

On January 27, 2005, our board of directors held a strategic planning session. At this planning session, Messrs. Shepherd and Gable introduced the concept of going private to the board of directors. The board of directors reviewed the potential future savings associated with going private as well as the number of shareholders (approximately 220) that would need to be “cashed out” in order to go private. After discussion, the board of directors decided not to pursue a going private transaction despite the potential cost savings because the board did not want to force shareholders to liquidate their equity interests in Georgia Bancshares in order to go private.

On March 9, 2005, Messrs. Shepherd and Gable received a “client alert” from our counsel that discussed reclassifying shares of a public company’s common stock as a means of reducing the number of record holders of common stock below 300. The client alert stated that such a reclassification could result in a reduction in the number of the Company’s record holders of common stock sufficient to allow the Company to go private and allow all shareholders to retain their equity interests in the Company. Shortly after receipt, Mr. Gable contacted counsel to discuss the elements of a reclassification transaction in more detail.

At our regular board meeting on March 17, 2005, counsel made a presentation to the board of directors regarding the structure and potential terms of a reclassification transaction. The presentation focused on the principal differentiating factors that would be necessary to incorporate into the new class of stock, including voting and dividend differences, a liquidation preference, and possible restrictions on transfer. After the presentation, the board of directors formed a special committee that was authorized and directed to consider whether a reclassification transaction presented a viable alternative means of going private, particularly with respect to potential shareholder reaction, transaction and capital costs, effects on the liquidity of the stock and administrative issues relating to the ongoing maintenance of two separate classes of stock. The full board retained the authority to consider the terms of the new class of stock, the appropriate threshold for the exchange, and all other aspects of the transaction. The board of directors appointed Dale Geeslin, Robert Hancock, Donnie Russell and Mr. Shepherd to the special committee.

On April 11, 2005, the special committee met to review and analyze the issues described above. In the committee’s view, the capital cost savings represented by the transaction and the opportunity for shareholders to retain an equity interest in our company outweighed the potential loss of liquidity and administrative inconvenience that could result from a reclassification. As a result, the special committee resolved to recommend the reclassification to the board of directors.

On April 21, 2005, the special committee recommended a reclassification transaction to the board of directors. After discussion, the board of directors authorized Mr. Gable to request counsel to prepare proposed preferred stock terms for consideration by the full board.

On June 1, 2005, counsel submitted to Mr. Gable a summary of proposed preferred stock terms. The proposed terms were based on terms of preferred stock issued in similar going-private transactions and were identical to those of the Series A Preferred Stock described in this proxy statement except that the call provision was not included. On June 16, 2005, the board approved a reclassification on the proposed terms, with holders of fewer than 1,500 shares of our common stock receiving preferred stock in the transaction.

On June 24, 2005, counsel discussed with Mr. Gable the possibility of incorporating a call provision in the preferred stock as a means of ensuring that the number of registered holders does not exceed the threshold required for SEC registration of the preferred stock. Counsel proposed a call provision in the form contained in the Series A Preferred Stock terms for management’s consideration. Messrs. Shepherd and Gable reviewed the proposed terms during the course of the following week and notified counsel that they favored the call provision as proposed and that they would present it to the board of directors as an added feature of the preferred stock to be issued in the reclassification.

On July 21, 2005, the board met to consider the reclassification transaction and the terms of the Series A Preferred Stock as described in this proxy statement. The board discussed and affirmed the substantive and procedural fairness of the terms of the reclassification to unaffiliated shareholders receiving Series A Preferred Stock and to those retaining common stock. In addition, the board confirmed the 1,500-share threshold for conversion of common stock to preferred stock and approved amendments to our articles of incorporation establishing the terms of the preferred stock and setting forth the terms of the reclassification.

At the July 21, 2005 meeting, the board also reviewed a letter to our shareholders describing the proposed transaction. On July 29, 2005, we mailed a letter to our shareholders announcing our intent to effect the reclassification on the terms described in this proxy statement.

In September of 2005, management conducted further analysis of the net savings that the Company will likely realize from the Reclassification. Based on the increased expenses of filing our Annual Report on Form 10-K for the year ended December 31, 2004 and preparing the proxy statement for our 2005 Annual Meeting of shareholders, particularly in the areas of printing costs and management and staff time, we estimated the net annual savings that the Company will realize from going private to be $240,000.

Reasons for the Reclassification

As described above in “—Purpose of the Reclassification,” the Reclassification will allow us to save significant costs related to the preparation, review and filing of our periodic reports and annual proxy statement. We also expect to experience savings related to Edgar conversion costs and proxy solicitation costs, including printing and mailing costs. We expect printing and mailing costs to be lower because financial and proxy statements that we deliver to shareholders after the Reclassification will not include many of the disclosures required under the proxy or periodic reporting rules, such as disclosures regarding executive compensation, corporate governance and management ownership, and management’s discussion and analysis of our financial results. Additionally, we plan to deregister before we are required to take substantial steps toward compliance with Section 404 of the Sarbanes-Oxley Act so that we will save additional anticipated costs related to documenting, testing and reporting on our internal control structure.

We estimate that we will save up to approximately $240,000 per year in the areas listed in the tables below as a result of the reduction in the number of common shareholders and the elimination of registration of our common stock under the Securities Exchange Act. This estimate includes anticipated annual costs related to compliance with Section 404 of the Sarbanes-Oxley Act, which, at the time we made our decision to pursue the Reclassification, would have been effective for our fiscal year ending December 31, 2006. Since the time we approved the Reclassification, the SEC has extended the deadline for compliance with Section 404 by Georgia Bancshares and similar companies to the fiscal year ending December 31, 2007.

We expect to save the following fees and expenses related to the preparation, review and filing of periodic reports on Form 10-K and Form 10-Q and annual proxy statements:

Legal Fees	$30,000
Independent Auditor Fees	25,000
Edgar Conversion Costs	6,000
Proxy Solicitation, Printing and Mailing Costs	34,000
Management and Staff Time	35,000
Total Periodic Reporting Costs	$130,000

We expect to save the following annual fees and expenses related to compliance with the requirements under Section 404 of the Sarbanes Oxley Act. We anticipate that we would incur the bulk of these fees beginning in fiscal 2007. In addition to these fees, we anticipate that we will not be required to pay an additional one-time fiscal 2006 fee of approximately $30,000 for initial Section 404 consulting fees.

Annual Consulting Fees	$10,000
Legal Fees	10,000
Independent Auditor Fees	60,000
Indirect Management and Staff Time	30,000
Total Section 404 Compliance Costs	$110,000
Total Estimated Annual Savings	$240,000

As is noted above, we incur substantial indirect costs in management time spent on securities compliance activities. Although it is impossible to quantify these costs specifically, we estimate that our management and staff currently spend an average of approximately 20% of their time (equating to approximately 14 days per quarter) on activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing disclosure and internal controls, monitoring and reporting transactions and other data relating to insiders’ stock ownership, and consulting with external auditors and counsel on compliance issues. In addition, if we do not deregister our common stock, we estimate our management and staff will spend an additional 12 days per quarter, or 17% of their time, on activities related to compliance with Section 404 of the Sarbanes-Oxley Act.

Our common stock is not listed on an exchange and has historically been very thinly traded on the Over-the-Counter Bulletin Board (the “OTCBB”). When we went public in 2002, we intended to apply to list our common stock on the Nasdaq Stock Market at a future time, assuming we could then meet Nasdaq’s listing standards and that such a listing would be in our best interests. Although we subsequently grew to the degree necessary to meet the listing standards, we determined that listing our common stock on Nasdaq or another exchange would not, in itself, increase the liquidity of our stock. To accomplish that goal, the listing would need to be coupled with a follow-on offering, stock split or other transaction that would increase the number of unrestricted shares available to be traded. Because an offering would result in dilution of our existing shareholders’ interests and a stock split would decrease the market price per share of our stock without expanding our shareholder base, we elected not to pursue these alternatives and to focus on building shareholder value through organic growth, expense savings, and other means of improving our profitability.

In addition, the OTCBB has provided an automated quotation service for our stock at no cost to us, as compared to the $100,000 Nasdaq entry fee and the $20,000 annual fee thereafter. Furthermore, the Nasdaq Stock Market would limit our flexibility in a variety of areas, including the composition and activities of our board of directors and committees thereof, interactions with our independent auditors, the executive compensation process and other aspects of corporate governance. We anticipate that the common stock and the preferred stock will continue to trade on the OTCBB after the reclassification has been completed, and believe this represents the best balance of costs and benefits for us and our shareholders in view of our strategic objectives. In addition, we do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily and do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency.

Effects of the Reclassification on Georgia Bancshares

The Reclassification is designed to reduce the number of Georgia Bancshares common shareholders of record below 300, which will allow us to terminate the registration of our common stock under the Securities Exchange Act. Based on information as of October 31, 2005, we believe that the Reclassification will reduce our number of common shareholders of record from approximately 450 to approximately 210. We estimate that approximately 157,109 shares held by approximately 240 common shareholders of record will be exchanged for Series A Preferred Stock in the Reclassification and that approximately 2,819,923 shares of our common stock will be issued and outstanding after the Reclassification. In addition to the exchange of shares of our common stock for shares of our Series A Preferred Stock, we believe the Reclassification will have the following effects on Georgia Bancshares:

Positive Effects

•       Elimination of Securities Exchange Act Registration. After the Reclassification, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to the periodic reporting requirements or the proxy rules under the Securities Exchange Act. Additionally, we will maintain our existing internal control procedures and continue to evaluate them for potential improvements but will not be required to document, test and report on our internal control structure as required by Section 404 of the Sarbanes-Oxley Act. We expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act registration, which we estimate would be up to approximately $240,000 on an annual basis, including costs related to compliance with Section 404 of the Sarbanes-Oxley Act. Additionally, as a non-SEC reporting company, we believe our management team, which currently spends a significant amount of time on activities related to compliance with the Securities Exchange Act, will have significantly more time to devote to business development and revenue-enhancing activities. See “—Background of the Reclassification” on page    and “—Reasons for the Reclassification” on page    for a discussion of the nature of the information we will no longer be required to provide.

•       Earnings Per Share. Basic earnings per share will increase 6.06% from $.66 per share on a historical basis to $.70 per share on a pro forma basis for the nine months ended September 30, 2005, and will increase 4.76% from $.63 per share on a historical basis to $.66 per share on a pro forma basis for the year ended December 31, 2004. Diluted earnings per share will not change from $.56 per share for the nine months ended September 30, 2005 or from $.55 per share for the year ended December 31, 2004 because the Series A Preferred shares will be considered common stock equivalents in the computation of diluted earnings per share.

•       Outstanding Stock Options. The Reclassification will have no effect on outstanding options to purchase Georgia Bancshares common stock.

•       Elimination of Liability Under Section 18 of the Securities Exchange Act. Because the Company will no longer be required to file any reports under the Securities Exchange Act, it will no longer be subject to liability under Section 18 of the Securities Exchange Act. Generally, Section 18 provides that if the Company makes a false or misleading statement with respect to any material fact in any of its filings pursuant to the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company will be liable to any person who purchases or sells a security at a price that is affected by the statement.

Negative Effects:

•       Effect on Market for Shares. Our common stock is currently traded on the Over-the-Counter Bulletin Board. After the Reclassification, both the common stock and the Series A Preferred Stock will be traded on the Over-the-Counter Bulletin Board. The public information concerning Georgia Bancshares as a result of its not being required to file reports under the Securities Exchange Act may adversely affect the already limited liquidity of our common stock and result in limited liquidity for our Series A Preferred Stock. Additionally, the liquidity of the common stock may also be reduced because the number of shares available to be traded will decrease after the Reclassification. A decrease in the market liquidity for the shares of Georgia Bancshares common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of Georgia Bancshares common stock could also prompt a corresponding increase in its market price, assuming a stable or increased demand for the stock.

•       Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 4.77% from $7.75 on a historical basis to $7.38 on a pro forma basis as of September 30, 2005.

•       Financial Effects of the Reclassification. We estimate that professional fees and other expenses related to the transaction will total approximately $60,000. We plan to pay these fees and expenses out of our existing working capital and do not expect that the payment of these expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. You should read the discussion under “Approval of the Articles of Amendment—Source of Funds and Expenses” on page 35 for a description of our source of funds for the fees and expenses we expect to incur in connection with the transaction.

•       Elimination of Protection Under Section 16 of the Securities Exchange Act. Because neither our common stock nor Series A Preferred Stock will be registered under the Securities Exchange Act, beginning 90 days after the effectiveness of the Reclassification, the Company will no longer be entitled under Section 16 of the Securities Exchange Act to any “short-swing” profits realized by its directors, officers or 10% shareholders on purchases and sales of the Company’s securities that occur within a six-month period.

Other Effects:

•       Conduct of Business After the Reclassification. We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

•       Raising Additional Capital and Obtaining Financing After the Reclassification. In light of the limited market for our common stock and the availability of capital from sources other than public markets, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital. If we need to raise additional capital to support growth in the future, we have several financing alternatives that will not be affected by our status as a private company, including raising additional equity through private offerings, issuing trust preferred securities or borrowing funds from a correspondent bank.

•       Plans or Proposals. Other than as described in this proxy statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board of directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the Reclassification and becoming a non-reporting company. Although management has neither the intention at present to enter into any of the transactions described above nor is involved with negotiations relating to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares, or any other arrangement or transaction we may deem appropriate. We will disclose the terms of such a transaction at the appropriate time upon advice of counsel.

Effects of the Reclassification on Affiliates

In addition to the effects the Reclassification will have on shareholders generally, which are described below, the Reclassification will have some additional positive and negative effects specifically on our executive officers and directors, each of whom may, as a result of his or her position, be deemed an affiliate of Georgia Bancshares. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Georgia Bancshares or the beneficial owner of 10% or more of Georgia Bancshares’ outstanding shares, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

Positive Effects:

•       Earnings Per Share. Assuming the Reorganization had been completed as of September 30, 2005, our affiliated shareholders would experience the same effect on earnings per share as our unaffiliated shareholders, including (1) a 4.76% increase in basic earnings per share for the year ended December 31, 2004, from $.63 per share on a historical basis to $.66 per share on a pro forma basis; (2) a 6.06% increase in basic earnings per share for the nine months ended September 30, 2005, from $.66 per share on a historical basis to $.70 per share on a pro forma basis; and (3) no change in diluted earnings per share from $.55 for the year ended December 31, 2004 or from $.56 per share for the nine months ended September 30, 2005, because the Series A Preferred shares will be considered common stock equivalents in the computation of diluted earnings per share.

•       No Further Reporting Obligations or Restrictions Under Section 16 of the Securities Exchange Act. After the Reclassification, our common stock will not be registered under the Securities Exchange Act. As a result, beginning 90 days after the effective date of the Reclassification, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16. After that time, our affiliates may realize “short-swing” profits on purchases and sales of the Company’s securities that occur within a six-month period. Currently, under Section 16 of the Securities Exchange Act, the Company would be entitled to receive any such short-swing profits from the affiliate.

•       No Further Disclosure Obligations Under the Securities Exchange Act. After the Reclassification, Georgia Bancshares will no longer be subject to the periodic reporting requirements or the proxy rules under the Securities Exchange Act. As a result, information about our affiliates’ compensation and stock ownership will no longer be publicly available.

•       Consolidation of Management Ownership. As a result of the Reclassification, we expect that the percentage of beneficial ownership of Georgia Bancshares common stock held by our directors and executive officers as a group as of October 31, 2005 will increase from approximately 44.21% before the Reclassification to approximately 46.16% after the Reclassification. See “Information About Georgia Bancshares and Its Affiliates—Stock Ownership by Affiliates” on page    for information about the number of shares of common stock held by our directors, executive officers and significant shareholders.

•       Elimination of Liability Under Section 18 of the Securities Exchange Act. Because the Company will no longer be required to file any reports under the Securities Exchange Act, our affiliates will no longer be subject to liability under Section 18 with respect to such reports. Currently, if any of our affiliates make a statement in any of the Company’s filings under the Securities Exchange Act that, in light of the circumstances at the time the statement is made, is false or misleading with respect to any material fact, the affiliate may be liable under Section 18 of the Securities Exchange Act to any person that purchases or sells a security at a price that is affected by the statement.

Negative Effects:

•       Book Value Per Share. Assuming the Reclassification had been completed as of September 30, 2005, our affiliated shareholders would experience the same reduction in book value per common equivalent share as our unaffiliated shareholders, or a 4.77% decrease in book value per common equivalent share, from $7.75 on a historical basis to $7.38 on a pro forma basis as of September 30, 2005.

•       Rule 144 Not Available. Because our common stock will not be registered under the Securities Exchange Act after the Reclassification, executive officers and directors of Georgia Bancshares will be deprived of the ability to dispose of their shares of Georgia Bancshares common stock under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer. As a result, they will need to resell their shares in a private transaction, which can result in reduced liquidity for the recipient and a lower purchaser price for the shares.

Effects of the Reclassification on Unaffiliated Shareholders

In addition to the effects the Reclassification will have on shareholders generally, which are described in the next section, the Reclassification will also have the following negative effects on our unaffiliated shareholders:

Reduction in Publicly Available Information.   Georgia Bancshares will no longer be required to file public reports of its financial condition and other aspects of its business with the SEC after the Reclassification. Specifically, we will no longer be required to make public disclosures regarding executive compensation, corporate governance matters, or management stock ownership. As a result, unaffiliated shareholders will have less legally-mandated access to information about our business and results of operations than they had prior to the Reclassification. Our affiliated shareholders, however, because of their positions as directors and/or executive officers of the Company, will continue to have continuous access to all information regarding our financial condition and other aspects of our business.

Absence of Dissenters’ Rights.   Because statutory dissenters’ rights are not available for the Reclassification, shareholders will not be entitled to seek cash payment for their shares of Georgia Bancshares common stock.

Elimination of Protections Under Section 18 of the Securities Exchange Act.   Because the Company will no longer be required to file any reports under the Securities Exchange Act, our unaffiliated shareholders will no longer be afforded the protections under Section 18 with respect to false or misleading statements in such reports. Currently, if the Company or any of its affiliates makes a false or misleading statement with respect to any material fact in any of the Company’s filings under the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company or the affiliate may be liable under Section 18 of the Securities Exchange Act to any person who purchases or sells a security at a price that is affected by the statement.

Effects of the Reclassification on Shareholders Generally

The Reclassification will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. We expect, however, that no shares held by our affiliates will be reclassified to Series A Preferred Stock because none of our affiliates will likely hold fewer than 1,500 shares of record at the effective time of the Reclassification. The effects will vary depending on whether the shareholder receives Series A Preferred Stock for some or all of his or her shares of Georgia Bancshares common stock or does not receive Series A Preferred Stock for any of his or her shares and continues to hold the same number of shares following the Reclassification. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive Series A Preferred Stock for some of his or her shares of common stock while retaining ownership of other shares of common stock following the Reclassification.

The following sections describe the material effects that we expect to result from the Reclassification with respect to shares that are exchanged for Series A Preferred Stock and shares that are unaffected by the Reclassification. You may experience a combination of these effects if you receive Series A Preferred Stock for some of your shares while retaining ownership of other shares of common stock. The effects described below assume that 157,109 shares are exchanged for Series A Preferred Stock in the Reclassification.

Shares Exchanged for Series A Preferred Stock.   As to shares of our common stock that are exchanged in the Reclassification for Series A Preferred Stock, shareholders will experience the following positive and negative effects:

Positive Effects:

•       Diluted earnings per share will not change from $.56 per share for the nine months ended September 30, 2005 or from $.55 per share for the year ended December 31, 2004 because the Series A Preferred shares will be considered common stock equivalents in the computation of diluted earnings per share. Additionally, basic earnings per share will increase 6.06% from $.66 per share on a historical basis to $.70 per share on a pro forma basis for the nine months ended September 30, 2005, and will increase 4.76% from $.63 per share on a historical basis to $.66 per share on a pro forma basis for the year ended December 31, 2004, which will provide a greater potential dividend stream.

•       Shareholders receiving Series A Preferred Stock will have a 10% preference to the holders of common stock in the distribution of any dividend by the Company. Our board of directors, which will be elected by the holders of the common stock after the Reclassification, has the authority to declare future dividends on our common stock and Series A Preferred Stock. However, we have not historically declared or paid cash dividends, there is no guarantee that we will declare or pay such dividends in the future and dividends payable to preferred shareholders will not accumulate to future periods. On balance, we view this as a favorable term of the Series A Preferred Stock, despite its neutral effect as applied to our dividend history to date. See “—Market for Common Stock and Dividends” on page      for more information regarding our dividend policies.

•       The Series A Preferred Stock will automatically convert into shares of common stock upon a change in control of the Company, on the basis of one share of common stock for each share of Series A Preferred Stock (subject to antidilution protection), and thus holders of the Series A Preferred Stock will participate equally with the holders of common stock in any sale of the Company.

•       Holders of the Series A Preferred Stock will have a preference to holders of common stock upon any liquidation of the Company in an amount equal to the greater of the net book value of the Series A Preferred Stock, the amount to be paid to the common shareholders, or $7.75 for each share of Series A Preferred Stock.

•       Under Georgia law, the designations, rights, preferences and limitations of the Series A Preferred Stock cannot be changed without the approval of the holders of the Series A Preferred Stock voting as a separate group. However, see the discussion below under “Negative Effects” regarding our board’s authority to issue new classes or series of preferred stock or equity securities in the future that ranks senior to or on parity with the Series A Preferred Stock.

Negative Effects:

•       Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 4.77% from $7.75 on a historical basis to $7.38 on a pro forma basis as of September 30, 2005.

•       Holders of Series A Preferred Stock will be entitled to vote only upon a change in control of the Company, which generally is business combination resulting in the transfer of a majority of the outstanding common stock, or the acquisition of all or substantially all of the Company’s assets. Holders of Series A Preferred Stock will not be entitled to vote on the election of directors.

•       Our board of directors, which will be elected by the holders of the common stock after the Reclassification, may authorize the issuance of other classes or series of preferred stock or equity securities that rank senior to or on parity with the Series A Preferred Stock. As a result, the rights and preferences of the Series A Preferred Stock may be subordinate to the rights and preferences of any new class or series of preferred stock or equity securities issued in the future. Any new class or series of preferred stock or equity securities that ranks senior to or on parity with the Series A Preferred Stock would also be senior to our common stock.

•       The Series A Preferred Stock is subject to call by the Company at any time at a price equal to the greater of the book value of the Series A Preferred Stock, the fair market value of the Series A Preferred Stock, or the fair market value of our common stock.

Remaining Common Shareholders.   As to shares of our common stock that are not exchanged for Series A Preferred Stock in the Reclassification, shareholders will experience the following positive and negative effects:

Positive Effects:

•       Common shareholders will continue to exercise sole voting control over the Company, except with respect to a change in control of the Company.

•       Shareholders continuing to hold common stock after the Reclassification will have relatively increased voting control over the Company because the number of outstanding shares of common stock will be reduced.

Negative Effects:

•       Our common stock will rank junior in priority to the Series A Preferred Stock because holders of Series A Preferred Stock will have a 10% preference with respect to the distribution of any dividend by the Company and a preference upon any liquidation of the Company.

•       We anticipate the liquidity of the common stock will be reduced as a result of the Reclassification. The reduced liquidity may cause a decrease in the market value of our common stock. See “—Effect on Market for Shares” on page     for more information.

•       Because the registration statement covering the shares of common stock issuable under our stock incentive plan will no longer be current after the Reclassification, the resale of common stock obtained upon the exercise of stock options will be limited to private sales and may only be effected after a holding period that ensures the shares will not be redistributed publicly (typically one year).

Recommendation of the Board of Directors; Fairness of the Reclassification

The board believes that the Reclassification is substantively and procedurally fair to Georgia Bancshares’ unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification. The board also believes that the Reclassification is substantively and procedurally fair to unaffiliated shareholders who will retain their shares of common stock following the Reclassification. The board of directors, including those directors who are not employees of Georgia Bancshares, has approved the Reclassification and the Articles of Amendment, and the board recommends that the shareholders vote for approval of the Articles of Amendment, which will effect the Reclassification.

Each director and executive officer is deemed a “filing person” in connection with this transaction. As filing persons, they have each determined in their individual capacity that the Reclassification is substantively and procedurally fair to our unaffiliated shareholders in each of the constituencies described above. No individual filing person, however, is making any recommendation to shareholders as to how to vote. See “—Determination of Fairness by Georgia Bancshares Affiliates” on page 33 for information regarding the filing persons’ fairness determination.

All of our directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Articles of Amendment. Our directors and executive officers owned approximately 30.27% of the shares outstanding as of October 31, 2005, and if they had exercised all of their vested warrants and options, they would have owned 44.21% of the outstanding shares. Although the board as a whole recommends that the shareholders vote in favor of the Articles of Amendment for the reasons set forth in “—Reasons for the Reclassification” on page 14, no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

We considered a number of factors in determining to approve the Reclassification, including the effects described under “—Effects of the Reclassification on Georgia Bancshares” on page     , “—Effects of the Reclassification on Affiliates” on page     , and the relative advantages and disadvantages described under “—Reasons for the Reclassification” on page     and “—Effect of the Reclassification on Shareholders Generally” on page     . The board also reviewed the tax and pro forma financial effects of the Reclassification on Georgia Bancshares and its shareholders.

After the Reclassification, Georgia Bancshares’ common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the administrative expense we incur in connection with soliciting proxies for routine special meetings of shareholders. Management determined that the Reclassification would result in cost savings of approximately $240,000 per year.

Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as an SEC-registered company, Georgia Bancshares has not had an active, liquid trading market for its common stock and that its shareholders derive little relative benefit from its status as an SEC-registered company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

We considered alternatives to the proposed going-private transaction but ultimately approved the Reclassification proposal. Please read the discussion under “—Alternatives Considered” on page    for a description of these alternatives.

Substantive Fairness.   The board considered numerous factors, discussed below, in reaching its conclusions that the Reclassification and the Articles of Amendment are substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification and to our unaffiliated shareholders who will retain their shares of common stock. In reaching these conclusions, the board considered all of the factors as a whole and did not assign specific weights to particular factors:

Factors Affecting Shareholders Receiving Series A Preferred Stock and Shareholders Retaining Common Stock

•       Equity Interest in the Company. All shareholders will continue to hold an equity interest in the Company and will continue to have the opportunity to participate in any future growth and earnings, including any future sale or change in control of the Company. The board viewed this factor as supporting its determination of fairness because no shareholders will be forced to involuntarily liquidate their equity interest in the Company, as would be the case in a cash-out merger or a reverse stock split. See “—Alternatives Considered” on page     .

•       Earnings Per Share. Diluted earnings per share will not change from $.56 per share for the nine months ended September 30, 2005 or from $.55 per share for the year ended December 31, 2004 because the Series A Preferred shares will be considered common stock equivalents in the computation of diluted earnings per share. The board viewed the effect on diluted earnings per share as a factor, among others that supported its conclusion of fairness of the Reclassification because the Series A Preferred shareholders will continue to share in the earnings of the Company with the common shareholders. Basic earnings per share on a pro forma basis will increase from $.66 per share to $.70 per share for the nine months ended September 30, 2005, and will increase from $.63 per share to $.66 per share for the year ended December 31, 2004. Although the board noted basic earnings per share will increase, it did not consider that to be a material factor in determining fairness because earnings will not be available for distribution to the common shareholders unless the Series A shareholders first receive a 10% greater distribution. Therefore, the board believes diluted earnings per share is a more meaningful financial ratio because it includes outstanding shares of Series A Preferred Stock.

•       Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease approximately 4.77% from $7.75 on a historical basis to $7.38 on a pro forma basis as of September 30, 2005. The decrease in book value per common equivalent share is due to transaction costs of approximately $60,000. The board viewed the 4.77% decrease as nominal and believes the effect on book value supports its determination of fairness, especially because the decrease in book value affects both the shareholders receiving Series A Preferred Stock and those retaining common stock.

•       Tax Consequences. The board noted that the Reclassification should not result in a taxable event for shareholders receiving Series A Preferred Stock and would not result in a taxable event for shareholders retaining their shares of common stock. These tax consequences contributed to the board’s recommendation and conclusion as to the fairness of the Reclassification to unaffiliated shareholders who will receive Series A Preferred Stock and those who will retain their shares of common stock following the Reclassification. The board noted that if the transaction had been structured as a cash-out merger or a reverse stock split, it would have been a taxable event for those shareholders receiving cash. See “—Alternatives Considered” on page    and “—Federal Income Tax Consequences of the Reclassification” on page        for more information regarding the tax consequences of the Reclassification.

•  Loss of Benefits of SEC Registration of our Stock. After the reclassification, neither our common stock nor our preferred stock will be registered under the Securities Exchange Act. This will greatly reduce the amount of information that is publicly available about the Company, including detailed analyses by management of our financial results, current reports of significant corporate events, copies of material contracts involving the Company, and information as to executive and director compensation and stock ownership. It will also eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls and disclosure requirements relating to our audit committee, code of ethics and director nominations process. Additionally, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the provisions of Section 16, which allow the Company to recover profits realized by its insiders as a result of their trading in Company securities under certain circumstances. The board noted that while the loss of the benefits of SEC registration was, standing alone, a negative factor in its fairness determination, the fact that detailed financial data about the Company and the Bank would continue to be publicly available from the Federal Reserve Board and the FDIC after the reclassification provided an offsetting benefit.

Shareholders Receiving Series A Preferred Stock

In making its determination that the Reclassification was fair to shareholders receiving Series A Preferred Stock, the board considered the relative advantage and disadvantages of the following terms of the Series A Preferred Stock:

•       Liquidation Preference. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of the common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) an amount equal to the greater of the net book value of the Series A Preferred Stock, the amount to be paid to the common holders, or $7.75 per share. As a result, upon the liquidation or dissolution of the Company, the holders of the Series A Preferred Stock will be paid before any payment is made to the common shareholders. Although the board acknowledged that the  liquidation preference is not likely to affect shareholders in the near term, it nevertheless viewed it as a benefit to the shareholders receiving Series A Preferred Stock.

•       Dividend Preference. The holders of the Series A Preferred Stock will be entitled to a 10% preference in the distributions of dividends prior to the payment of any dividends to the holders of common stock. This dividend preference means that holders of Series A Preferred Stock will be entitled to receive a full payment of 110% of any dividend declared to the holders of common stock before the common shareholders are entitled to payment. We have not, however, historically declared or paid cash dividends, and there is no guarantee that we will declare or pay such dividends in the future. In addition, dividends payable on the Series A Preferred Stock will not accumulate to future periods. On balance, the board viewed the dividend preference as a favorable term of the to Series A Preferred Stock, despite its neutral effect as applied to our dividend history date.

•       Conversion to Common Stock on a Change in Control. Upon a change in control of the Company, the Series A Preferred Stock will convert automatically into shares of the Company’s common stock. Therefore, holders of the Series A Preferred Stock will participate in any value received as a result of any future sale of the Company at the same value per share as the holders of the common stock. Although a sale of the Company is not contemplated in the near future, the board viewed the conversion provision as a benefit to the shareholders receiving Series A Preferred Stock.

•       Limited Voting Rights. The holders of the Series A Preferred Stock will be entitled to vote only upon a proposed change in control of the Company. The holders of the Series A Preferred Stock will not be entitled to vote on the election of directors and will therefore have no influence on the future composition of the board of directors or senior management team of the Company. Furthermore, a change in control of the Company is not presently contemplated and may never occur. The board noted, however, that the shareholders receiving Series A Preferred Stock currently have limited influence on shareholder votes, because those shareholders hold an aggregate of approximately 5.28% of our outstanding common stock as of October 31, 2005. The board viewed the limited voting rights as a negative factor for the shareholders receiving Series A Preferred Stock.

•       Call Provision. The Series A Preferred Stock includes a call provision that allows the Company to repurchase the Series A Preferred Stock at any time at a purchase price per share equal to the greater of book value per share of the Series A Preferred Stock, as determined under generally accepted accounting principles, fair market value per share of the Series A Preferred Stock or fair market value of our common stock, determined in each case at the time the call right is exercised. Under the terms of the Series A Preferred Stock, fair market value is determined reasonably and in good faith by the Company’s board of directors and means the price that a third party would pay for the Series A Preferred Stock or common stock as of the applicable valuation date. To determine this price, the board will consider recent arms-length trading prices for the stock, the Company’s recent historical and prospective earnings per share, the Company’s business prospects generally, and other factors it deems relevant, and anticipates that it would seek the assistance of an independent financial advisor in making its determination.

    The board believes a call provision is necessary to provide the Company flexibility in the future to manage the size of its Series A Preferred Stock shareholder base and maintain its status as a non-SEC registered company. While the holders of the Series A Preferred Stock are not entitled to approve a repurchase by the Company, the Company will be required to pay no less than the fair market value per share of the Series A Preferred Stock or its common stock for any shares repurchase. The board therefore believes that holders of Series A Preferred Stock will receive a fair price, which will reflect any increase in value of the common stock, for any repurchased shares of Series A Preferred Stock. Additionally, the call provision provides for an appraisal procedure in the event that any holder of Series A Preferred Stock disagrees with the board’s determination of the fair market value of the Series A Preferred Stock or common stock. The board viewed the call provision as a negative factor for the shareholders receiving Series A Preferred Stock.

While the board viewed the limited voting rights and call provision as negative factors for the shareholders receiving Series A Preferred Stock, the board concluded that the overall terms of Series A Preferred Stock were fair to the shareholders receiving Series A Preferred Stock because the Series A Preferred Stock includes a liquidation preference and a 10% dividend preference to the common stock and a conversion provision and voting rights in the event of a change of control of the Company. Additionally, although shareholders receiving Series A Preferred Stock in the Reclassification will be required to surrender their shares of common stock involuntarily in exchange for the Series A Preferred Stock, the board believes that because the shares of Series A Preferred Stock are convertible into common stock upon a change in control, and are callable at a price per share equal to no less than the fair market value of the Series A Preferred Stock or common stock, these shareholders will have an opportunity to participate in any future growth and earnings of the Company.

Shareholders Retaining Shares of Common Stock:

•       Voting Rights. Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including but not limited to a proposed change in control of the Company and the election of directors. The board viewed these voting rights as a benefit to the shareholders retaining common stock.

•       Junior in Priority to Series A Preferred Stock. The Series A Preferred Stock will rank senior in priority to the common stock with respect to dividend rights and rights related to the liquidation or dissolution of the Company. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) an amount equal to the greater of the net book value of the Series A Preferred Stock, the amount to be paid to the common holders, or $7.75 per share. As a result, upon the liquidation or dissolution of the Company, the holders of Series A Preferred Stock will be entitled to payment before any payment is made to the holders of common stock. Additionally, the holders of Series A Preferred Stock will be entitled to a 10% preference in the distribution of dividends prior to the payment of any dividends to the holders of common stock. The board viewed the liquidation and dividend preference of the Series A Preferred Stock as a disadvantage to the shareholders retaining common stock.

The board believes the subordination of the common stock to the Series A Preferred Stock is fair to the shareholders retaining common stock because the common shareholders will continue to have unlimited voting rights.

Determination of Exchange Ratio

While the Series A Preferred Stock has limited voting rights and is subject to call, the board determined that a one-for-one exchange ratio is fair to the shareholders receiving Series A Preferred Stock and to the shareholders retaining their common stock because the Series A Preferred Stock converts to common stock on a change in control, is callable at no less than fair market value of the common stock and contains a dividend and liquidation preference to the common stock. This determination was made based on the board’s review of the relative rights and preferences of Series A Preferred Stock as compared to the common stock, and no quantitative analysis of the value of Series A Preferred Stock or common stock was considered. Specifically, the board weighed subjectively the collective advantages of the Series A Preferred Stock—the existence and amounts of the liquidation and dividend preferences, the existence of the conversion feature, the call price formula and the ability to vote on a change in control—against the relative advantages of the common stock, such as unlimited voting rights and the absence of a call provision, and determined that those rights were in balance. It also weighed subjectively the relative disadvantages of the two classes—the general lack of voting power and the existence of a call right in favor of the Company in the case of the Series A Preferred Stock and the subordination in terms of rank, dividends and liquidation preference in the case of the common stock, and determined that the relative drawbacks were also in balance. Finally, it considered the benefits that would be shared by the classes, such as voting and consideration payable upon a change in control and the ability to benefit from the expense savings of the Reclassification and share in future growth of the Company, and determined that these represented factors that would have the same immediate and long-term effect on the value of each class. As a result of these analyses, the board determined that the advantages and disadvantages of the terms of the Series A Preferred Stock were in balance compared to those of our common stock and that a one-for-one exchange ratio was therefore appropriate. The board believes the advantages and disadvantages of the terms of the Series A Preferred Stock are in balance compared to the rights related to our common stock and therefore determined no further quantitative analysis was necessary.

Although the Series A Preferred Stock has substantially different rights and preferences from our common stock, the board believes, from a financial point of view, that the value of the Series A Preferred

Stock is equivalent to our common stock. Because the board believes the value of the Series A Preferred Stock is equivalent to the value of the common stock, the actual cash value of the Series A Preferred Stock and the common stock is immaterial to the determination of the fairness of the Reclassification because the cash value of the Series A Preferred Stock and the common stock would be the same. Additionally, an appraisal of the Series A Preferred Stock was not necessary for tax purposes because the Company determined that the Reclassification should not be taxable to shareholders receiving Series A Preferred Stock or to shareholders retaining common stock. As a result, the board decided not to seek an independent valuation or appraisal of the Series A Preferred Stock or the common stock from a financial advisor.

In reaching its conclusion that the Reclassification and the Articles of Amendment are substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock and who will retain their shares of common stock, the board did not consider the current or historical market price of our common stock, our going concern value, or the liquidation value of our assets to be material for the reasons set forth above. Additionally, the board determined that the overall terms of the Series A Preferred Stock were fair to all of our unaffiliated shareholders.

The board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Reclassification as described in “—Background of the Reclassification” on page   , during the preceding two years for (1) the merger or consolidation of Georgia Bancshares into or with another person or entity; (2) the sale or other transfer of all or any substantial part of the assets of Georgia Bancshares; (3) a tender offer for any outstanding shares of Georgia Bancshares common stock; or (4) the election of directors to our board.

Procedural Fairness.   The board of directors, including those who are not employees of Georgia Bancshares, has unanimously approved the Reclassification and the Articles of Amendment and is seeking shareholder approval of the Reclassification contemplated by the Articles of Amendment. All of our affiliates, which includes all of our directors and executive officers, participated in the board discussions regarding pursuing a transaction designed to allow the Company to deregister its common stock. Each of our affiliates potentially has a conflict of interest with respect to the Reclassification because they are in a position to structure the Reclassification in a way that benefits the interests of the affiliates differently from the interests of the unaffiliated shareholders. As described under “—Effects of Reclassification on Affiliates” on page     , the Reclassification will have various positive effects on our affiliates that it will not have on unaffiliated shareholders. In particular, we anticipate that no shares of common stock held by our affiliates will be reclassified to Series A Preferred stock in the Reclassification. Since there will be fewer outstanding shares of common stock after the Reclassification, the affiliates will own a larger relative percentage of the outstanding common stock after the Reclassification, and the common stock will continue to have voting rights as compared to the Series A Preferred stock, which will have limited voting rights.

The vote of a majority of the votes entitled to be cast on the Articles of Amendment will be required to approve them. Approval by a majority of unaffiliated shareholders is not required. The board determined that any such voting requirement would usurp the power of the shareholders to consider and approve the Reclassification in accordance with Georgia law. The board also considered such a provision unnecessary in light of the fact that the provisions of the Articles of Amendment apply regardless of whether a shareholder is an affiliate. The board also noted that shareholders who wish to increase their record holdings in order to avoid the exchange of their Georgia Bancshares common stock for Series A Preferred Stock may do so by purchasing shares of Georgia Bancshares common stock from other shareholders prior to the effective time of the Reclassification or placing them in “street name” with a broker holding at least 1,500 shares. Conversely, shareholders who wish to receive Series A Preferred Stock but hold 1,500 or more shares of common stock may subdivide or sell their common stock before the Reclassification is effected.

Dissenters’ rights are not required under Georgia law and have not been voluntarily extended by the board. While this is a negative factor as to procedural fairness to all shareholders, the board determined that the other procedural protections described above, the substantive fairness of the transaction and the potential capital expenditure that could be required to satisfy a dissenter’s demand for cash payment supported the decision not to extend dissenters’ rights in the transaction.

No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reclassification or preparing a report covering its fairness was retained by Georgia Bancshares or by a majority of directors who are not employees of Georgia Bancshares. In addition, we have not made any provision in connection with the Reclassification to grant unaffiliated shareholders access to our corporate files, except as provided under the Georgia Code and our bylaws, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, the board determined that this proxy statement, together with Georgia Bancshares’ other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Articles of Amendment. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at Georgia Bancshares’ expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as Georgia Bancshares’ size and the cost of such procedures. While these procedures would provide additional procedural protections for shareholders, the board determined that they were not necessary to ensure the procedural fairness of the Reclassification because, in its view, the ability of the shareholders to vote on the transaction as a single class and the time and means afforded to them to obtain their desired consideration in the Reclassification were sufficient to support the board’s determination that the transaction is procedurally fair to each shareholder constituency.

After consideration of the factors described above, the board of directors has determined that the Articles of Amendment are procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at Georgia Bancshares’ expense, to Georgia Bancshares’ unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification. The board has also determined that the Articles of Amendment are procedurally fair to unaffiliated shareholders who will retain their shares of common stock because they are entitled to vote on the transaction and because they will have an opportunity to reduce or deconsolidate their holdings in order to receive Series A Preferred Stock if they so desire. Additionally, the board believes that the Articles of Amendment are substantively fair to these constituencies. Finally, the board has determined that the Articles of Amendment are substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that the Articles of Amendment do not distinguish between these groups.

Determination of Fairness by Georgia Bancshares Affiliates

Our affiliates consist of our directors and executive officers:

Arile C. Aukerman	Malcolm R. Godwin	Ira P. Shepherd, III
Joseph S. Black	W. Robert Hancock, Jr.	Eric K. Smith
Rick A. Duncan	Vincent M. Rossetti	Enrico A. Stanziale
C. Lynn Gable	Donnie H. Russell	James H. Webb, Jr.
Dale K. Geeslin	Thomas G. Sellmer

These affiliates are deemed to be “filing persons” for purposes of this transaction.

For each of our affiliates, their purpose and reasons for engaging in the Reclassification, alternatives considered and analyses regarding substantive and procedural fairness of the Reclassification to unaffiliated shareholders receiving Series A Preferred Stock in the Reclassification and to those retaining their shares of common stock were the same as those of the board of directors, and each of these affiliates adopted the analyses of the board of directors with respect to these issues. Based on these factors and analyses, each of our affiliates has concluded that the Reclassification is procedurally and substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Reclassification and to its unaffiliated shareholders who will retain their shares of common stock.

Federal Income Tax Consequences of the Reclassification

Presented below are the material federal income tax consequences of the Reclassification to:  (1) shareholders (including any affiliated shareholders) who will receive Series A Preferred Stock in the Reclassification, (2) shareholders (including any affiliated shareholders) who will retain shares of Georgia Bancshares common stock after the Reclassification and (3) Georgia Bancshares itself.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain shareholders in light of their particular circumstances. The discussion assumes that the Georgia Bancshares shareholders hold their shares of common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reclassification. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

•       financial institutions;

•       insurance companies;

•       tax-exempt organizations;

•       dealers in securities or currencies;

•       traders in securities that elect to mark-to-market;

•       persons that hold Georgia Bancshares common stock as part of a hedge, straddle or conversion transaction;

•       persons who are considered foreign persons for U.S. federal income tax purposes;

•       persons who acquired or acquire shares of Georgia Bancshares common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

•       persons who do not hold their shares of Georgia Bancshares common stock as a capital asset.

No ruling has been or will be obtained from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Reclassification. In addition, the IRS is not obligated to follow the tax consequences as described herein and may conclude that different tax consequences apply to a shareholder with respect to the exchange of his or her stock in the Reclassification.

Accordingly, we recommend that shareholders consult their own tax advisors as to the specific tax consequences of the Reclassification, including applicable federal, foreign, state and local tax consequences to them of the Reclassification in light of their own particular circumstances.

Federal Income Tax Consequences to Shareholders Receiving Series A Preferred Stock in the Reclassification.   The Reclassification will be treated as a “recapitalization,” which is considered a “tax-free” reorganization for federal income tax purposes. Accordingly, a shareholder who receives Series A Preferred Stock in the Reclassification should not recognize any gain or loss. Further, the shareholder’s basis in the Series A Preferred Stock should be the same as such shareholder’s basis in his or her common stock surrendered in the Reclassification and the period such shareholder is considered to have held the Series A Preferred Stock should include the period the shareholder held his Georgia Bancshares common stock surrendered in the Reclassification.

Although the Reclassification will be treated as a “tax-free” reorganization and the exchange of Series A Preferred Stock for common stock should not result in the recognition of gain or loss, no assurance can be given that the IRS will agree and/or will not challenge such characterization for federal income tax purposes. While ordinarily the receipt of stock, such as the Series A Preferred Stock, in a transaction such as the Reclassification would not result in a taxable transaction for federal income tax purposes, certain types of stock, such as “nonqualified preferred stock” may not be exchanged “tax-free” in a reorganization.

The term “nonqualified preferred stock” is “preferred stock” in which (1) the holder of such stock has the right to require the issuer (or a related person) to redeem or purchase the stock within 20 years of the date of issue of such stock, (2) the issuer (or a related person) is required to redeem or purchase such stock within 20 years of the date of issue of such stock, (3) the issuer (or a related person) has the right to redeem or purchase the stock within 20 years of the date of issue of such stock and, as of the issue date of such stock, it is more likely than not  that such right will be exercised, or (4) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or similar indices. Further, “preferred stock” means stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Stock shall not be treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation.

The Series A Preferred Stock should not be considered to be “preferred stock” for federal income tax purposes and therefore should not be considered “nonqualified preferred stock” because

•       the Series A Preferred Stock is entitled in all circumstances to dividends that are no less in amount than the amount of dividends to which Georgia Bancshares common stock is entitled;

•       the amount distributed with respect to a share of the Series A Preferred Stock in the event of a liquidation cannot be less than the amount distributed with respect to one share of Georgia Bancshares common stock; and

•       the amount paid on redemption of a share of Series A Preferred Stock is never less than the fair market value of one share of Georgia Bancshares common stock at the time of redemption.

Nevertheless, if the IRS were to successfully contend that the Series A Preferred Stock should be treated as “nonqualified preferred stock” for federal income tax purposes, the receipt of the Series A Preferred Stock would be treated the same as the receipt of cash in the Reclassification.

Federal Income Tax Consequences to Shareholders Who Do Not Receive Series A Preferred Stock in the Reclassification.   Affiliated and unaffiliated shareholders who remain common shareholders following the Reclassification will not recognize gain or loss as a result of the Reclassification. The Reclassification will not affect the adjusted tax basis or holding period of any shares of Georgia Bancshares common stock that a shareholder continues to own after the Reclassification.

Federal Income Tax Consequences to Georgia Bancshares and The Bank of Georgia.   Neither Georgia Bancshares nor The Bank of Georgia will recognize gain or loss for U.S. federal income tax purposes as a result of the Reclassification.

Backup Withholding.   Non-corporate shareholders of Georgia Bancshares may be subject to backup withholding at a rate of 28% on cash payments received in the Reclassification. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Reclassification. Thus, shareholders are urged to consult their own tax advisors as to their specific tax consequences of the Reclassification, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Pro Forma Effect of the Reclassification

The following selected pro forma financial data illustrates the pro forma effect of the Reclassification on Georgia Bancshares’ financial statements as of September 30, 2005, for the nine months ended September 30, 2005, and for the year ended December 31, 2004. Management has prepared this information based on its estimate that 157,109 shares of Georgia Bancshares common stock will be reclassified into 157,109 shares of Series A Preferred Stock in the Reclassification and that the transaction expenses related to the Reclassification will be $60,000. Please see “Pro Forma Consolidated Financial Information” beginning on page      for the complete pro forma financial information relating to this transaction.

Selected Pro Forma Consolidated Financial Data

(In thousands except per share data)	As of and for the nine months ended September 30, 2005	As of and for the year ended December 31, 2004
Net interest income	$7,884	$9,265
Provision for loan losses	290	585
Other income	1,075	682
Other expense	5,849	6,627
Income tax expense	857	889
Net income	$1,964	1,846
PER COMMON SHARE
Basic earnings per share	$0.70	0.66
Diluted earnings per share	0.56	0.55
Book value	$7.38	6.64
AT PERIOD END
Assets	$269,832	249,490
Shareholders’ equity	$23,009	21,046
Common shares outstanding	2,819,923	2,815,704
Series A Preferred shares outstanding	157,109	157,109
Weighted average shares outstanding	2,972,944	2,940,832

INFORMATION REGARDING THE
SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Meeting

We are soliciting proxies through this proxy statement for use at the special meeting of Georgia Bancshares shareholders. The special meeting will be held at      :      a.m./p.m. on                    , 2005, at our main office at 100 Westpark Drive, Peachtree City, Georgia 30269.

Record Date and Mailing Date

The close of business on                    , 2005 is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about                      , 2005.

Number of Shares Outstanding

As of the close of business on the record date, Georgia Bancshares had 10,000,000 shares of common stock, no par value, authorized, of which 2,977,032 shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

Proposal to be Considered

Shareholders will be asked to vote on the Articles of Amendment, which provide for the Reclassification of each share of Georgia Bancshares common stock held by record holders of fewer than 1,500 shares of Georgia Bancshares common stock into one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. The terms of the Articles of Amendment and the Reclassification are described beginning on page     . The full text of the Articles of Amendment is set forth in Appendix A to the enclosed proxy statement, and the terms of the Series A Preferred Stock are contained in Appendix B. The Reclassification is designed to reduce Georgia Bancshares’ number of shareholders of record to below 300.

Dissenters’ Rights

Shareholders are not entitled to dissenters’ rights in connection with the Articles of Amendment.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of the Articles of Amendment and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

You can revoke your proxy at any time before it is voted by delivering to Georgia Bancshares’ Corporate Secretary, 100 Westpark Drive, Peachtree City, Georgia 30269, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of Georgia Bancshares common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Approval of the Articles of Amendment requires the affirmative vote of a majority of the votes entitled to be cast. On October 31, 2005, Georgia Bancshares’ directors and executive officers owned approximately 901,206 shares, representing approximately 30.27% of the outstanding shares of common stock as of that date, and if they had exercised all of their vested options and warrants, they would have owned 44.21% of the outstanding shares. Every director and executive officer has indicated that he intends to vote his or her shares in favor of the Articles of Amendment.

Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than voted against the matter.

Abstentions.   A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the 2,977,032 shares outstanding as of the record date, a quorum will consist of 1,488,517 shares represented either in person or by proxy. This also represents the minimum number of votes required to be cast in favor of the Articles of Amendment in order to approve them. Assuming only the minimum number of shares necessary to constitute a quorum are present in person or by proxy at the special meeting, and assuming one of those shares is subject to a proxy marked as an abstention, the proposal to approve the Articles of Amendment would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against approval of the Articles of Amendment, even though it would not be counted in the voting tally as such. Abstentions will not affect the outcome of any other proposal because only a majority of the votes actually cast must be voted in favor of such a proposal.

Broker Non-Votes.   Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in his or her own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in their own discretion with respect to the proposal to approve the Articles of Amendment. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the approval of the Articles of Amendment but will not affect the outcome of the election of directors or of any other proposal properly brought before the meeting.

Solicitation of Proxies

Proxies are being solicited by our board of directors, and Georgia Bancshares pays all costs for such solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation materials to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL 1:  APPROVAL OF THE ARTICLES OF AMENDMENT

Description of the Articles of Amendment

Georgia Bancshares, Inc..   Georgia Bancshares was incorporated in Georgia in December 2000, and became the bank holding company for The Bank of Georgia, a Georgia banking corporation, through a share exchange on May 18, 2001. The Bank of Georgia began general banking business in Peachtree City, Georgia in February 2000. As of September 30, 2005, Georgia Bancshares had $270 million in consolidated assets, $228 million in deposits and $23 million in shareholders’ equity.

Structure of the Reclassification.   The Articles of Amendment provide for the Reclassification of Georgia Bancshares common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders owning fewer than 1,500 shares of Georgia Bancshares common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. All other shares will remain outstanding and will be unaffected by the Reclassification.

Determination of Shares “Held of Record.”   Shareholders who are the record holders of fewer than 1,500 shares of Georgia Bancshares common stock  will receive one share of Series A Preferred Stock for each share of Georgia Bancshares common stock they own on the effective date of the Reclassification. A record holder of 1,500 or more shares will be unaffected. Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, our Articles of Amendment are based on the number of shares held of record without regard to the ultimate control of the shares.

A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates (individually, as a joint tenant with someone else, as trustee, and in an IRA), those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.

As a result, a single shareholder with 1,500 or more shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold fewer than 1,500 shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing 1,500 or more shares, or acquire additional shares in the market prior to the effective date of the Reclassification, or place all of the shares into a “street name” account with a holder holding at least 1,500 shares.

Effect on Outstanding Stock Options.   The holders of outstanding stock options issued by Georgia Bancshares will continue to hold those securities. The terms of the options will not be affected by the Reclassification.

Legal Effectiveness.   As soon as practicable after shareholder approval, we will file the Articles of Amendment with the Georgia Secretary of State and will send a Letter of Transmittal to all record holders of Georgia Bancshares common stock who are entitled to receive Series A Preferred Stock in the Reclassification directing them to submit their common stock certificates for exchange. The Reclassification will be effective upon the filing of the Articles of Amendment with the Georgia Secretary of State. We anticipate that this will occur at or around December 31, 2005.

On the effective date of the Reclassification, each shareholder who owns fewer than 1,500 shares of record immediately prior to the Reclassification will not have any rights as a Georgia Bancshares common shareholder and will instead have the rights of a Series A Preferred shareholder.

Exchange of Stock Certificates for Series A Preferred Stock.   The Letter of Transmittal will provide the means by which shareholders will surrender their Georgia Bancshares common stock certificates and obtain the Series A Preferred Stock certificates to which they are entitled. If certificates evidencing

Georgia Bancshares common stock have been lost or destroyed, Georgia Bancshares may, in its sole discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Georgia Bancshares in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying Georgia Bancshares and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact Georgia Bancshares as soon as possible. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reclassification becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their common stock certificates for Series A Preferred Stock certificates in the Reclassification. Georgia Bancshares will bear these costs.

The Letter of Transmittal will be sent to shareholders promptly after the effective date of the Reclassification. Do not send in your common stock certificates until you have received the Letter of Transmittal. Assuming you submit your common stock certificates promptly thereafter, we expect that you will receive your Series A Preferred Stock certificates approximately four weeks after the effective date of the Reclassification.

Conditions and Regulatory Approvals.   Aside from shareholder approval of the Articles of Amendment, the Reclassification is not subject to any conditions or regulatory approvals.

Termination of Securities Exchange Act Registration.   Our common stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that Georgia Bancshares has fewer than 300 shareholders of record. Upon the completion of the Reclassification, Georgia Bancshares will have approximately 210 common shareholders of record. We intend to apply for termination of the registration of Georgia Bancshares’ common stock under the Securities Exchange Act as promptly as possible after the effective date of the Reclassification.

Termination of registration under the Securities Exchange Act will substantially reduce the information we are required to furnish to our shareholders and to the SEC, and would make some provisions of the Securities Exchange Act no longer applicable to us (e.g., the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a), and required compliance with the Sarbanes-Oxley Act). Furthermore, Georgia Bancshares’ affiliates will be deprived of the ability to dispose of their Georgia Bancshares common stock under Rule 144 promulgated under the Securities Act of 1933 unless the Company elects to provide current public information about itself to the investing public.

We estimate that termination of registration of Georgia Bancshares common stock under the Securities Exchange Act will save the Company approximately $240,000 per year in legal and accounting fees, printing costs, management time and other expenses. See “Special Factors—Effects of the Reclassification on Georgia Bancshares” on page     .

Source of Funds and Expenses

Georgia Bancshares will pay all of the expenses related to the Reclassification. We estimate these expenses will be as follows:

SEC filing fees	$500
Legal fees	40,000
Printing and mailing costs	18,000
Miscellaneous	1,500
Total	$60,000

Georgia Bancshares intends to finance the expenses related to the Reclassification with existing working capital.

Dissenters’ Rights

Dissenters’ rights are not available for the Reclassification.

INFORMATION ABOUT GEORGIA BANCSHARES AND ITS AFFILIATES

Overview

Georgia Bancshares was incorporated in Georgia in December, 2000 and became the bank holding company for The Bank of Georgia, a Georgia banking corporation, through a share exchange on May 18, 2001. The Bank of Georgia began general banking business in Fayetteville, Georgia on February 18, 2000. As of September 30, 2005, Georgia Bancshares had $270 million in consolidated assets, $228 million in deposits and $23 million in shareholders’ equity.

Directors and Executive Officers

Set forth below is certain information about our directors and executive officers. Each director is also a director is also a director of our subsidiary, The Bank of Georgia.

Arlie C. Aukerman, 83, Class I director since our formation in 2001, was the chairman and president of A.C. Aukerman Company, a construction firm located in Lovejoy, Georgia from 1950 until his retirement in 1993. He was a director of Fayette County Bank from 1989 until 1999. Mr. Aukerman has been a director of The Bank of Georgia since 1999.

Joseph S. Black, 57, Class I director since our formation in 2001, serves as the vice chairman of the board of the bank and our company. Mr. Black was the president and chief executive officer of Pathway Communities, Inc. (formerly Peachtree Development Corporation), a real estate development company located in Peachtree City, Georgia for 25 years (1979-2004) and retired at year end 2004. He has started a new real estate development company, Development South Corp. Mr. Black formerly served as a director and secretary of Fayette County Bank from 1989 until 1999. Mr. Black is a 1969 graduate of North Carolina State University. He serves his community through his involvement as an executive board member of the Flint River Boy Scouts Council, and a life member of the Fayette County Chamber of Commerce. Mr. Black has been a director of The Bank of Georgia since 1999.

Rick A. Duncan, 52, Class I director since our formation in 2001, serves as our senior loan officer and one of our executive vice presidents of the bank. Mr. Duncan has 25 years of banking experience in lending and credit administration. Mr. Duncan began his career with The Citizens & Southern National Bank of Clayton County in 1978, and he subsequently served as vice president and commercial loan officer with Tara State Bank in Riverdale, Georgia from 1983 to 1995. In 1995, Mr. Duncan joined Fayette County Bank in Peachtree City, Georgia where he served as senior vice president/senior lender and as a director until May 1999, when he left to join The Bank of Georgia. Mr. Duncan received a B.A. degree in 1975 from West Georgia College and is a graduate of the School of Banking of the South (LSU). Mr. Duncan has been a director of The Bank of Georgia since 1999.

C. Lynn Gable, 52, joined the bank as senior vice president and chief financial officer in October 2003. Prior to joining The Bank of Georgia, he served as senior vice president and chief financial officer of Community First Bank in Carrollton, Georgia from 1997 until it was acquired by Branch Bank &Trust in July 2002. Mr. Gable operated his own financial consulting firm prior to joining Community First Bank in 1997. Mr. Gable received a B.B.A. degree in 1975 and a M.B.A. degree in 1981 from West Georgia College. He also holds a Master of Strategic Studies degree from the U.S. Army War College. He is a 2003 graduate of The Graduate School of Banking at LSU. Mr. Gable has served over 33 years as a member of the Army National Guard and currently holds the rank of brigadier general.

Dale K. Geeslin, 48, Class I director since our formation in 2001, serves as our secretary. Mr. Geeslin is a partner in the certified public accounting firm of Tidwell Dewitt, LLC. Mr. Geeslin graduated from Auburn University in 1981 with a BSBA in accounting. He has served as Finance and Personnel Committee Chairman of the First Baptist Church of Peachtree City and Chairman of the Peer Review

Executive Committee of the Georgia Society of CPA’s. Mr. Geeslin has been a director of The Bank of Georgia since 1999.

Malcolm R. Godwin, 49, Class II director since our formation in 2001, serves as one of our executive vice presidents and the chief operating officer of the bank. Mr. Godwin most recently served as the executive vice president and as a director of Fayette County Bank in Peachtree City, Georgia from 1995 until his resignation in February 1999, when he left to join The Bank of Georgia. Mr. Godwin previously served as the senior vice president and senior lending officer of Peachtree National Bank from 1989 until 1995 and as vice president of Wachovia Bank in Atlanta, Georgia from 1981 until 1989. He graduated from Georgia State University in 1977 and The Graduate School of Banking at LSU in 1993. Mr. Godwin has served as a member of the Tyrone Development Authority and Zoning and Planning Commission. Mr. Godwin has been a director of The Bank of Georgia since 1999.

William R. Hancock, Jr., 48, Class II director since our formation in 2001, has been a partner in the law firm of Glover & Davis, P.A., in Peachtree City, Georgia since 1990, and a partner in F&H Investment Company, a Peachtree City real estate firm, since 1997. Mr. Hancock served on the advisory board of First Union National Bank from 1995 until 1999. He graduated from the Furman University in l978 and the University of Georgia School of Law in 1981. Mr. Hancock served as the Chairman of the City of Newnan Development Authority and is a member of the board of directors of Newnan Hospital. Mr. Hancock has been a director of The Bank of Georgia since 1999.

Vincent M. Rossetti, 52, Class II director since our formation in 2001, is the president of Ravin Homes, Inc., a residential home building company in Peachtree City, Georgia where he has been employed since 1982. Mr. Rossetti is also the manager of MiRome, LLC, a real estate company that owns and manages office buildings. He graduated from Towson State University in 1977 with a degree in business/economics. Mr. Rossetti served on the Board of Trustees of Peachtree Regional Hospital and was President of the Midwest Georgia Homebuilders Association. He currently volunteers as a member of the board of directors of the Fayette County Family YMCA. Mr. Rossetti has been a director of The Bank of Georgia since 1999.

Donnie H. Russell, 61, Class II director since our formation in 2001, has been the owner and president of Parham Industries, Inc., a manufactured housing sales company, since 1968. He has been very active in the community banking market. He was an organizer and director of both Fayette County Bank in Peachtree City and Commerce Bank in Atlanta, Georgia. Mr. Russell graduated from Auburn University in 1967. Mr. Russell has been a director of The Bank of Georgia since 1999.

Thomas G. Sellmer, 54, Class III director since our formation in 2001, has been the owner of Sellmer Property Management, a real estate management and investment company, since its formation in 1993. Mr. Sellmer is also involved in numerous real estate ventures throughout Fayette County. He was the vice president of Southern Screen & Embroidery, Inc. prior to starting Sellmer Property Management. Mr. Sellmer graduated from the University of Tennessee in 1972. Mr. Sellmer has been a director of The Bank of Georgia since 1999.

Ira “Pat” Shepherd, III, 57, Class III director since our formation in 2001, serves as our chief executive officer and president. Mr. Shepherd has over 30 years of experience in the financial services industry and was most recently employed as the chief executive officer and president of RegionsBank/Fayette County and its predecessor, Fayette County Bank in Peachtree City, Georgia from 1989 until 1999 when he left to join our bank. He served as the vice president and senior lending officer for Peachtree National Bank from 1986 until 1989 and as the vice president of First National Bank of Newnan from 1970 until 1986. Mr. Shepherd received his B.B.A. degree in banking and finance from the University of Georgia in 1970 and graduated from the Louisiana State University graduate school of banking in 1990. Mr. Shepherd was the State Treasurer of Georgia Ducks Unlimited and currently serves as the Secretary/Treasurer of the Fayette County Ducks Unlimited. Mr. Shepherd has been a director of The Bank of Georgia since 1999.

Eric K. Smith, 38, has served as a senior vice president of our bank since March 2001. Prior to joining The Bank of Georgia, he served as a vice-president commercial lending with Branch Bank & Trust, in Newnan, Georgia from July 2000 until joining the bank and as senior loan originator with First Citizens Bank, FSB, in Newnan, Georgia from 1987 until First Citizens was acquired by Branch Bank & Trust in July 2000. Mr. Smith graduated from Georgia State University in 1995 with a B.A., in Marketing and graduated from The Graduate School of Banking at Louisiana State University in 2004. Mr. Smith is an associate director for the Midwest Georgia Homebuilders Association.

Enrico A. Stanziale, 64, Class III director and chairman of the board since our formation in 2001, is the former owner and president of Amacor, Inc., a manufacturer of chemical resistant coatings. Mr. Stanziale retired from Amacor in 2000 after operating the company since its formation in 1992. Mr. Stanziale was the chairman of Fayette County Bank from 1989 until 1997. He attended Fairleigh Dickinson University from 1959 until 1964. Mr. Stanziale has been a director of The Bank of Georgia since 1999.

James H. Webb, Jr., 58, Class III director since our formation in 2001, has been a senior partner for the law firm of Webb, Lindsey, & Wade, LLC in Peachtree City, Georgia since 1992. Mr. Webb is active in the community and is a part owner of several different businesses. He graduated from Georgia State University in 1971 and the University of Georgia School of Law in 1977. Mr. Webb has served as the president of the Fayette County Chamber of Commerce, the state chairman of Lawyers for Dole, first vice-chairman of the Sixth District Republican Party, chairman of the International Society, and general counsel for the Sixth District Republican Party. He has volunteered as the fund-raising campaign chairman of the Boy Scouts of America, chairman of the Fayette County cystic fibrosis campaign, and as a member of the governor’s task force on DUI. He currently is a board member of the Fayette Community Foundation. Mr. Webb has been a director of The Bank of Georgia since 1999.

Stock Ownership by Affiliates

The following table sets forth the number and the percentage ownership of shares of Georgia Bancshares common stock beneficially owned by each director, executive officer, and 5% shareholder of Georgia Bancshares and by all directors and executive officers as a group as of October 31, 2005.

The table also sets forth the number and approximate percentage of shares of Georgia Bancshares common stock that the persons named in the table would beneficially own after the effective date of the Reclassification on a pro forma basis, assuming 157,109 shares are exchanged for Series A Preferred Stock in the Reclassification and there are no changes in the named person’s ownership between October 31, 2005 and the effective date of the Reclassification.

Name	Number of Shares Beneficially Owned(1)		Percentage of Total Before Reclassification(2)	Percentage of Total After Reclassification(2)
Directors:
Arlie C. Aukerman	190,112		6.39%	6.75%
Joseph S. Black	133,922	(3)	4.40%	4.64%
Rick A. Duncan	168,501	(4)	5.48%	5.77%
Dale K. Geeslin	59,222	(5)	1.97%	2.08%
Malcolm R. Godwin	174,331	(6)	5.67%	5.97%
W. Robert Hancock, Jr.	64,845	(7)	2.16%	2.28%
Vincent M. Rossetti	154,685	(8)	5.10%	5.37%
Donnie H. Russell	123,075	(9)	4.05%	4.28%
Thomas G. Sellmer	170,507	(10)	5.58%	5.88%
Ira Pat Shepherd, III	119,541	(11)	3.91%	4.12%
Enrico A. Stanziale	117,412	(12)	3.87%	4.08%
James H. Webb, Jr.	82,073	(13)	2.72%	2.87%
Executive Officers who are not Directors
C. Lynn Gable	37,240	(14)	1.25%	1.32%
Eric K. Smith	49,570	(15)	1.65%	1.74%
All Directors and Executive Officers as a Group (14 persons)	1,645,033		44.21%	46.16%

(1)          Includes shares for which the named person

•                    has sole voting and investment power,

•                    has shared voting and investment power with a spouse or other person,

•                    holds in an IRA or other retirement plan program, unless otherwise indicated in the footnotes,

•                    has the right to acquire within 60 days.

(2)          Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

(3)          Includes 68,359 shares subject to exercisable options and warrants.

(4)          Includes 98,757 shares subject to exercisable options and warrants.

(5)          Includes 29,299 shares subject to exercisable options and warrants.

(6)          Includes 99,842 shares subject to exercisable options and warrants.

(7)          Includes 29,297 shares subject to exercisable options and warrants.

(8)          Includes 58,594 shares subject to exercisable options and warrants.

(9)          Includes 58,594 shares subject to exercisable options and warrants.

(10)   Includes 81,250 shares subject to exercisable options and warrants.

(11)   Includes 79,228 shares subject to exercisable options and warrants.

(12)   Includes 58,594 shares subject to exercisable options and warrants.

(13)   Includes 41,037 shares subject to exercisable options and warrants.

(14)   Includes 10,000 shares subject to exercisable options and warrants.

(15)   Includes 30,976 shares subject to exercisable options and warrants.

Recent Affiliate Transactions in Georgia Bancshares Stock

The following table shows all transactions in Georgia Bancshares common stock for which consideration was paid involving Georgia Bancshares and its executive officers, directors and affiliates during the past two years or because becoming an affiliate, whichever is later. During the past two years, Georgia Bancshares has not repurchased any shares of its common stock. Unless otherwise indicated, all transactions were effected on the open market.

Name	Date	Number of Shares	Price Per share	Where/How Effected
Arlie C. Aukerman	11/30/04	32,552	$5.12	Exercised Warrants
	1/06/04	3,300	$15.00	Sale
	12/23/03	1,700	$15.00	Sale
	11/5/03	200	$16.00	Sale
Joseph S. Black	11/12/03	667	$15.50	Gift
	9/12/03	180	$16.80	Sale
	9/12/03	200	$16.80	Sale
	9/10/03	500	$16.80	Sale
	8/22/03	375	$16.80	Sale
	7/24/03	200	$21.50	Sale
	7/24/03	500	$21.50	Sale
Rick A. Duncan	9/28/05	200	$14.25	Purchase
	9/26/05	200	$14.50	Purchase
	9/13/05	2,000	$14.80	Purchase
	9/12/05	2,000	$14.80	Purchase
	8/10/05	500	$14.00	Purchase
C. Lynn Gable	9/30/05	2,520	$14.05	Purchase
	8/10/05	500	$14.00	Purchase
	3/30/05	1,952	$15.83	Purchase
	2/16/05	12,436	$16.25	Purchase
	1/10/05	156	$15.00	Purchase
	8/12/04	3,050	$12.75	Purchase
	12/18/03	5,387	$14.95	Purchase

Malcolm R. Godwin	9/13/05	2,000	$14.80	Purchase
	9/12/05	2,000	$14.80	Purchase
	9/07/05	500	$14.85	Purchase
	9/01/05	1,000	$15.10	Purchase
	8/10/05	200	$14.25	Purchase
	8/10/05	500	$14.00	Purchase
	8/09/05	500	$14.50	Purchase
	12/21/04	200	$15.00	Gift
	8/20/04	750	$12.75	Purchase
	8/20/04	900	$12.75	Purchase
	10/27/03	500	$16.00	Gift
Clyde A. McArthur	9/15/03	1,783	$8.00	Cashless Exercise of Options
	9/15/03	839	$17.00	Cashless Exercise of Options
	8/8/03	4,500	$6.75	Cashless Exercise of Options
	8/8/03	1,500	$20.25	Cashless Exercise of Options
Thomas G. Sellmer	10/27/05	850	$14.00	Purchase
	9/29/05	1,500	$14.00	Purchase
	9/28/05	500	$14.00	Purchase
	9/22/05	1,625	$16.00	Purchase
	9/12/05	800	$14.80	Purchase
	9/08/05	200	$14.80	Purchase
	3/09/05	300	$16.00	Purchase
	1/11/05	300	$14.00	Purchase
	12/20/04	312	$13.50	Purchase
	11/29/04	1,000	$15.50	Purchase
Eric K. Smith	9/16/03	625	$16.00	Sale
Enrico A. Stanziale	8/16/04	100	$12.90	Purchase

Related Party Transactions

From time to time our directors, officers and their affiliates, including members of their families or businesses and other organizations with which they are associated, may have banking transactions in the ordinary course of business with The Bank of Georgia. The Bank of Georgia’s policy is that any loans or other transactions with those persons or entities (a) are made in accordance with applicable law and The Bank of Georgia’s lending policies; (b) are made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing; and (c) do not involve more than the normal risk of collectibility or present other unfavorable features to the Company and The Bank of Georgia. In addition, all future transactions with our directors, officers and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of our directors, including a majority of the directors who do not have an interest in the transaction.

Market for Common Stock and Dividends

The following table shows the quarterly high and low trading prices and cash dividends for the Georgia Bancshares common stock for the periods indicated. There is not an organized trading market for our common stock, and we do not expect that an active market for the common stock or Series A

Preferred Stock will develop after the Reclassification. The common stock is currently traded on the Over-the-Counter Bulletin Board. We will not take any steps to cause the shares of Georgia Bancshares common stock or Series A Preferred Stock to become eligible for trading on an exchange or automated quotation system after the Reorganization, and we will not be required to file reports under the Securities Exchange Act

	Quarter	High ($)	Low ($)	Dividend
2005	Fourth (through Nov. 11, 2005)	$14.20	$13.75	—
	Third	17.75	14.00	—
	Second	18.49	15.61	—
	First	16.57	14.00	—
2004
	Fourth	16.00	12.75	—
	Third	13.05	12.35	—
	Second	14.00	12.15	—
	First	15.25	14.00	—
2003
	Fourth	16.00	15.00	—
	Third	17.21	14.20	—
	Second	14.00	12.00	—
	First	15.20	10.80	—

Description of Capital Stock

The authorized capital stock of Georgia Bancshares, Inc. consists of 10,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value per share. As of the record date, 2,977,032 shares of Georgia Bancshares common stock were issued and outstanding and were held of record by approximately 450 shareholders. We estimate the number of shares of Georgia Bancshares common stock outstanding after the Reclassification will be approximately 2,819,923 shares. As of the record date, no shares of Georgia Bancshares preferred stock were issued or outstanding. We estimate that the number of shares of Georgia Bancshares Series A Preferred Stock outstanding after the Reclassification will be approximately 157,109 shares. The exact number of shares of common stock and Series A Preferred Stock outstanding after the Reclassification will depend on the number of shares of common stock that are reclassified into Series A Preferred Stock. The following summary describes the material terms of Georgia Bancshares, Inc.’s capital stock.

Common Stock.   All holders of Georgia Bancshares common stock are entitled to share equally in dividends from funds legally available therefor when, as, and if declared by the board of directors, and upon liquidation or dissolution of Georgia Bancshares, whether voluntary or involuntary, to share equally in all assets of Georgia Bancshares available for distribution to the common shareholders. Georgia Bancshares may pay dividends in cash, property or shares of common stock, unless Georgia Bancshares is insolvent or the dividend payment would render it insolvent. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders. Holders of our common stock do not have any preemptive right to acquire authorized but unissued capital stock of Georgia Bancshares. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. Generally, we may issue additional shares of Georgia Bancshares common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property.

Preferred Stock.   Our articles of incorporation authorize us to issue up to 10,000,000 shares of preferred stock and provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

Our board has designated 5,000,000 shares of our authorized preferred stock as Series A Preferred Stock with the rights and limitations described below under “Terms of the Series A Preferred Stock to be Issued in the Reclassification” and reproduced in full in Appendix B. These shares of Series A Preferred Stock will be issued to record holders of fewer than 1,500 shares of our common stock in the Reclassification. As to the remaining shares of authorized Series A Preferred Stock that will not be issued in this transaction, our board of directors has the authority, without approval of our shareholders, to authorize from time to time the issuance of such stock. Because our board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to holders of any series preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of Series A Preferred Stock to be issued in the Reclassification. Although our board of directors has no intention of doing so at the present time, it could cause the issuance of additional shares of stock, which could discourage an acquisition attempt or other transactions that some or a majority of the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Terms of the Series A Preferred Stock to be Issued in the Reclassification

General.   The shares of Series A Preferred Stock to be issued in the Reclassification will be fully paid and nonassessable shares of stock.

Rank.   The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks senior to the common stock and to all other classes and series of equity securities of the Company, other than any classes or series of equity securities that the Company subsequently issues ranking on a parity with, or senior to the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding-up of the Company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the board of directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

Dividend Rights.   Holders of Series A Preferred Stock are entitled to a 10% preference in the distribution of dividends, when and if declared and paid by Georgia Bancshares, so that holders of the Series A Preferred shares are entitled to receive dividends in an amount not less than 110% of that paid on common shares prior to the receipt of dividends by the holders of common stock. For example, if Georgia Bancshares declared a dividend of $.10 per share payable to the holders of its common stock, the holders of the Series A Preferred Stock would be entitled to receive a dividend of $.11 per share before any dividends were paid to the holders of the common stock. Georgia Bancshares is not required to pay any dividends on the Series A Preferred Stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Georgia Bancshares will not accumulate to future periods and will not represent a contingent liability of Georgia Bancshares.

Perpetual Stock.   The Series A Preferred Stock is perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

Voting Rights.   Unlike the common stock, the Series A Preferred Stock will not having voting rights except under limited circumstances. Except as otherwise provided by law, holders of Series A Preferred Stock are entitled to vote only upon proposals for (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii)  an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets (a “Change in Control”). For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of Georgia Bancshares. When voting on a proposed Change in Control, the holders of Series A Preferred Stock will vote together with the holders of common stock and not as a separate class.

Conversion Rights.   The shares of Series A Preferred Stock convert automatically to shares of common stock immediately prior to the consummation of a Change in Control, with each share of Series A Preferred Stock convertible into one share of common stock, subject to the antidilution adjustment described below.

Liquidation Rights.   Holders of Series A Preferred Stock are entitled to a preference in the distribution of assets of Georgia Bancshares in the event of any liquidation, dissolution or winding-up of Georgia Bancshares, whether voluntary or involuntary, equal to the greater of the book value per share, the amount per share to be paid to common shareholders, or $7.75 per share.

Preemptive Rights.   Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of Georgia Bancshares that may be issued in the future.

Antidilution Adjustments.   If the number of our outstanding shares of common stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board of directors in the number and relative terms of the Series A Preferred Stock.

Redemption Rights.   Holders of Series A Preferred Stock have no right to require that Georgia Bancshares redeem their shares.

Call Rights.   Georgia Bancshares has the right to repurchase all or any part of the Series A Preferred Stock at any time at a purchase price per share equal to the greater of the book value per share of the Series A Preferred Stock, as determined under generally accepted accounting principles, fair market value per share of the Series A Preferred Stock or fair market value per share of our common stock. “Fair market value” is determined reasonably and in good faith by the Company’s board of directors, and means the price a third party would pay for the Series A Preferred Stock or common stock as of the applicable valuation date on a per-share basis. If any holder of Series A Preferred Stock (the “Dissenting Holder”) does not agree with the fair market value per share of the Series A Preferred Stock or the common stock as determined by the board of directors, the Dissenting Holder may provide written notice of such disagreement to the Company within ten (10) days of the date on which the notice of the repurchase was delivered to the Dissenting Holder. Within 30 days after the timely receipt of such notice from a Dissenting Holder, the Company will engage a qualified, independent appraiser (the “Appraiser”) experienced in appraising companies similar to Georgia Bancshares and reasonably acceptable to the Dissenting Holder, to determine the fair market value per share. The Company and the Dissenting Holder must supply all information necessary to allow the Appraiser to perform the appraisal, and the Appraiser will be instructed to use its best efforts to complete the appraisal within 30 days. The fair market value per share determined by the Appraiser will, absent fraud, be final and binding upon all parties to the particular transaction. Upon the completion of the appraisal, the Appraiser will provide the Company and the other parties instituting the appraisal procedures a written determination of the fair market value per share. All costs associated with such an appraisal will be borne equally by the Dissenting Holder and the Company.

Shareholder Communications

Shareholder Proposals.   If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2006 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 16, 2005. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

Our bylaws provide that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must be delivered between 30 and 60 days prior to the special meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, then notice must be delivered within ten (10) days following the day on which notice of the meeting was mailed to shareholders.  Discretionary authority will be conferred upon the persons appointed as proxies to vote on any matters submitted after this deadline, in the case of an annual meeting, and in the case of a special meeting, discretionary authority will be conferred as to matters of which our board of directors is unaware as of a reasonable time prior to the date of this proxy statement.

Shareholder Communications.   Shareholders wishing to communicate with the board of directors or with a particular director may do so in writing addressed to the board, or to the particular director, and by sending it to the Secretary of the Company at Georgia Bancshares’ principal office at 100 Westpark Drive, Peachtree City, Georgia 30269. The Secretary will promptly forward such communications to the applicable director or to the chairman of the board for consideration at the next scheduled meeting.

Other Matters

The board of directors of the Company knows of no other matters that may be brought before the meeting. If, however, any matter other than the election of directors, or matters incidental to the election of directors, should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders. If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following historical financial data is derived from, and qualified by reference to, Georgia Bancshares’ Consolidated Financial Statements and the Notes thereto included in its Annual Reports on Form 10-K for the years ended December 31, 2004 and December 31, 2003 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2005. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the reports listed above. The portions of our annual and quarterly reports described above are attached as Appendices C and D to this proxy statement.

	As of and for the year ended December 31
(In thousands except per share data)	2004	2003
Net interest income	$9,265	6,652
Provision for loan losses	585	266
Other income	682	386
Other expense	6,627	4,719
Income taxes	889	730
Net earnings	$1,846	1,323
PER COMMON SHARE
Basic earnings per share	$0.63	0.45
Diluted earnings per share	0.55	0.39
Cash dividends declared	0.00	0.00
Book value	$7.10	6.56
AT YEAR END
Loans, net	$189,641	147,463
Earning assets	231,921	190,535
Assets	249,550	205,092
Deposits	212,258	181,968
Shareholders’ equity	$21,106	19,263
Common shares outstanding	2,973	2,936
AVERAGE BALANCES
Loans	$169,397	138,068
Earning assets	213,992	176,409
Assets	229,382	185,984
Deposits	203,074	162,932
Shareholders’ equity	$19,927	18,798
Weighted average shares outstanding	2,941	2,926
KEY PERFORMANCE RATIOS
Return on average assets	0.80%	0.71%
Return on average shareholders’ equity	9.26%	7.04%
Net interest margin	4.33%	3.77%
Dividend payout ratio	N/A	N/A
Average equity to average assets	8.69%	10.11%
RATIO OF EARNINGS TO FIXED CHARGES
Pretax income	$2,735	2,053
Add fixed charges:
Interest on junior subordinated debentures	81	0
Total applicable fixed charges	81	0
Adjusted Pretax income	$2,816	2,053
Ratio of earnings to fixed charges	2.88%	0.00%

	As of and for the nine months ended September 30
(In thousands except per share data)	2005	2004
Net interest income	$7,884	6,633
Provision for loan losses	290	430
Other income	1,075	448
Other expense	5,849	4,624
Income taxes	857	661
Net earnings	$1,964	1,366
PER COMMON SHARE
Basic earnings per share	$0.66	0.45
Diluted earnings per share	0.56	0.36
Cash dividends declared	0.00	0.00
Book value	$7.75	6.95
AT PERIOD END
Loans, net	$214,798	185,567
Earning assets	243,125	235,716
Assets	269,892	251,105
Deposits	228,144	220,064
Shareholders’ equity	$23,069	20,422
Common shares outstanding	2,977	2,940
AVERAGE BALANCES
Loans	$206,414	165,744
Earning assets	235,871	207,716
Assets	257,813	221,230
Deposits	218,716	199,553
Shareholders’ equity	$21,901	19,611
Weighted average shares outstanding	2,973	2,937
KEY PERFORMANCE RATIOS
Return on average assets (annualized)	1.02%	0.82%
Return on average shareholders’ equity (annualized)	11.95%	9.29%
Net interest margin	4.46%	4.26%
Dividend payout ratio	N/A	N/A
Average equity to average assets	8.49%	8.86%
RATIO OF EARNINGS TO FIXED CHARGES
Pretax income	$2,821	2,027
Add fixed charges:
Interest on junior subordinated debentures	279	2
Total applicable fixed charges	279	2
Adjusted Pretax income	$3,100	2,029
Ratio of earnings to fixed charges	9.00%	0.10%

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of September 30, 2005 (the “Pro Forma Balance Sheet”), and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2004, and for the nine months ended September 30, 2005 (collectively, the “Pro Forma Statements of Operations”), show the pro forma effect of the Reclassification. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reclassification occurred at September 30, 2005, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reclassification were consummated on January 1, 2004, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by Georgia Bancshares after consummation of the Reclassification.

The pro forma information does not purport to represent what Georgia Bancshares’ results of operations actually would have been if the Reclassification had occurred on January 1, 2004.

GEORGIA BANCSHARES, INC.
Pro Forma Consolidated Balance Sheet
September 30, 2005
(Dollars in thousands)
(Unaudited)

	Historical		Pro Forma Adjustments		Pro Forma Combined
			Debit	Credit
ASSETS
Cash and due from banks	$9,663	(2)		60	$9,603
Federal funds sold	2,485				2,485
Cash and cash equivalents	12,148				12,088
Securities available for sale	25,751				25,751
Other investments	1,997				1,997
Loans	214,798				214,798
Premises and equipment	6,547				6,547
Other assets	8,651				8,651
Total assets	$269,892				$269,832
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	30,034				30,034
Interest bearing	198,110				198,110
Total deposits	228,144				228,144
Accrued expenses and other liabilities	1,977				1,977
Other borrowed funds	16,702				16,702
Total liabilities	246,823				246,823
Shareholders’ equity:
Series A Preferred Stock	0	(1)		2,199	2,199
Common stock	17,249	(1)	2,199		14,990
		(2)	60
Accumulated earnings	5,825				5,825
Accumulated other comprehensive income	(5)				(5)
Total shareholders’ equity	23,069				23,009
Total liabilities and equity	$269,892				$269,832
(1) Assumes the issuance of 157,109 shares of Series A Preferred Stock, issued in exchange for 157,109 shares of common stock
(2) Cost of the transaction including $60,000 in filing, legal and other fees
Shares outstanding (common and Series A Preferred)	2,977,032				2,977,032
Book value per common share	$7.75				$7.38

See accompanying notes to pro forma consolidated financial statements.

GEORGIA BANCSHARES, INC.
Pro Forma Condensed Consolidated Statements of Operations
For the Nine Months Ended September 30, 2005
(In thousands, except per share data)
(Unaudited)

	Historical	Pro Forma Adjustments	Pro Forma
Interest income	$12,244		$12,244
Interest expense	4,359		4,359
Net interest income	7,884		7,885
Provision for loan losses	290		290
Other income	1,075		1,075
Other expense	5,849		5,849
Earnings before taxes	2,821		2,821
Income tax expense	857		857
Net earnings	1,964		1,964
Basic earnings per share	$0.66		$0.70
Diluted earnings per share	$0.56		$0.56

The proposed transaction would not have an effect on the historical statement of operations of Georgia Bancshares as all transaction costs would be financed with existing non-interest bearing cash.

See accompanying notes to pro forma consolidated financial statements.

GEORGIA BANCSHARES, INC.
Pro Forma Consolidated Statements of Operations
For the Year Ended December 31, 2004
(In thousands, except per share data)
(Unaudited)

	Historical	Pro Forma Adjustments	Pro Forma
Interest income	$13,508		$13,508
Interest expense	4,243		4,243
Net interest income	9,265		9,265
Provision for loan losses	585		585
Other income	682		682
Other expense	6,627		6,627
Earnings before income taxes	2,735		2,735
Income tax expense	889		889
Net earnings	$1,846		$1,846
Basic earnings per share	$0.63		$0.66
Diluted earnings per share	$0.55		$0.55

The proposed transaction would not have an effect on the historical statement of operations of Georgia Bancshares as all transaction costs would be financed with existing non-interest bearing cash.

See accompanying notes to pro forma consolidated financial statements.

GEORGIA BANCSHARES, INC.
Notes to Consolidated Pro Forma Financial Statements

(1)          The unaudited pro forma consolidated balance sheet as of September 30, 2005 and consolidated statements of operations for the year ended December 31, 2004 and for the nine months ended September 30, 2005 have been prepared based on the historical consolidated balance sheets and statements of operations, which give effect to the Reclassification as if it had occurred on the earliest date presented.

(2)          In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC’s public reference facilities located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330, or via the SEC’s website at www.sec.gov.

We have filed a Schedule 13E-3 under the Securities Exchange Act in connection with the Reclassification. This proxy statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

APPENDIX A

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
GEORGIA BANCSHARES, INC.

I.

The name of the corporation is GEORGIA BANCSHARES, INC.

II.

Effective the date hereof, the following Article Seven shall be added to the Articles of Incorporation of the Corporation:

“ARTICLE SEVEN
RECLASSIFICATION OF COMMON STOCK

Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder who is the record holder of fewer that 1,500 shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holder thereof, hereafter be reclassified as Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder who is the record holder of 1,500 or more shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.

[Signature follows on next page.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by its duly authorized officer, this      day of             200  .

GEORGIA BANCSHARES, INC.
By:
Ira P. Shepard
President and Chief Executive Officer

APPENDIX B

SERIES A PREFERRED STOCK
RELATIVE RIGHTS AND PREFERENCES AND OTHER TERMS
AS DESIGNATED BY THE BOARD OF DIRECTORS

GEORGIA BANCSHARES, INC.

SERIES A PREFERRED STOCK

Relative Rights and Preferences and Other Terms

As Designated By the Board of Directors

1.     Designation and Initial Number. The class of shares of preferred stock hereby authorized shall be designated the “Series A Preferred Stock.”  The initial number of authorized shares of the Series A Preferred Stock shall be 5,000,000 shares.

2.     Rank. The Series A Preferred Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

3.     Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in Section 12). On those matters in which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4.     Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distribution of dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the corporation legally available therefore, dividends in a per share amount not less than 110% of that paid on the shares of Common Stock prior to the payment of any dividends to the holders of the Common Stock. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends, and the corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

5.     Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Preferred Stock shall be entitled to be paid in full (on a per share basis) the greater of the net book value of the shares of Series A Preferred Stock as determined under generally accepted accounting principles; the amount paid to the holders of Common Stock or the sum of $7.75 per share. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 5.

6.     Convertibility. The Series A Preferred Stock shall automatically convert into shares of the corporation’s Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Series A Preferred Stock shall be converted into Common Stock pursuant to this Section 6, the shares that are converted shall be cancelled and shall not be issuable by this corporation thereafter.

7.     Repurchase Provision. The corporation shall have the right to repurchase all or any part of the Series A Preferred Stock at any time at a purchase price per share equal to the greater of:  (i) the then-current book value per share of the Series A Preferred Stock, as determined under generally accepted accounting principles, (ii) the then-current fair market value per share of the Series A Preferred Stock; or (iii) the then-current fair market value per share of the Common Stock. For purposes of this Section 7, fair market value per share means the fair market value per share as determined reasonably and in good faith by the corporation’s Board of Directors, which means the price a third party would pay for the Series A Preferred Stock or Common Stock as of the applicable valuation date on a per share basis. If any holder of Series A Preferred Stock (the “Dissenting Holder”) does not agree with the fair market value per share of the Series A Preferred Stock or Common Stock as determined by the Board of Directors under this Section 7, the Dissenting Holder shall provide written notice of such disagreement to the corporation within 10 days of the date on which the notice of the repurchase was delivered to the Dissenting Holder. Within 30 days after the timely receipt of such notice from a Dissenting Holder, the corporation shall engage a qualified, independent appraiser (the “Appraiser”), experienced in appraising companies similar to the corporation and reasonably acceptable to the Dissenting Holder, to determine the fair market value per share of the Series A Preferred Stock or Common Stock, as the case may be. The corporation and the Dissenting Holder must supply all information necessary to allow the Appraiser to perform the appraisal, and the Appraiser will be instructed to use its best efforts to complete the appraisal within 30 days. The fair market value per share determined by the Appraiser will, absent fraud, be final and binding upon all parties to the particular transaction. Upon the completion of the appraisal, the Appraiser will provide the corporation and the other parties instituting the appraisal procedures a written determination of the fair market value per share. All costs associated with such an appraisal will be borne equally by the Dissenting Holder and the corporation.

8.     Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Series A Preferred Stock.

9.     Registration Rights. None.

10.   No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the Georgia Business Corporation Code, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

11.   General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to preferred stock generally.

12.   Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

a.      The term “Change of Control” shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii)  an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets

b.      The term “parity stock” means any class of capital stock or series of preferred stock (including but not limited to Series A Preferred Stock) and any other class of stock of the corporation hereafter authorized that ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

c.      The term “junior stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

13.   Notices. All notices required or permitted to be given by the corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.

APPENDIX C

FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION
AND ANALYSIS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets

	September 30, 2005	December 31, 2004
	(unaudited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$9,572,389	$4,631,303
Interest-bearing deposits in other banks	90,654	5,115,984
Federal funds sold	2,485,000	0
Cash and cash equivalents	12,148,043	9,747,287
Investment securities:
Securities available-for-sale	25,750,626	35,039,356
Other investments	1,997,241	1,540,466
	27,747,867	36,579,822
Loans, gross	217,687,155	192,294,881
Loan loss reserve	2,888,848	2,654,334
Loans, net	214,798,307	189,640,547
Accrued interest receivable	2,377,332	1,612,109
Premises and equipment, net	6,546,528	6,212,760
Bank owned life insurance	4,848,006	4,715,027
Other assets	1,426,338	1,042,499
Total assets	$269,892,421	$249,550,051
Liabilities:
Deposits:
Noninterest-bearing	$30,034,175	$22,666,896
NOW	38,628,841	29,139,505
Savings	23,713,173	29,340,650
Time deposits $100,000 and over	73,408,621	78,243,539
Other time deposits	62,359,069	52,867,428
Total deposits	228,143,879	212,258,018
Securities sold under agreements to repurchase	215,165	529,358
Federal funds purchased	0	5,500,000
Federal Home Loan Bank advances	10,000,000	2,000,000
Junior subordinated debentures	6,702,000	6,702,000
Accrued interest payable and other liabilities	1,762,231	1,454,492
Total liabilities	246,823,275	228,443,868
Shareholders’ Equity
Common stock	17,248,549	17,217,471
Retained earnings	5,825,097	3,861,473
Accumulated other comprehensive income (loss)	(4,500)	27,239
Total shareholders’ equity	23,069,146	21,106,183
Total liabilities and shareholders’ equity	$269,892,421	$249,550,051

See notes to condensed consolidated financial statements.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,
	2005	2004
Interest income:
Interest and fees on loans	$3,993,443	$3,131,931
Interest and dividends on investments	265,949	390,252
Interest on federal funds sold and other interest income	11,019	12,997
Total interest income	4,270,411	3,535,180
Interest expense:
Interest on deposits	1,384,434	1,036,877
Interest on securities sold under agreements to repurchase	713	2,001
Interest on other borrowed funds	217,845	20,958
Total interest expense	1,602,992	1,059,836
Net interest income	2,667,419	2,475,344
Provision for loan losses	96,600	280,000
Net interest income after provision for loan losses	2,570,819	2,195,344
Other income:
Service charges on deposit accounts	88,422	73,372
Losses on sale of other assets	0	(5,000)
Gains on sales of securities available-for-sale	0	11,146
Mortgage banking income	240,532	87,352
Other operating income	111,513	47,295
Total other income	440,467	214,165
Other expense:
Salaries and employee benefits	1,306,908	976,884
Occupancy and equipment expense	211,104	197,554
Data processing	162,250	151,420
Other operating expenses	315,129	360,141
Total other expense	1,995,391	1,685,999
Income before income taxes	1,015,895	723,510
Income tax expense	306,000	238,000
Net earnings	$709,895	$485,510
Basic earnings per share	$0.24	$0.17
Diluted earnings per share	$0.20	$0.14

See notes to condensed consolidated financial statements.

Condensed Consolidated Statements of Income
(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Interest income:
Interest and fees on loans	$11,351,640	$8,678,276
Interest and dividends on investments	858,683	997,519
Interest on federal funds sold and other interest income	33,180	50,954
Total interest income	12,243,503	9,726,749
Interest expense:
Interest on deposits	3,818,125	3,046,708
Interest on securities sold under agreements to repurchase	3,565	4,664
Interest on other borrowed funds	537,587	42,020
Total interest expense	4,359,277	3,093,392
Net interest income	7,884,226	6,633,357
Provision for loan losses	289,800	430,000
Net interest income after provision for loan losses	7,594,426	6,203,357
Other income:
Service charges on deposit accounts	252,837	231,355
Gains (losses) on sale of other assets	599	(9,678)
Gains on sales of securities available-for-sale	0	17,015
Mortgage banking income	505,635	87,352
Other operating income	316,168	121,558
Total other income	1,075,239	447,602
Other expense:
Salaries and employee benefits	3,720,764	2,705,962
Occupancy and equipment expense	632,408	542,139
Data processing	472,727	442,011
Other operating expenses	1,023,071	934,104
Total other expense	5,848,970	4,624,216
Income before income taxes	2,820,695	2,026,743
Income tax expense	857,071	661,000
Net earnings	$1,963,624	$1,365,743
Basic earnings per share	$0.66	$0.46
Diluted earnings per share	$0.56	$0.40

See notes to condensed consolidated financial statements.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net earnings	$1,963,624	$1,365,743
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	434,904	441,477
Provision for loan losses	289,800	430,000
Gains on sales of securities available-for-sale	0	(17,015)
(Gains) losses on sale of other assets	(599)	9,678
Deferred income taxes	(115,921)	(209,612)
Changes in operating assets and liabilities:
Unearned loan fees, net	(62,819)	2,479
Accrued interest receivable	(765,223)	(244,085)
Increase in bank owned life insurance	(132,979)	0
Other assets	(247,867)	(330,682)
Accrued interest payable and other liabilities	307,739	364,175
Net cash provided by operating activities	1,670,659	1,812,158
Cash flows from investing activities:
Purchases of available-for-sale securities	(1,343,424)	(15,395,412)
Proceeds from sales and pay downs of securities available-for-sale	3,430,210	7,361,469
Proceeds from maturities of securities available-for-sale	7,000,000	4,270,853
Purchases of other investments	(456,775)	0
Proceeds from redemption of other investments	0	50,200
Net increase in loans	(25,384,741)	(38,536,364)
Purchases of premises and equipment	(617,919)	(1,076,928)
Net cash used in investing activities	(17,372,649)	(43,326,182)
Cash flows from financing activities:
Net increase in deposits	15,885,861	38,096,363
Net change in federal funds purchased	(5,500,000)	0
Net change in securities sold under agreements to repurchase	(314,193)	61,337
Payments on Federal Home Loan Bank advances	(2,000,000)	0
Proceeds from Federal Home Loan Bank advances	10,000,000	0
Proceeds from junior subordinated debentures	0	6,702,000
Proceeds from exercise of employee stock options	31,078	33,983
Settlement of stock purchase obligation	0	(657,730)
Net cash provided by financing activities	18,102,746	44,235,953
Net increase in cash and cash equivalents	2,400,756	2,721,929
Cash and cash equivalents at beginning of period	9,747,287	15,432,998
Cash and cash equivalents at end of period	$12,148,043	$18,154,927
Supplemental disclosures:
Cash paid during the period for interest	$4,310,010	$3,007,147
Cash paid during the period for income taxes	$1,015,000	$795,909
Non-cash investing and financing activities:
Change in unrealized gains on securities available-for-sale, net of tax	$31,739	$(47,596)

See notes to condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they are condensed and omit disclosures that would substantially duplicate those contained in the most recent annual report to shareholders. The financial statements as of September 30, 2005 and for the interim periods ended September 30, 2005 and 2004 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The financial information as of December 31, 2004 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included in Georgia Bancshares, Inc. 2004 Annual Report.

Critical Accounting Policies

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2004 as filed in our Annual Report on Form 10-K.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the process for establishing the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential credit problems. The loan portfolio is periodically reviewed to evaluate the outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. We have established an allowance for loan losses through a provision for loan losses charged to expense on our statement of operations.

Stock Compensation Plans

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Accordingly, the Company has recorded no expense in the nine months ended September 30, 2005 and September 30, 2004 related to its stock options. The Company has elected to continue with the

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accounting methodology in Opinion No. 25 and, as a result, has provided the following pro forma disclosure of net income and basic and diluted earnings per common share.

		For the nine months ended
		September 30,
		2005	2004
Net earnings	As reported	$1,963,624	$1,365,743
	Effect of stock option grants	(137,752)	(132,116)
	Pro forma	$1,825,872	$1,233,627
Basic earnings per share	As reported	$0.66	$0.46
	Pro forma	$0.61	$0.42
Diluted earnings per share	As reported	$0.56	$0.40
	Pro forma	$0.52	$0.36

NOTE 2—COMPREHENSIVE INCOME

Comprehensive income includes net income and other comprehensive income, which is defined as non-owner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the nine-month periods ended September 30, 2005 and 2004.

	Pre-tax Amount	Income Tax Effect	Net-of-tax Amount
For the Nine Months Ended September 30, 2005:
Unrealized gains on securities available-for-sale:
Unrealized holding gains arising during the period	$(51,191)	$19,452	$(31,739)
Reclassification adjustment for gains included in net earnings	—	—	—
Other comprehensive income (loss)	$(51,191)	$19,452	$(31,739)

	Pre-tax Amount	Income Tax Effect	Net-of-tax Amount
For the Nine Months Ended September 30, 2004:
Unrealized gains on securities available-for-sale:
Unrealized holding gains arising during the period	$54,100	$(17,892)	$36,208
Reclassification adjustment for gains included in net earnings	17,015	(5,627)	11,388
Other comprehensive income (loss)	$71,115	$(23,519)	$47,596

Accumulated other comprehensive income consists solely of the unrealized gain on securities available for sale, net of the deferred tax effects.

NOTE 3—EARNINGS PER SHARE

Net earnings per share—basic is computed by dividing net earnings by the weighted average number of common shares outstanding. Net earnings per share—diluted is computed by dividing net earnings by the weighted average number of common shares outstanding plus dilutive common share equivalents using

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)

NOTE 3—EARNINGS PER SHARE (Continued)

the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.

	Three Months Ended September 30,
	2005	2004
Net earnings per share—basic computation:
Net earnings	$709,895	$485,510
Average common shares outstanding—basic	2,974,539	2,939,406
Net earnings per share—basic	$0.24	$0.17
Net earnings per share—diluted computation:
Net earnings	$709,895	$485,510
Average common shares outstanding—basic	2,974,539	2,939,406
Incremental shares from assumed conversions:
Stock options and warrants	500,629	411,690
Average common shares outstanding—diluted	3,475,168	3,351,096
Net earnings per share—diluted	$0.20	$0.14

All information has been adjusted for any stock splits and stock dividends effected during the periods presented.

	Nine Months Ended September 30,
	2005	2004
Net earnings per share—basic computation:
Net earnings	$1,963,624	$1,365,743
Average common shares outstanding—basic	2,973,482	2,937,223
Net earnings per share—basic	$0.66	$0.46
Net earnings per share—diluted computation:
Net earnings	$1,963,624	$1,365,743
Average common shares outstanding—basic	2,973,482	2,937,223
Incremental shares from assumed conversions:
Stock options and warrants	505,921	448,441
Average common shares outstanding—diluted	3,479,403	3,385,664
Net earnings per share—diluted	$0.56	$0.40

All information has been adjusted for any stock splits and stock dividends effected during the periods presented.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors that are beyond our control. The words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to:

•       significant increases in competitive pressure in the banking and financial services industries;

•       changes in the interest rate environment which could reduce anticipated or actual margins;

•       changes in political conditions or the legislative or regulatory environment;

•       the level of allowance for loan loss;

•       the rate of delinquencies and amounts of charge-offs;

•       the rates of loan growth;

•       adverse changes in asset quality and resulting credit risk-related losses and expenses;

•       general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•       changes occurring in business conditions and inflation;

•       changes in technology;

•       changes in monetary and tax policies;

•       loss of consumer confidence and economic disruptions resulting from terrorist activities;

•       changes in the securities markets; and

•       other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

Results of Operations

Net Interest Income

For the three months ended September 30, 2005, net interest income increased $192,075, or 7.76% to $2,667,419 as compared to $2,475,344 for the same period in 2004. Interest income from loans, including fees, increased $861,512 or 27.51% to $3,993,443 at September 30, 2005, as compared to $3,131,931 at September 30, 2004. This increase in net interest income is a direct result of the combination of an increase in the outstanding balances of net loans, which increased from $185,567,186 at September 30, 2004, to $214,798,307 at September 30, 2005, and increases in loan rates as evidenced by the steady increases in the prime interest rate experienced over the past twelve months. Income on investment securities decreased $124,303, or -31.85%, to $265,949 for the three months ended September 30, 2005 as compared to $390,252 at September 30, 2004. This decrease is primarily attributable to the decrease in the overall size of the investment securities portfolio during the period. Interest expense for the three months ended September 30, 2005 was $1,602,992 as compared to $1,059,836 for the same period in 2004.

For the nine months ended September 30, 2005, net interest income increased $1,250,869, or 18.86%, to $7,884,226 as compared to $6,633,357 for the same period in 2004. Interest income from loans, including fees, increased $2,673,364, or 30.81%, to $11,351,640 at September 30, 2005, as compared to $8,678,276 at September 30, 2004. Income on investment securities, however, declined $138,836 or -13.92% to $858,683 for the nine months ended September 30, 2005 as compared to $997,519 at September 30, 2004. This decrease was primarily attributable to maturities of several short-term investments and heavy prepayments on higher yielding mortgage backed securities experienced during 2004 and 2005. Interest expense for the nine months ended September 30, 2005 was $4,359,277 as compared to $3,093,392 for the same period in 2004.

Provision and Allowance for Loan Losses

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. For the three months ended September 30, 2005, the provision was $96,600 as compared to $280,000 for the same period in 2004. For the nine months ended September 30, 2005, the provision was $289,800 as compared to $430,000 for the same period in 2004. The total loan loss allowance as a percentage of gross loans changed only slightly, as it represented 1.33% of gross loans at September 30, 2005 and 1.38% at December 31, 2004. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. We consider our loss history, the practices of other financial institutions in regard to loan loss allowances, general economic conditions nationally and within our market area, business conditions within each segment of the markets that we lend to and loss exposures on specific loans that we have identified for special scrutiny.

In addition, regulatory agencies, as an integral part of their examination processes, periodically review our allowance for loan losses for adequacy. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge offs in future periods could exceed the allowance for loan losses as estimated at any given point in time or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net earnings and our capital.

Noninterest Income

Noninterest income for the three months ended September 30, 2005 was $440,467, an increase of $226,302, or 105.67%, from the $214,165 recorded during the comparable period in 2004. Gains on sales of securities available-for-sale amounted to only $11,146 in 2004 and there were no such gains or losses in 2005. We sell securities from time to time in order to adjust the mix of our investment portfolio or, on rare occasions, to provide liquidity for ongoing operations. The service charge income component of noninterest income increased $15,050, or 20.51%, to $88,422 as compared to $73,372 for the three months ended September 30, 2004. This increase is reflective of the increase in consumer deposit accounts realized between the two periods. Also, other operating income increased $64,218 to $111,513 for the three months ended September 30, 2005 as compared to $47,295 for the three-month period in 2004. This amount is reflective of the additional ATM surcharge fees that are generated as we continue to expand our branch network and a $45,380 increase in the cash value of bank owned life insurance recognized during the third quarter of 2005. The most significant component of noninterest income has become mortgage banking income. A mortgage origination department within the bank was started up on July 1, 2004. Mortgage origination and related fees totaled $240,532 during the three months ended September 30, 2005 as compared to $87,352 for the same period in 2004.

For the nine months ended September 30, 2005, noninterest income was $1,075,239, an increase of $627,637, or 140.22%, over the $447,602 recognized for the same period in 2004. Service charges on deposit accounts increased from $231,355 in 2004 to $252,837 for the nine-month period ended September 30, 2005. Sales of other assets produced a gain of $599 during the first nine months of 2005 and a $9,678 loss during the same period in 2004. Gains on sales of securities available-for-sale totaled $17,015 in 2004 and were $0 in 2005. Mortgage banking income for the nine-month period ended September 30, 2005 totaled $505,635. Comparable figures for 2004 were only $87,352, as the mortgage origination department was started up during the third quarter of 2004. Reflected in the $194,610 increase in other operating income between the two periods, is $132,979 increase in cash value of bank owned life insurance. These policies were acquired by the bank in December 2004.

Noninterest Expense

Total noninterest expense for the three months ended September 30, 2005 was $1,995,391 or 18.35% higher than the $1,685,999 for the three months ended September 30, 2004. The largest increase was in personnel costs, which increased from $976,884 in the third quarter of 2004 to $1,306,908 in the third quarter of 2005, or an increase of 33.78%. The increase is attributable to the hiring of additional staff to support the growth in our branch network as well as the staffing of our mortgage origination department. Occupancy expense increased to $211,104 from $197,554. This increase is attributable to the opening of new locations in Sharpsburg in early 2004 and in Fairburn in late 2004. Data processing costs rose modestly to $162,250 from $151,420, for an increase of $10,830, or 7.15%, over the comparable period from a year ago. Other operating expenses actually decreased $45,012 to $315,129 for the three-month period ended September 30, 2005 as compared to the $360,141 recorded during the same period in 2004. Other operating expenses include legal and accounting fees, office supplies, telephone service, postage expense, credit related expenses such as credit reports and filing fees, FDIC insurance premiums and business insurance premiums. This decrease is attributable to the efforts to control costs in spite of the growth we have experienced during the past twelve months. This growth is evidenced by the fact that total assets have increased from $251,105,097 at September 30, 2004 to $269,892,421 at September 30, 2005.

For the nine months ended September 30, 2005, total noninterest expense was $5,848,970, or 26.49% higher than the $4,624,216 realized during the nine months ended September 30, 2004. The salaries and employee benefits component of noninterest expense realized the largest increase over the two periods, increasing from $2,705,962 at September 30, 2004 to $3,720,764, or an increase of 37.50%. As mentioned in the previous paragraph, additional personnel have been hired to support the growth realized in the past twelve months. These additional personnel include branch personnel and middle managers to support the expanding branch network as well as staffing a new mortgage origination department. Occupancy expense increased from $542,139 in 2004 to $632,408 in 2005. Data processing costs rose to $472,727 from $442,011 for an increase of $30,716, or 6.95% over the comparable period from a year ago. The modest increase in data processing costs is reflective of our efforts to lessen our dependence on outside contractors for our information technology support. Other operating expenses increased to $1,023,071 from $934,104, an increase of $88,967, or 9.52%, over the same period in 2004.

Income Taxes

The income tax provision for the three months ended September 30, 2005 was $306,000 as compared to $238,000 for the same period in 2004, and $857,071 for the nine months ended September 30, 2005, as compared to $661,000 for the same period in 2004. These increases in provisions for income taxes resulted from increased income before taxes. The effective tax rates for the three-month and nine-month periods ended September 30, 2005 are lower than previous periods. The effective rate in 2005 was adjusted during the second quarter to bring the current year’s income tax provision in line with our calculations for an adequate provision based on projected income and tax preference items.

Net Earnings

The combination of the above factors resulted in net earnings for the three months ended September 30, 2005 of $709,895 as compared to $485,510 for the same period in 2004, an increase of $224,385, or 46.22%. For the nine months ended September 30, 2005, net earnings was $1,963,624 as compared to $1,365,743 for the same period in 2004, an increase of $597,881 or 43.78%.

Assets and Liabilities

During the first nine months of 2005, total assets increased $20,342,370, or 8.15%, to $269,892,421 as compared to $249,550,051 at December 31, 2004. The primary sources of growth in assets were net loans, which increased $25,157,760 from December 31, 2004 to September 30, 2005, and federal funds sold, which increased from $0 to $2,485,000 during the first nine months of 2005. This increase in federal funds sold is a result of prepayments on our investments in mortgage backed securities, the maturity of securities in our portfolio, the proceeds of which were being held as overnight funds until they could be profitably redeployed into loans and other investments, and growth in deposits resulting from expansion of our retail branch network. Investment securities have decreased by $9,288,730 over the balances reflected in the December 31, 2004 financial statements, primarily due to certain securities reaching scheduled maturity dates to meet anticipated cash requirements. Total deposits increased $15,885,861, or 7.48%, to $228,143,879 from the December 31, 2004 amount of $212,258,018. At September 30, 2005, securities sold under agreements to repurchase had decreased slightly to $215,165 from $529,358. These agreements are for our commercial sweep accounts for corporate customers and are not FDIC insured. $5,500,000 in federal funds purchased were outstanding on December 31, 2004, however we were in a net federal funds sold position at September 30, 2005. In order to fund loan growth and provide liquidity for daily operating needs, we occasionally utilize advances from the Federal Home Loan Bank of Atlanta. At December 31, 2004, we had $2,000,000 outstanding in FHLB advances. These were repaid at their maturity in February 2005 and $10,000,000 in new advances was borrowed in May 2005.

Investment Securities

Investment securities available-for-sale decreased from $35,039,356 at December 31, 2004 to $25,750,626 at September 30, 2005. Changes in the investment securities portfolio (as reflected in the Condensed Consolidated Statements of Cash Flows), include $1,343,424 in new purchases, $7,000,000 in maturities and $3,430,210 in pay downs during the nine months ended September 30, 2005. The maturities of the $7,000,000 in securities were scheduled to meet certain cash requirements in the second quarter of 2005. The recent refinancing boom among homeowners has caused high rates of repayments on certain of our higher coupon mortgage backed securities. These prepayments have also caused many of our mortgage backed security balances to decrease rapidly. Generally, our purpose in purchasing mortgage backed securities is that they provide good income yields as well as a consistent cash flow from the monthly mortgage payments. These cash flows are then reinvested in new loans or additional purchases of mortgage backed securities, depending on loan demand and market conditions. This also allows us to regularly invest at current market rates. While we do invest in traditional government agency securities on occasion, recent market conditions have resulted in historically low yields on those securities, and we have chosen to maximize our yields by investing in other segments of the market. We also allocate a portion of our investment portfolio to tax-free securities, and we have increased our purchases of tax-free securities during the last 12 months. When we purchase tax-free securities we typically give priority to the purchase of tax-free municipal securities issued by municipalities domiciled in the State of Georgia, although we do purchase securities from other states when we deem it beneficial. It is generally our policy to designate our marketable investment securities as available-for-sale, and all securities were so designated at September 30, 2005.

Other investments increased by $456,775 from December 31, 2004 to September 30, 2005 as a result of the Federal Home Loan Bank requiring the bank to increase the amount of FHLB stock owned.

Loans

Net loans increased $25,157,760, or 13.27%, from December 31, 2004 to September 30, 2005. As shown below, the main component of growth in the loan portfolio was real estate construction and land development loans, which increased 19.55%, or $20,826,548. In addition, residential mortgage loans increased $2,779,142, or 52.01%, over the balances outstanding on December 31, 2004. Generally, we do not make and retain first mortgages on 1-4 family real estate. Our typical real estate-mortgage loan is on commercial real estate. Balances within the major loans receivable categories as of September 30, 2005 and December 31, 2004 are as follows:

COMPOSITION OF LOAN PORTFOLIO

	September 30, 2005		December 31, 2004
		Percent		Percent
	Amount	of Total	Amount	of Total
Real estate—construction and land development	$127,366,148	58.47%	$106,539,600	55.34%
Real estate—residential	8,122,222	3.73%	5,343,080	2.78%
Real estate—non-farm and non-residential	55,523,088	25.49%	58,210,477	30.24%
Commercial, financial and agricultural	19,729,130	9.06%	15,350,256	7.97%
Consumer	4,913,802	2.25%	6,300,757	3.27%
All other loans	2,184,912	1.00%	765,676	0.40%
Loans, gross	217,839,302	100.00%	192,509,846	100.00%
Deferred loan fees	(152,147)		(214,965)
Allowance for loan losses	(2,888,848)		(2,654,334)
Loans, net	$214,798,307		$189,640,547

Risk Elements in the Loan Portfolio

The following is a summary of risk elements in the loan portfolio:

	September 30, 2005	December 31, 2004
Loans: Non-accrual loans	$419,023	$154,381
Accruing loans more than 90 days past due	$0	$0
Loans identified by the internal review mechanism:
Criticized	$0	$0
Classified	$3,434,058	$4,615,607

The following table sets forth certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for the nine months ended September 30, 2005 and the year ended December 31, 2004.

ALLOWANCE FOR LOAN LOSSES

	September 30,	December 31,
	2005	2004
Average loans outstanding	$206,413,762	$171,729,818
Gross loans outstanding at period end	$217,687,155	$192,294,881
Total non-performing loans	$419,023	$154,381
Beginning balance of allowance	$2,654,334	$2,131,752
Loans charged off:
Real estate—construction	0	0
Real estate—mortgage	0	0
Commercial, financial and agricultural	(3,676)	(40,164)
Consumer	(53,021)	(43,831)
Total loans charged off	(56,697)	(83,995)
Recoveries:
Real estate—construction	0	0
Real estate—mortgage	0	0
Commercial, financial and agricultural	0	20,114
Consumer	1,411	1,463
Total recoveries	1,411	21,577
Net loans charged off	(55,286)	(62,418)
Provision for loan losses	289,800	585,000
Balance at period end	$2,888,848	$2,654,334
Allowance as a percent of total loans	1.33%	1.38%
Non-performing loans as a percentage of total loans	0.19%	0.08%
Non-performing loans as a percentage of allowance	14.50%	5.82%
Ratio of net charge-offs to average gross loans outstanding during the period	0.03%	0.04%

Deposits

At September 30, 2005, total deposits were $228,143,879, an increase of $15,885,861, or 7.48%, from December 31, 2004. All categories of deposits realized a gain over amounts recorded as of December 31, 2004, with the exception of savings (which includes money market) accounts. Noninterest-bearing demand deposits increased $7,367,279, or 32.50%, from December 31, 2004 to September 30, 2005. During this same period, interest-bearing demand deposits increased $9,489,336, or 32.57%. Certificates of deposit increased $4,656,723, or 3.55%, from December 31, 2004 to September 30, 2005. At September 30, 2005, certificates of deposit included brokered deposits totaling $39,344,000. We have found that the cost of using brokered deposits is reasonable in comparison to the cost of obtaining traditional local deposits. For this reason, we anticipate continuing to utilize brokered deposits as a funding source. However, our business plan places a strong emphasis on local deposit growth. In order to build local core deposits, we believe we need to provide convenience to both retail and consumer depositors in our market area. We believe this convenience can best be provided through a series of branch banks providing attractive deposit products, located in growth areas. Toward this end, we opened the supermarket branch in the Kroger store in Towne Center south of Fayetteville in June 2003, we opened our new full-service branch in Tyrone in August 2003, we opened our new full-service branch in Sharpsburg in April 2004 and we opened our new full-service branch in Fairburn in November 2004.

Advances from the Federal Home Loan Bank

As of December 31, 2004, we had $2,000,000 in advances from the Federal Home Loan Bank outstanding. These advances were repaid at their maturity in February 2005. We borrow from the Federal Home Loan Bank from time to time. On May 6, 2005, we borrowed $10,000,000 from the Federal Home Loan Bank at a fixed rate of 3.33% for 90 days. This $10,000,000 was renewed in August 2005 under two $5,000,000 convertible and fixed rate hybrid facilities with current rates of 4.27% and 4.70%. We use these borrowings as a source of liquidity and to fund loans when appropriate. Borrowings are under a blanket lien agreement that we have executed with the Federal Home Loan Bank of Atlanta. Under this agreement, we assign the proceeds of loan repayments and payoffs to the Federal Home Loan Bank of Atlanta as collateral against future advances. This arrangement will provide greater access to borrowings if the need for such borrowings arises in the future.

Liquidity

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Cash and federal funds sold are our primary sources of asset liquidity. We generate cash and federal funds sold from scheduled maturities of loans and investments on the asset side and through pricing policies on the liability side for interest-bearing deposit accounts and borrowings from the Federal Home Loan Bank. The level of liquidity is measured by the loan-to-total funds ratio, which was at 88.83% at September 30, 2005 and 84.72% at December 31, 2004.

Securities available-for-sale, which totaled $25,750,626 at September 30, 2005, serve as a secondary source of liquidity. We also have lines of credit available with correspondent banks to purchase federal funds for periods from one to seven days. At September 30, 2005, unused federal funds lines of credit totaled $14,700,000.

When we deem it necessary and prudent we access deposit markets other than the local market for sources of funds. These funds include “brokered” deposits and deposits generated from Internet sources.

Capital Resources

Total shareholders’ equity increased from $21,106,183 at December 31, 2004 to $23,069,146 at September 30, 2005. The increase is due to net earnings for the nine months ending September 30, 2005 of $1,963,624, an after tax decrease of $31,739 in the fair value of securities available-for-sale and $31,078 in proceeds from the exercise of employee stock options.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk-weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. An institutions’ qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

Banks and bank holding companies are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%, but all but the highest rated institutions are required to maintain ratios 100 to 200 basis point above the minimum. Both the company and the bank exceeded their minimum regulatory capital ratios as of September 30, 2005. The following table summarizes our risk-based capital at September 30, 2005:

Shareholders’ equity	$23,069,146
Plus: unrealized loss on available-for-sale securities	4,500
Plus: qualifying trust preferred securities	6,500,000
Tier 1 capital	29,573,646
Plus: allowance for loan losses(1)	2,888,848
Total capital	$32,462,494
Risk-weighted assets	$245,675,000
Total average assets for the quarter ended September 30, 2005	$268,670,000
Risk based capital ratios
Tier 1 capital (to risk-weighted assets)	12.04%
Total capital (to risk-weighted assets)	13.21%
Tier 1 capital (to total average assets)	11.01%

(1)          limited to 1.25% of risk-weighted assets

Regulatory Matters

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

APPENDIX D

FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION
AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2004

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Georgia Bancshares, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Georgia Bancshares, Inc. and subsidiary as of December 31, 2004, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Georgia Bancshares, Inc. for the years ended December 31, 2003 and 2002 were audited by other auditors whose report, dated February 4, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia Bancshares, Inc. and subsidiary as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
March 11, 2005

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders
Georgia Bancshares, Inc.
Peachtree City, Georgia  30269

We have audited the accompanying consolidated statements of financial condition of Georgia Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Abbott, Jordan & Koon, LLC

Manchester, Georgia
February 4, 2004

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2004 and 2003

Assets:	2004	2003
Cash and cash equivalents:
Cash and due from banks, including reserverequirement of $1,671,000 and $545,000	$4,631,303	$8,516,138
Interest-bearing deposits in other banks	5,115,984	29,860
Federal funds sold	0	6,887,000
Cash and cash equivalents	9,747,287	15,432,998
Investments:
Securities available-for-sale	35,039,356	34,147,840
Other investments	1,540,466	1,357,566
	36,579,822	35,505,406
Loans net of allowance for loan losses of $2,654,334 and $2,131,752 respectively	189,640,547	147,463,301
Accrued interest receivable	1,612,109	1,340,445
Premises and equipment, net	6,212,760	4,772,339
Bank owned life insurance	4,715,027	0
Other assets	1,042,499	577,141
Total assets	$249,550,051	$205,091,630
Liabilities:
Deposits:
Noninterest-bearing	$22,666,896	$23,448,570
NOW	29,139,505	6,308,343
Savings	29,340,650	19,018,079
Time deposits $100,000 and over	78,243,539	62,745,922
Other time deposits	52,867,428	70,446,862
Total deposits	212,258,018	181,967,776
Securities sold under agreements to repurchase	529,358	670,052
Federal funds purchased	5,500,000	0
Federal Home Loan Bank advances	2,000,000	2,000,000
Junior subordinated debentures	6,702,000	0
Stock purchase obligation	0	369,250
Accrued interest payable and other liabilities	1,454,492	821,737
Total liabilities	228,443,868	185,828,815
Commitments
Shareholders’ Equity
Common stock; no par value, 10,000,000 shares authorized; 2,972,813 and 2,936,119 shares issued and outstanding, respectively	17,217,471	17,305,303
Retained earnings	3,861,473	2,015,345
Accumulated other comprehensive income (loss)	27,239	(57,833)
Total shareholders’ equity	21,106,183	19,262,815
Total liabilities and shareholders’ equity	$249,550,051	$205,091,630

See accompanying notes to consolidated financial statements.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Earnings
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest income:
Interest and fees on loans	$12,106,445	$9,954,967	$8,039,216
Interest and dividends on investments	1,328,625	1,190,788	1,469,897
Interest on federal funds sold and other interest income	73,380	52,324	59,272
Total interest income	13,508,450	11,198,079	9,568,385
Interest expense:
Interest on deposits	4,097,080	4,500,511	4,741,038
Interest on securities sold under agreements to repurchase	6,389	17,683	72,611
Interest on other borrowed funds	139,737	27,751	23,355
Total interest expense	4,243,206	4,545,945	4,837,004
Net interest income	9,265,244	6,652,134	4,731,381
Provision for loan losses	585,000	266,000	885,000
Net interest income after provision for loan losses	8,680,244	6,386,134	3,846,381
Other income:
Service charges on deposit accounts	310,987	222,145	168,293
Gains (losses) on sale of other assets	(12,128)	0	56,001
Gains (losses) on sales of securities available-for-sale	(50,808)	85,697	124,139
Other operating income	434,117	77,684	68,400
Total other income	682,168	385,526	416,833
Other expense:
Salaries and employee benefits	3,983,274	2,614,936	1,986,738
Occupancy and equipment expense	751,314	569,828	332,776
Data processing	598,206	454,844	324,563
Other operating expenses	1,294,490	1,079,005	800,704
Total other expense	6,627,284	4,718,613	3,444,781
Income before income taxes	2,735,128	2,053,047	818,433
Income tax expense	889,000	730,000	226,500
Net earnings	$1,846,128	$1,323,047	$591,933
Basic earnings per share	$0.63	$0.45	$0.22
Diluted earnings per share	$0.55	$0.39	$0.20

See accompanying notes to consolidated financial statements.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Net earnings	$1,846,128	$1,323,047	$591,933
Other comprehensive income:
Unrealized holding gains (losses) on investment securities available-for-sale arising during period	182,368	(712,337)	429,596
Reclassification adjustment for gains (losses) on investment securities available-for-sale	(50,808)	85,697	124,139
Total other comprehensive income (loss) before tax	131,560	(626,640)	553,735
Income taxes related to other comprehensive income:
Unrealized holding gains (losses) on investment securities available-for-sale arising during period	(64,440)	242,194	(146,063)
Reclassification adjustment for gains (losses) on investment securities available-for-sale	17,952	(29,137)	(42,207)
Total income taxes related to other comprehensive income (loss)	(46,488)	213,057	(188,270)
Total other comprehensive (loss) income, net of tax	85,072	(413,583)	365,465
Total comprehensive income	$1,931,200	$909,464	$957,398

See accompanying notes to consolidated financial statements.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2004, 2003 and 2002

	Common Stock		Retained	Accumulated Other Comprehensive	Treasury	Total Shareholders’
	Shares	Amount	Earnings	Income	Stock	Equity
Balance, December 31, 2001	1,331,250	$10,755,290	$104,882	($9,715)	($160)	$10,850,297
Proceeds from the sale of common stock, net of issuance cost of $89,257	538,897	6,459,454				6,459,454
Unrealized gains on securities available-for-sale, net of tax				365,465		365,465
Treasury stock transactions		40			(1,612)	(1,572)
Stock split	467,426
Net earnings			591,933			591,933
Balance, December 31, 2002	2,337,573	17,214,784	696,815	355,750	(1,772)	18,265,577
Unrealized losses on securities available-for-sale, net of tax				(413,583)		(413,583)
Treasury stock transactions		(2,454)			1,772	(682)
Exercise of stock options	14,319	92,973				92,973
Stock split	584,227		(4,517)			(4,517)
Net earnings			1,323,047			1,323,047
Balance, December 31, 2003	2,936,119	17,305,303	2,015,345	(57,833)	0	19,262,815
Unrealized gains on securities available-for-sale, net of tax				85,072		85,072
Exercise of stock warrants	32,552	166,666				166,666
Exercise of stock options	4,142	33,982				33,982
Settlement of stock purchase obligation		(288,480)				(288,480)
Net earnings			1,846,128			1,846,128
Balance, December 31, 2004	2,972,813	$17,217,471	$3,861,473	$27,239	$0	$21,106,183

See accompanying notes to consolidated financial statements.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:
Net earnings	1,846,128	1,323,047	591,933
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	500,222	143,991	(97,547)
Provision for loan losses	585,000	266,000	885,000
(Gains) losses on sales of securities available-for-sale	50,808	(85,697)	(124,139)
Loss on sale of other assets	12,128	0	(56,001)
Deferred income taxes	(198,325)	37,612	(178,010)
Changes in operating assets and liabilities:
Unearned loan fees, net	49,395	40,671	12,996
Accrued interest receivable	(271,664)	(444,294)	(230,578)
Increase in bank owned life insurance	(15,027)	0	0
Other assets	(325,648)	(47,668)	(55,220)
Accrued interest payable and other liabilities	632,755	(172,590)	(268,997)
Net cash provided by operating activities	2,865,772	1,061,072	479,437
Cash flows from investing activities:
Purchases of available-for-sale securities	(19,368,534)	(29,593,174)	(32,205,615)
Proceeds from sales and pay downs of securities available-for-sale	13,167,366	28,017,432	19,164,490
Proceeds from maturities of securities available-for-sale	5,270,853	1,850,000	1,054,016
Purchase of other investments	(233,100)	(706,400)	0
Proceeds from sale of other investments	50,200	0	183,750
Net increase in loans	(42,811,641)	(22,019,835)	(45,195,704)
Purchase of bank owned life insurance	(4,700,000)	0	0
Purchase of premises and equipment	(1,821,093)	(1,241,353)	(2,090,991)
Net cash used in investing activities	(50,445,949)	(23,693,330)	(59,090,054)
Cash flows from financing activities:
Net increase in deposits	30,290,242	39,408,976	36,291,293
Net change in federal funds purchased	5,500,000	(4,200,000)	4,200,000
Net change in securities sold under agreements to repurchase	(140,694)	(2,560,508)	3,230,560
Proceeds from Federal Home Loan Bank advances	0	8,500,000	10,800,000
Payments on Federal Home Loan Bank advances	0	(8,500,000)	(8,800,000)
Proceeds from junior subordinated debentures	6,702,000	0	0
Net change in common stock	200,648	87,774	6,457,882
Settlement of stock purchase obligation	(657,730)	0	0
Net cash provided by financing activities	41,894,466	32,736,242	52,179,735
Net change in cash and cash equivalents	(5,685,711)	10,103,984	(6,430,882)
Cash and cash equivalents at beginning of year	15,432,998	5,329,014	11,759,896
Cash and cash equivalents at end of period	$9,747,287	$15,432,998	$5,329,014
Supplemental disclosures of cash flows:
Cash paid during the year for interest	$3,952,830	$4,587,262	$5,209,448
Cash paid during the year for income taxes	$1,152,909	$765,776	$359,232
Non-cash investing and financing activities:
Unrealized gains (losses) on securities available-for-sale, net of tax	$85,072	$(413,583)	$365,465
Stock purchase obligation	$(369,250)	$0	$0

See accompanying notes to consolidated financial statements.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Nature of Operations

The consolidated financial statements include the accounts of Georgia Bancshares, Inc. (the “Company”) and its wholly owned subsidiary, The Bank of Georgia (the “Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation.

On March 18, 2001, the Bank completed the formation of a one-bank holding company and a plan to exchange all Bank stock shares for shares of the holding company. Subsequent to the reorganization, all of the shares of the Bank were owned by the Company.

The Bank is a community oriented commercial bank with emphasis on retail banking and offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank has seven banking offices. The main office is in Peachtree City, Georgia, and conducts its banking activities primarily in Fayette and surrounding counties.  The branches are located in Fayette, Coweta, and Fulton Counties in Georgia.

The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted  in the United States of America (“GAAP”) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

Cash and Cash Equivalents

Cash equivalents include amounts due from banks, interest-bearing deposits in banks, and federal funds sold. Federal funds are generally sold for one-day periods and interest-bearing deposits in banks mature within a period of less than 90 days.

Investment Securities

The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2004 and 2003, all securities were classified as available-for-sale.

Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held-to-maturity to available-for-sale are recorded as a separate

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

component of shareholders’ equity. The unrealized holding gains or losses included in the separate component of shareholders’ equity for securities transferred from available-for-sale to held-to-maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

A decline in the market value of any available-for-sale or held-to-maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

Other investments include equity securities which have no readily determined fair value. These investments are carried at cost.

Loans, Loan Fees and Interest Income on Loans

Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loans observable market price or at the fair value of the collateral, if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that all amounts that are due according to the contract and terms of the loan agreement will not be collected.

Loan fees, net of certain origination costs, are deferred and amortized over the lives of the respective loans.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The allowance represents an amount, which in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

allowance for loan losses, management uses a loan grading system that rates loans in eight different categories. Grades five through eight are assigned allocations of loss based on management’s estimate of potential loss, which is generally based on discounted, collateral deficiencies or loss percentages by grade used by the federal bank regulators. Loans graded one through four are stratified by type and allocated loss ranges based on peer group loss experience, regulatory guidelines and the Bank’s loss history. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses.

Management uses an outsourced independent loan review specialist on a annual basis to corroborate and challenge the internal loan grading system and methods used to determine the adequacy of the allowance for loan losses.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such regulators may require additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related asset. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to expense as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are:

Buildings	40 years
Leasehold improvements	3 - 25 years
Equipment and furniture	3 - 10 years

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are secured borrowings from customers and are treated as financing activities and are carried at the amounts at which the securities will be subsequently reacquired as specified in the respective agreements.

Income Taxes

The Company uses the liability method of accounting for income taxes, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, this method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Net Earnings Per Share

Basic net earnings per share is based on the weighted average number of common shares outstanding during the period. Diluted net earnings per share includes the effects of potential common shares outstanding during the period. The average market price during the year is used to compute equivalent shares. The reconciliation of the amounts used in the computation of both basic earnings per share and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002  are as follows:

	Net Earnings	Average Shares Outstanding	Per Share Amount
For the year ended December 31, 2004:
Net earnings—basic	$1,846,128	2,940,743	$0.63
Effect of dilutive stock warrants/options	0	428,072
Net earnings—diluted	$1,846,128	3,368,815	$0.55
For the year ended December 31, 2003:
Net earnings—basic	$1,323,047	2,925,653	$0.45
Effect of dilutive stock warrants/options	0	479,636
Net earnings—diluted	$1,323,047	3,405,289	$0.39
For the year ended December 31, 2002:
Net earnings—basic	$591,933	2,699,089	$0.22
Effect of dilutive stock warrants/options	0	316,389
Net earnings—diluted	$591,933	3,015,478	$0.20

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

The Company’s stock-based compensation plan is accounted for under Accounting Principles Board Opinion No. 25 and related interpretations. No compensation expense has been recognized related to the grant of the incentive stock options. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company’s net earnings and net earnings per share would have been reduced to the proforma amounts indicated below. For disclosure purposes, the Company immediately recognized the expense associated with the option grants assuming that all awards vest upon grant.

		2004	2003	2002
Net earnings	As reported	$1,846,128	$1,323,047	$591,933
	Effect of grants, net of tax	(76,957)	(78,098)	(30,906)
	Effect of forfeitures, net of tax	5,022	0	0
	Proforma	$1,774,193	$1,244,949	$561,027
Basic earnings per share	As reported	$0.63	$0.45	$0.22
	Proforma	$0.60	$0.43	$0.21
Diluted earnings per share	As reported	$0.55	$0.39	$0.20
	Proforma	$0.53	$0.37	$0.19

The weighted average fair value of options at grant date in 2004, 2003 and 2002 was $4.56, $4.04 and $3.03, respectively. The fair value of each option is estimated on the date of grant using the Minimum Value options-pricing model with the following weighted average assumptions used for grants in 2004, 2003 and 2002, respectively—dividend yield of 4.00%, 3.00% and 2.80%, respectively; risk-free interest rate of 4.03%, 4.00% and 5.00%, respectively; and an expected life of 10 years for all periods presented.

Recent Accounting Pronouncements

Meaning of Other-Than-Temporary-Impairment

In March 2004, The Emerging Issues Task Force (“EITF”) issued EITF 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“EITF 03-1”). EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired. The disclosure guidance was fully effective for other-than-temporary impairment evaluations made in reporting periods ending after June 15, 2004, whereas the recognition and measurement guidance has been deferred. The disclosures required by EITF 03-1 are included in note 2 to the consolidated financial statements. The Company did not recognize an impairment loss on any investment in 2004 or 2003.

Share-Based Payment

In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123 (R)”). SFAS No. 123 (R), Share-Based Payment, requires all share-based payments to employees and directors, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. For the Company, SFAS No. 123 (R) is effective beginning January 1, 2006. Since the Company currently has unvested share-based plans, the adoption of these requirements will have an impact on the Company’s financial statements beginning January 1, 2006.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain amounts in the 2003 and 2002 consolidated financial statements have been restated to conform to the 2004 presentation.

(2) INVESTMENT SECURITIES

Investment securities available for sale at December 31, 2004 and 2003 are as follows:

	December 31, 2004
	Gross Amortized Cost	Gross Unrealized Gains	Estimated Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$ 8,287,952	67	30,378	8,257,641
Mortgage backed securities	16,781,330	46,741	115,248	16,712,823
Municipal securities	9,426,140	205,563	62,186	9,569,517
Corporate securities	250,000	0	625	249,375
Trust preferred securities	250,000	0	0	250,000
	$ 34,995,422	252,371	208,437	35,039,356

	December 31, 2003
	Gross Amortized Cost	Gross Unrealized Gains	Estimated Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$ 4,385,858	47,003	998	4,431,863
Mortgage backed securities	20,742,303	70,634	164,769	20,648,168
Municipal securities	8,857,304	123,923	163,418	8,817,809
Corporate securities	250,000	0	0	250,000
	$ 34,235,465	241,560	329,185	34,147,840

The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003:

	December 31, 2004
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agencies	$ 5,579,280	20,720	1,270,443	9,658	6,849,723	30,378
Mortgage backed securities	0	0	11,112,381	115,248	11,112,381	115,248
Municipal securities	0	0	2,863,342	62,186	2,863,342	62,186
Corporate securities	0	0	249,375	625	249,375	625
	$ 5,579,280	20,720	15,495,541	187,717	21,074,821	208,437

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(2) INVESTMENT SECURITIES (Continued)

	December 31, 2003
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agencies	$ 0	0	430,332	998	430,332	998
Mortgage backed securities	0	0	15,755,308	164,769	15,755,308	164,769
Municipal securities	0	0	4,655,801	163,418	4,655,801	163,418
	$ 0	0	20,841,441	329,185	20,841,441	329,185

At December 31, 2004, unrealized losses in the investment securities portfolio related to debt securities totaled $208,437. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2004 table above 4 out of 5 securities issued by U.S. government agencies, 7 out of 26 securities issued by municipalities, 19 out of 27 mortgage backed securities and the corporate security contained unrealized losses. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The amortized cost and estimated fair value of securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Less than 1 year	$ 7,008,193	$ 6,987,540
1 to 5 years	500,000	498,600
5 to 10 years	929,516	942,500
More than 10 years	9,776,383	9,897,893
Mortgage backed securities	16,781,330	16,712,823
	$ 34,995,422	$ 35,039,356

Proceeds from sales of investment securities in 2004, 2003 and 2002 totaled $6,512,718, $17,163,553 and $12,908,000, respectively. Gross gains and losses are as follows:

	2004	2003	2002
Gross gains on sales	$ 21,363	156,224	165,407
Gross losses on sales	(76,965)	(72,527)	(38,923)
Gross gains on calls	4,794	2,000	0
Gross losses on calls	0	0	(2,345)
Net gains (losses)	$ (50,808)	85,697	124,139

Securities with a carrying value of $10,835,241 and $18,932,326 at December 31, 2004 and 2003, respectively, were pledged to collateralize public deposits and for other purposes.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(3) LOANS

Major classifications of loans at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Commercial	$ 15,350,256	11,705,627
Real estate	170,093,157	133,597,470
Consumer	7,066,434	4,457,527
	192,509,847	149,760,624
Less: Allowance for loan losses	2,654,334	2,131,752
Net unearned loan fees	214,966	165,571
Net loans	$ 189,640,547	147,463,301

An analysis of the activity in the allowance for loan losses is presented below:

	2004	2003	2002
Balance at beginning of year	$ 2,131,752	1,889,306	1,114,411
Provision for loan losses	585,000	266,000	885,000
Loans charged off	(83,995)	(27,028)	(111,198)
Recoveries on loans charged off	21,577	3,474	1,093
	$ 2,654,334	2,131,752	1,889,306

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in Fayette, Coweta and other surrounding Georgia counties. A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

The Company originates certain fixed rate mortgage loans and commits these loans for sale. The commitments to originate fixed rate mortgage loans and the commitments to sell these loans to a third party are both derivative contracts. These derivative contracts, which exactly and equally offset each other, are entered into simultaneously and therefore have no effect on the recorded amounts in the financial statements.

The Bank had $154,381 and $100,680 of loans classified as impaired at December 31, 2004 and 2003 respectively.

(4) PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2004 and 2003, are summarized as follows:

	2004	2003
Land	$ 1,995,062	1,123,650
Building	2,653,152	2,222,477
Leasehold improvements	357,325	306,381
Equipment, furniture and vehicles	2,219,779	1,751,717
	7,225,318	5,404,225
Less accumulated depreciation and amortization	1,012,558	631,886
	$ 6,212,760	4,772,339

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(4) PREMISES AND EQUIPMENT (Continued)

Depreciation expense and leasehold amortization were $380,672, $297,720 and $155,393 for the years ended December 31, 2004, 2003 and 2002, respectively.

(5) DEPOSITS

At December 31, 2004, the scheduled maturities of time deposits are as follows:

2005	$ 83,150,335
2006	27,481,378
2007	8,300,197
2008	6,821,289
2009	5,357,768
$ 131,110,967

The Bank had brokered time deposits at December 31, 2004 and 2003, of approximately $26,221,000 and $20,049,000, respectively. Brokered time deposits at December 31, 2004 had a weighted average interest rate of 2.64%.

(6) JUNIOR SUBORDINATED DEBENTURES

On September 29, 2004, the Company issued, through a wholly owned Delaware statutory trust, Georgia Bancshares Capital Trust I (the “Trust”), $6,500,000 of preferred beneficial interests in the Company’s unsecured junior subordinated debentures (trust preferred securities) that qualify as Tier I capital under Federal Reserve Board guidelines within certain limitations. The Company owns all of the common securities of the Trust. The proceeds from the issuance of the common securities and the trust preferred securities were used by the Trust to purchase $6,702,000 of junior subordinated debentures of the Company, which carry a floating rate of interest adjusted every three months to the three-month London Interbank Offered Rate (LIBOR) plus 2.60%. At December 31, 2004, this rate was 4.67%. Of the proceeds received by the Company from the sale of the junior subordinated debentures, $202,000 was used for the common securities of the Trust and $6,500,000 was used to strengthen the capital position of the Bank to accommodate current and future growth. The debentures and related accrued interest represent the sole assets of the Trust.

The trust preferred securities accrue and pay distributions quarterly, at an interest rate equal to the three-month LIBOR rate plus 2.60%. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of accrued and unpaid distributions required to be paid on the trust preferred securities, the redemption price with respect to any trust preferred securities called for redemption by the Trust, and payments due upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust.

The trust preferred securities are mandatorily redeemable upon maturity of the debentures on October 18, 2034, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after October 18, 2009. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the unpaid principal amount, plus any accrued unpaid interest.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(7) FHLB BORROWING AGREEMENT

In 2003, the Bank entered into an agreement with the Federal Home Loan Bank (“FHLB”) whereby the FHLB agreed to provide the Bank credit facilities. Any amounts advanced by the FHLB would be collateralized under a Blanket Floating Lien covering all of the Bank’s 1-4 family first mortgage loans and commercial real estate loans. The Bank may draw advances up to 75% and 50% respectively, of the outstanding balance of these loans based on the agreement with the FHLB. Additionally, the FHLB allows for borrowing utilizing other assets as collateral such as investments, cash balances and other types of loans. At December 31, 2004, the Bank had $2 million in advances outstanding under this facility with total collateral valued at $12,108,944.

(8) INCOME TAXES

The components of income tax expense for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Current	$ 1,087,325	692,388	404,510
Deferred	(146,124)	(10,914)	(178,010)
Change in valuation allowance	(52,201)	48,526	0
	$ 889,000	730,000	226,500

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Pretax income at statutory rate	$ 929,944	698,036	278,267
Add:
Tax exempt income	(114,831)	(81,127)	(64,312)
Other, primarily state income taxes	73,887	113,091	12,545
	$ 889,000	730,000	226,500

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(8) INCOME TAXES (Continued)

The following summarizes the sources and expected tax consequences of future taxable deductions (income), which comprise the net deferred taxes at December 31, 2004 and 2003.

	2004	2003
Deferred income tax assets:
Allowance for loan losses	$ 908,012	722,810
Net unrealized losses on investment securities	0	29,793
Other	4,277	2,880
Total gross deferred income tax assets	912,289	755,483
Deferred income tax liabilities:
Premises and equipment	(255,358)	(214,883)
Net unrealized gains on investment securities	(16,695)	0
Total gross deferred income tax liabilities	(272,053)	(214,883)
Net deferred income tax asset before valuation allowance	640,236	540,600
Valuation allowance	0	(52,201)
Net deferred income tax asset	$ 640,236	488,399

(9) EMPLOYEE AND DIRECTOR BENEFIT PROGRAMS

The Company has a 2001 Stock Incentive Plan (the “Plan”) whereby certain stock-based rights, such as stock options, may be granted to eligible directors and employees. The number of shares issuable under the Plan is equal to 15% of the outstanding shares of stock of the Company, or 443,153 shares at December 31, 2004.

Under the Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant. All options granted vest over a four-year period. All options expire after ten years. A summary of the activity in the Plan is presented below:

	2004		2003		2002
	Shares	Weighted Average Option Price Per Share	Shares	Weighted Average Option Price Per Share	Shares	Weighted Average Option Price Per Share
Outstanding, beginning of year	187,264	$ 7.55	186,806	$ 6.65	98,436	$ 5.40
Granted during the year	200,275	$ 14.20	29,131	$ 12.61	90,702	$ 8.00
Forfeited during the year	(16,269)	$ 9.22	(14,354)	$ 7.07	(2,332)	$ 6.69
Exercised during the year	(4,142)	$ 8.20	(14,319)	$ 6.49	0	—
Outstanding, end of year	367,128	$ 11.10	187,264	$ 7.55	186,806	$ 6.65
Number of shares exercisable	98,190	$ 6.70	60,334	$ 6.24	24,316	$ 5.40

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(9) EMPLOYEE AND DIRECTOR BENEFIT PROGRAMS (Continued)

Options outstanding at December 31, 2004 are exercisable at option prices ranging from $5.40 to $15.00, as presented in    the table below. Such options have a weighted average remaining contractual life of approximately eight years.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Exercise Price
$5.40 - $8.00	143,086	7 years	$6.53	91,830	$6.28
$11.60 - $15.00	224,042	9 years	$14.04	6,360	$12.76
Outstanding at end of year	367,128	8 years	$11.10	98,190	$6.70

The Company sponsors a defined contribution plan, intended to comply with the requirements of section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain minimum age and service requirements. Contributions to the plan are made each payroll period and are approved annually by the Board of Directors. The Company matched each participant’s contributions up to 6% of the participant’s eligible compensation, which amounted to $146,705, $90,409 and $35,048 in 2004, 2003 and 2002, respectively.

(10) SHAREHOLDERS’ EQUITY

In consideration of their efforts in organizing the Bank and their commitment to serve as its initial directors, the organizers received warrants entitling each of them, for each share purchased by the organizer in the initial stock offering, to purchase at any time before February 18, 2010, an additional share of common stock at the offering price of $10, which adjusted for subsequent stock splits now equals $5.12. Rights to purchase 680,015 (adjusted for stock splits) shares were granted to the organizers. At December 31, 2004 rights to purchase 582,359 shares remained outstanding. Organizers may not sell or otherwise transfer the warrants without the prior written consent of the Company.

The warrants were not immediately exercisable. The right to exercise the warrants vested with respect to one-third of the warrant shares per year and all were fully vested by September 9, 2002. The Company has the right, upon notice from its regulators that the Bank is capital deficient, to require each organizer to exercise or forfeit all of his/her warrants within a specified deadline of the Company’s call for the exercise of the warrants.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(10) SHAREHOLDERS’ EQUITY (Continued)

The consolidated balance sheet as of December 31, 2003, reflects a liability of $369,250 described as “Stock purchase obligation.”  This amount was recorded in 2001 following the dissention by a minority shareholder to the plan of share exchange to recognize the bank into a holding company structure. On April 12, 2004, an order was received from the court establishing the aggregate principal sum of $657,730 to be paid to the dissenting shareholder. This amount was paid on April 13, 2004. The impact of this settlement on the consolidated balance sheet of the Company was the elimination of the $369,250 stock purchase obligation liability and a reduction of common stock in the amount of the differential, $288,480.

(11) DIVIDEND RESTRICTIONS

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. The amount of dividends the Bank may pay in 2005 without prior approval is approximately $1,011,000.

(12) REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent regulatory notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(12) REGULATORY MATTERS (Continued)

Actual capital amounts and ratios are also presented in the table (amounts presented in thousands).

	Actual		For Capital Adequacy Purposes		To be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total Risk-Based Capital to Risk-Weighted Assets:
Consolidated	$30,233	13.65%	$17,723	8.00%	N/A	N/A
Bank	$29,001	13.16%	$17,630	8.00%	$22,037	10.00%
Tier I Capital to Risk-Weighted Assets:
Consolidated	$27,579	12.45%	$8,861	4.00%	N/A	N/A
Bank	$26,347	11.96%	$8,815	4.00%	$13,222	6.00%
Tier I Capital to Average Assets
Consolidated	$27,579	9.94%	$11,098	4.00%	N/A	N/A
Bank	$26,347	10.55%	$9,992	4.00%	$12,490	5.00%
As of December 31, 2003:
Total Risk-Based Capital to Risk-Weighted Assets:
Consolidated	$21,453	12.36%	$13,881	8.00%	N/A	N/A
Bank	$17,957	10.41%	$13,805	8.00%	$17,256	10.00%
Tier I Capital to Risk-Weighted Assets:
Consolidated	$19,321	11.13%	$6,941	4.00%	N/A	N/A
Bank	$15,825	9.17%	$6,902	4.00%	$10,354	6.00%
Tier I Capital to Average Assets:
Consolidated	$19,321	10.38%	$7,444	4.00%	N/A	N/A
Bank	$15,825	8.54%	$7,415	4.00%	$9,269	5.00%

(13) MISCELLANEOUS OPERATING EXPENSES

Components of other operating expenses which are greater than 1% of interest income and other operating income are as follows:

	2004	2003	2002
Legal and accounting fees	$221,153	166,517	151,264
Business development	$153,688	113,880	59,698
Supplies	$124,424	127,688	99,483

(14) RELATED PARTY TRANSACTIONS

The Bank conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Bank that loan transactions with directors and executive officers be made on substantially the same terms as those

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(14) RELATED PARTY TRANSACTIONS (Continued)

prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 2004:

Beginning balance	$1,928,118
Loans advanced	3,016,925
Repayments	(2,965,658)
Ending balance	$1,979,385

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to $4,532,297 and $2,273,811 at December 31, 2004 and 2003, respectively.

(15) COMMITMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments could include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

	Approximate Contract Amount
	2004	2003
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$34,864,762	38,498,728
Standby letters of credit	$2,452,472	666,974

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(15) COMMITMENTS (Continued)

to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Bank has obtained lines of credit available with correspondent banks to purchase federal funds. At December 31, 2004, unused lines of credit totaled $9,200,000.

The Company leases various office space for banking facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2004 are as follows:

2005	$84,000
2006	66,000
2007	34,500
2008	30,000
Total minimum obligation	$214,500

Total rent expense was $72,000, $37,133 and $37,342  for 2004, 2003 and 2002, repectively.

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Cash Equivalents

For cash, due from banks, interest-bearing deposits in other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Securities Available-for-Sale

Fair values for securities available-for-sale are based on quoted market prices.

Other Investments

The carrying value of other investments approximates fair value.

Loans

The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Bank Owned Life Insurance

The carrying value of bank owned life insurance reasonably approximates its fair value.

Deposits

The fair value of demand deposits, savings accounts, NOW accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using current rates at which comparable certificates would be issued.

Securities Sold Under Agreements to Repurchase

The carrying value of securities sold under agreements to repurchase approximates fair value.

Federal Funds Purchased

The carrying value of federal funds purchased approximates fair value.

FHLB Advances

The fair value of FHLB advances is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

Junior Subordinated Debentures

Because the junior subordinated debentures carry a variable interest rate that reprices frequently, their carrying value approximates fair value.

Commitments to Extend Credit and Standby Letters of Credit

Because commitments to extend credit and standby letters of credit are made using variable rates and have short maturities, the carrying value and the fair value are immaterial.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include, deferred income taxes and premises and equipment. In addition, the tax ramifications

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair values (in thousands) of the Company’s financial instruments at December 31, 2004 and 2003 are as follows:

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$9,747	9,747	15,433	15,433
Securities available-for-sale	$35,039	35,039	34,148	34,148
Other securities	$1,540	1,540	1,358	1,358
Loans, net	$189,641	189,419	147,463	147,912
Bank owned life insurance	$4,715	4,715	0	0
Liabilities:
Deposits	$212,258	212,857	181,968	183,743
Securities sold under agreements to repurchase	$529	529	670	670
Federal funds purchased	$5,500	5,500	0	0
Federal Home Loan Bank advances	$2,000	1,998	2,000	1,996
Junior subordinated debentures	$6,702	6,702	0	0

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(17) CONDENSED FINANCIAL INFORMATION OF GEORGIA BANCSHARES, INC.

CONDENSED BALANCE SHEETS
as of December 31, 2004 and 2003

	2004	2003
Assets
Cash	$345,651	$2,542,486
Investment in subsidiary	26,373,758	15,766,929
Other investments	1,158,900	956,900
Total assets	$27,878,309	$19,266,315
Liabilities and Shareholders’ Equity
Junior subordinated debentures	$6,702,000	$0
Other liabilities	70,126	3,500
Total liabilities	6,772,126	3,500
Shareholders’ equity	21,106,183	19,262,815
Total liabilities and shareholders’ equity	$27,878,309	$19,266,315

CONDENSED STATEMENTS OF EARNINGS
for the year ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Income:
Interest income from bank subsidiary	15,305	47,213	80,856
Interest and dividends on investments	5,660	0	0
Total income	20,965	47,213	80,856
Expenses:
Interest expense	80,883	0	3,385
Legal and accounting	71,236	46,210	13,059
Other expenses	44,475	47,016	23,610
Total expenses	196,594	93,226	40,054
Income (loss) before income taxes and equity in undistributed net earnings of subsidiary	(175,629)	(46,013)	40,802
Income taxes	0	0	8,500
Income (loss) before equity in undistributed net earnings of subsidiary	(175,629)	(46,013)	32,302
Equity in undistributed net earnings of subsidiary	2,021,757	1,369,060	559,631
Net earnings	$1,846,128	$1,323,047	$591,933

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)

(17) CONDENSED FINANCIAL INFORMATION OF GEORGIA BANCSHARES, INC. (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
for the year ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:
Net earnings	$1,846,128	$1,323,047	$591,933
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Equity in undistributed net earnings of subsidiary	(2,021,757)	(1,369,060)	(559,631)
Other operating activities	66,626	(5,000)	49,674
Net cash provided by (used in) operating activities	(109,003)	(51,013)	81,976
Cash flows from investing activities:
Capital infusion to subsidiary	(8,500,000)	(500,000)	(2,500,000)
Purchase of other investments	(202,000)	(650,900)	0
Payments on other borrowings	0	0	(400,000)
Net cash used in investing activities	(8,702,000)	(1,150,900)	(2,900,000)
Cash flows from financing activities:
Proceeds from junior subordinated debentures	6,702,000	0	0
Net proceeds of stock offering	0	0	6,459,454
Proceeds from exercise of warrants and options	200,648	92,973	0
Payments on fractional shares	0	(4,517)	0
Proceeds from sale of treasury stock	0	42,185	200
Purchase of treasury stock	0	(42,867)	(1,772)
Settlement of stock purchase obligation	(288,480)	0	0
Net cash provided by financing activities	6,614,168	87,774	6,457,882
Net increase in cash	(2,196,835)	(1,114,139)	3,639,858
Cash at beginning of year	2,542,486	3,656,625	16,767
Cash at end of year	$345,651	$2,542,486	$3,656,625

Management’s Discussion and Analysis or Plan of Operation

Overview

Georgia Bancshares, Inc. is a Georgia corporation formed on December 21, 2000 to serve as the holding company for The Bank of Georgia, a Georgia state chartered bank incorporated on September 9, 1999. We commenced operations as The Bank of Georgia on February 18, 2000. On April 19, 2001, shareholders of The Bank of Georgia approved the reorganization of the bank into a holding company structure. Upon consummation of the reorganization on May 18, 2001, shares of the bank’s common stock were exchanged for shares of the holding company’s common stock. On July 9, 2001, we expanded our operations by opening our first branch in Newnan, Georgia. In November 2002, we opened an office at 100 Westpark Drive in Peachtree City, Georgia. On January 3, 2003 we designated that office as our corporate main office. Our former main office at 2008 Highway 54 West, Fayetteville remains open as a branch office. In June 2003 a new branch was opened within the Kroger Towne Center Store in Fayetteville, and our new full-service branch was opened in Tyrone, Georgia on August 26, 2003. In 2004 we opened a new branch on Highway 154 in Sharpsburg in April and a new full-service branch was opened on Highway 74 in Fairburn in November.

We conduct a community-oriented commercial and retail banking business focused on serving the banking needs of individuals and small-to medium-sized businesses. From the outset we have grown rapidly, and this trend continued during 2004, as we increased from $205.1 million in total assets at December 31, 2003 to $249.6 million in total assets at December 31, 2004. We continue to operate profitably. Profits increased from $1,323,047 for fiscal year 2003 to $1,846,128 for fiscal year 2004.

The following table sets forth selected measures of our financial performance for the periods indicated:

	Georgia Bancshares, Inc.	Georgia Bancshares, Inc.
	Year Ended December 30, 2004	Year Ended December 31, 2003
	(Audited)	(Audited)
Income Statement
Total Revenues(1)	$ 14,190,618	$ 11,583,605
Net Income	$ 1,846,128	$ 1,323,047

	Georgia Bancshares, Inc.	Georgia Bancshares, Inc.
	at December 31, 2004	at December 31, 2003
	(Audited)	(Audited)
Balance Sheet
Total Assets	$ 249,550,051	$ 205,091,630
Total Loans(2)	$ 189,640,547	$ 147,463,301
Total Deposits	$ 212,258,018	$ 181,967,776

(1)          Total revenue equals total interest income plus total non-interest income.

(2)          Total loans reported net of loan loss reserve and unearned income.

In summary, management is well pleased with the results for 2004 and the bank’s financial position as of December 31, 2004. Despite the lowest interest rate environment in recent history, the bank experienced a 39.3% increase in net interest income in 2004 when compared to 2003. The net interest margin increased from 3.77% to 4.33% during this period. Our goal is to achieve and maintain a net interest margin in excess of 4.00%. We are pleased that we were able to achieve this goal during 2004. The increase in the volume of loans outstanding during 2004 has positively impacted our increase in net interest income, but the lowering of the cost of our interest-bearing liabilities has also made a significant contribution. This has been influenced by our strategy to continue to serve our designated markets with seasoned loan originators and develop a strong branch network to service our new and existing customers.

Beginning with our single location in Fayetteville in 2000, we have added a branch in Newnan in 2001, a new location in Peachtree City in 2002, and two locations (Fayetteville—Towne Center and Tyrone) in 2003. Two additional branches were opened during 2004 (Sharpsburg and Fairburn). We have seen positive results from the expansion of our branch network during 2004. Total deposits increased to $212,258,018 at December 31, 2004 from $181,967,776 at December 31, 2003. Of this $30,290,242 increase, $22,049,488 was in non-interest-bearing and interest-bearing transaction accounts. We believe that the sustained additions of quality loans and lower cost deposits will positively impact our results in coming years.

The following discussion describes our results of operations for 2004 as compared to 2003 and to 2002, and also analyzes our financial condition as of December 31, 2004 as compared to December 31, 2003. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the incomes on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Consolidated Balance Sheets and Net Interest Analysis” table shows the average balance during 2004, 2003, and 2002 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Changes in Interest Income and Expense” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a “Interest Rate Sensitivity” to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, or loans and our deposits and other borrowings.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses and the allocation of this allowance among our various categories of loans.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe various components of this non-interest income, as well as our non-interest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and other statistical information also included in this report. Analysis of the results should be made with an understanding of our relatively short history.

Critical Accounting Policies

The accounting and financial reporting policies of Georgia Bancshares, Inc. and its subsidiary, The Bank of Georgia, conform to accounting principles generally accepted in the United States of America and to general practices within the financial services industry. The only accounting policy that we have deemed “critical” relates to the provision and allowance for loan losses as discussed in detail on page 22 herein. In determining which accounting policies are critical in nature, we have identified the policy that requires significant judgment or complex estimates. The application of this policy has a significant impact on our financial statements. Our financial results could differ significantly if different judgments or estimates are applied in the application of this policy.

Analysis of the Fiscal Years Ended December 31, 2004, December 31, 2003, and December 31, 2002

Results of Operations

During 2004, total assets increased $44.5 million, or 21.7%, to $249.6 million when compared to December 31, 2003. The primary reason for this increase in assets were increases in loans of $42.2 million. Total deposits increased $30.3 million, or 16.6%, from the December 31, 2003 amount of $182.0 million. Shareholders’ equity was $21.2 million at December 31, 2004.

At December 31, 2003, total assets were $205.1 million. Net loans totaled $147.5 million, total deposits were $182.0 million and shareholders’ equity equaled $19.3 million. Net interest income, after a provision for loan losses of $266,000, was $6.4 million for the year ended December 31, 2003.

At December 31, 2002, we had total assets of $171.6 million. Loans net of loan loss reserve and unearned income totaled $125.7million. After deductions for interest expense and provision for loan losses, our net interest income was $3.8 million for the year ended December 31, 2002. Total deposits were $142.6 million at December 31, 2002. As of December 31, 2002, shareholders’ equity was $18.3 million.

Net Income.   For the years ended December 31, 2004, December 31, 2003, and December 31, 2002, our net income was $1,846,128, $1,323,047 and $591,933 respectively.

Net Interest Income.   Our primary source of revenue is net interest income, which is the difference between the income on interest-earning assets and expense on interest-bearing liabilities. Our net interest income totaled $9.3 million for the year ended December 31, 2004 as compared to $6.7 million during the same period of 2003. The comparative net interest income for 2002 was $4.7 million. The net interest margin was 4.33% for the year ended December 31, 2004, 3.77% for the same period of 2003, and 3.36% for the year ended December 31, 2002. Average earning assets were $214.0 million during 2004 as compared to $176.4 million during 2003 and $140.8 million during 2002.

Average Balances, Income and Expenses and Rates.   The following tables set forth, for the periods indicated, information related to our average balance sheet and average yields on assets and average rates paid on liabilities. We derived these yields or rates by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated.

TABLE 1
Average Consolidated Balance Sheets and Net Interest Analysis
(in thousands)

	For the Years ended December 31,
	2004			2003			2002
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Interest earning assets:
Investments:
Federal funds sold and interest-bearing deposits	$ 8,865	136	1.53%	$ 4,816	52	1.08%	$ 3,369	59	1.75%
Taxable	26,912	928	3.45%	27,474	965	3.51%	26,167	1,313	5.02%
Tax exempt	8,819	338	3.83%	6,070	226	3.72%	3,931	157	3.99%
Total Investments	44,596	1,402	3.14%	38,360	1,243	3.24%	33,467	1,529	4.57%
Loans (including loan fees)	169,396	12,106	7.15%	136,066	9,955	7.32%	106,726	8,039	7.53%
Total interest earning assets	213,992	13,508	6.31%	174,426	11,198	6.42%	140,193	9,568	6.82%
Other non-interest earning assets	15,390			11,557			8,268
Total assets	$ 229,382			$ 185,983			$ 148,461
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Deposits:
Demand	$ 36,590	420	1.15%	$ 20,257	226	1.12%	$ 16,000	243	1.52%
Savings	2,821	21	0.74%	1,462	13	0.89%	774	10	1.29%
Time	136,968	3,656	2.67%	127,127	4,262	3.35%	100,330	4,488	4.47%
FHLB advances & other borrowings	5,158	146	2.83%	2,993	45	1.50%	4,959	96	1.94%
Total interest-bearing liabilities	181,537	4,243	2.34%	151,839	4,546	2.99%	122,063	4,837	3.96%
Non-interest bearing deposits	26,698			14,086			9,113
Other liabilities	1,220			1,260			1,166
Shareholders’ equity	19,927			18,798			16,119
Total liabilities and shareholders’ equity	$ 229,382			$ 185,983			$ 148,461
Excess of interest-bearing assets over interest-bearing liabilities	$ 32,455			$ 22,587			$ 18,130
Ratio of interest-earning assets to interest-bearing liabilities	117.88%			114.88%			114.85%
Net interest income		$ 9,265			$ 6,652			$ 4,731
Net interest spread			3.98%			3.43%			2.86%
Net interest margin			4.33%			3.77%			3.36%

Analysis of Changes in Net Interest Income.   Net interest can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in volume of earning assets and interest-bearing liabilities have affected our interest income and interest expenses during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate); and (ii) changes due to rates (changes in rates multiplied by prior period volume) is provided in the table below. No recognition of exemption from federal, state, or local taxation has been computed.  Although an overall reduction in interest rates has had a significant impact on net interest income, our rapid growth in a strong local economic environment has been a more important factor and has resulted in an increase in net interest income of $2,613,110 for the year ended December 31, 2004 over the year ended December 31, 2003. The change in net interest income has been affected primarily by increases in volume of both loans and deposits rather than changes in average rates.

TABLE 2
Changes in Interest Income and Expense
(in thousands)

	Increase (decrease) due to changes in:
	2004 over 2003			2003 over 2002
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest income on:
Federal funds sold and interest-bearing deposits	$ 44	40	84	$ 25	(32)	(7)
Taxable investments	(20)	(17)	(37)	66	(414)	(348)
Non-taxable investments	102	10	112	85	(16)	69
Loans (including loan fees)	2,439	(288)	2,151	2,210	(294)	1,916
Total Interest Income	2,565	(255)	2,310	2,386	(756)	1,630
Interest expense on:
Deposits:
Demand	182	12	194	65	(82)	(17)
Savings	12	(4)	8	9	(6)	3
Time	330	(936)	(606)	1,199	(1,425)	(226)
FHLB advances & other borrowings	33	68	101	(38)	(13)	(51)
Total Interest Expense	557	(860)	(303)	1,234	(1,525)	(291)
Increase in net interest income	$ 2,008	605	2,613	$ 1,152	769	1,921

Other Income and Expense

Other Income.   Other income was $682,168 for the year ended December 31, 2004; $385,526 for the year ended December 31, 2003 and $416,833 for the year ended December 31, 2002. Service fees on deposit accounts, the largest component of non-interest income, have increased steadily from $168,293 in 2002, to $222,145 in 2003 and to $310,987 in 2004. The growth in service charges and portions of other operating income is attributable to the growth in the number of deposit accounts serviced by The Bank of Georgia and an increase in fee-related transactions by bank customers. The most significant impact to the non-interest income portion of the Company’s earnings was the establishment of a mortgage division within the Bank in July of 2004. During the last six months of 2004, the Mortgage Division generated mortgage-origination fees of $245,338. This amount is included in the Other operating income figure in the Consolidated Statements of Earnings. A loss $12,128 was realized during 2004 from the sale of certain repossessed assets, whereas a gain of $56,001 was realized from the sale of other investments in 2002. The sale of available-for-sale investment securities produced an aggregate loss of $50,808 in 2004 and gains of $85,697 and $124,139, respectively, in 2003 and 2002.

Other Expense.   Total other expense was $6.6 million for the year ended December 31, 2004; $4.7 million for the year ended December 31, 2003 and $3.4 million for the year ended December 31, 2002. This increase was primarily due to the continued growth we realized in 2004 and the cost associated with our branch building program. Salary and employee benefits expense totaled $4.0 million in 2004, an increase of 52.3% over the $2.6 million recorded in 2003 and compared to the $2.0 million incurred in 2002. The increase in salary and employee benefits expense is due to hiring additional staff that was necessitated by internal growth, and salary increases granted during the normal course of business. As a point of reference, the number of full time employees has increased from 22 at the beginning of 2002 to 64 at the end of 2004. Occupancy and equipment expense, data processing expense and other operating expenses increased each year as the number of full-service branches have also increased each year. Depreciation expense was $380,672 in 2004, $297,720 in 2003 and $155,393 in 2002. Data processing expense increased to $598,206 in 2004 from $454,844 in 2003 and from $324,563 during 2002. Other operating expenses were $1,294,490 in 2004, $1,079,005 in 2003 and $800,704 in 2002.

Analysis of Financial Condition

At December 31, 2004, total consolidated assets were $249.6 million. Our primary assets were net loans of $189.6 million and securities available for sale of $35.0 million. Our liabilities at December 31, 2004 were $228.4 million, consisting primarily of deposits of $212.3 million and junior subordinated debentures of $6.7 million. At December 31, 2004, total shareholders’ equity totaled $21.1 million.

At December 31, 2003, total consolidated assets were $205.1 million. Our primary assets were net loans of $147.5 million, securities available for sale of $34.1 million, and cash and deposits due from correspondent banks of $8.5 million. Our liabilities at December 31, 2003 were $185.9 million, consisting primarily of deposits of $182.0 million and Federal Home Loan Bank of Atlanta advances of $2 million. At December 31, 2003, total shareholders’ equity totaled $19.3 million.

At December 31, 2002, total consolidated assets were $171.6 million. Our primary assets were net loans of $125.8 million and securities available for sale of $34.8 million. Our liabilities at December 31, 2002 were $153.4 million, consisting primarily of deposits of $142.6 million. At December 31, 2002, total shareholders’ equity totaled $18.3 million.

Investments

Our available-for-sale investment portfolio of $35.0 million as December 31, 2004 consisted primarily of debt securities, which provide the Bank with a source of liquidity, a stable source of income and serve as a vehicle to implement asset and liability management strategies. This represented an increase of $0.9 million (2.6%) over the $34.1 million held at December 31, 2003. The Company believes the investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds and supplying securities to pledge as required collateral for certain public deposits. Investment securities in the available-for sale category are stated at fair value. These securities may be sold, retained until maturity, or pledged as collateral for liquidity and borrowing in response to changing interest rates, changes in prepayment risk and other factors as part of the Company’s overall asset liability management strategy.

TABLE 3
Investment Portfolio
(in thousands)

Available-for-Sale	2004	2003	2002
United States agencies	$8,258	$4,432	$6,072
State, county and municipal	9,569	8,818	5,002
Mortgage-backed securities	16,713	20,648	23,735
Corporate bonds	249	250	0
Trust Preferred Securities	250	0	0
Total available-for-sale	$35,039	$34,148	$34,809

The following table presents the expected maturity of the amortized cost of securities by maturity date and average yields based on amortized cost at December 31, 2004. The composition and maturity/re-pricing distribution of the securities portfolio is subject to change depending on rate sensitivity, capital and liquidity needs.

TABLE 4
Expected Maturity of Securities
(in thousands)

Maturities at December 31, 2004	United States Agencies	Wtd. Avg. Yld.	State, County. and Municipal	Wtd. Avg. Yld.	Mortgage- Backed Securities	Wtd. Avg. Yld.	Wtd. Corporate Bonds	Trust Avg. Yld.	Wtd. Preferred Securities	Wtd. Avg. Yld.
Within 1 year	$7,008	3.15%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
After 1 thru 5 years	500	3.33%	0	0.00%	1,744	4.12%	0	0.00%	0	0.00%
After 5 thru 10 years	0	0.00%	929	3.91%	6,438	4.41%	0	0.00%	0	0.00%
After 10 years	780	5.93%	8,497	4.05%	8,599	4.27%	250	6.25%	250	4.75%
Totals	$8,288	4.14%	$9,426	4.05%	$16,781	4.27%	$250	6.25%	$250	4.75%
Fair value	$8,258		$9,570		$16,713		$249		$250

Mortgage-backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities. The actual cash flow of mortgage-backed securities differs with this assumption. Additionally, some agency securities in the portfolio have call features. The above analysis assumes that callable agencies will mature on their final maturity date. The actual cash flow of agency securities may differ from this assumption.

Loans

Loans are our largest category of earning assets and typically provide higher yields than our other types of earning assets. At December 31, 2004, net loans (gross loans less the allowance for loan losses and unearned fees) totaled $189.6 million, or 82.0% of earning assets, which totaled $231.2 million. Earning assets consisted of loans of $189.6 million, or 82.0%, investment securities available for sale of $35.0 million, or 15.1%, interest bearing deposits with other banks totaling $5.1 million, or 2.2%, and other investments (consisting of stock in Community Financial Services, Inc. (the holding company for The Bankers Bank), Federal Home Loan Bank of Atlanta stock and stock in two community banks) of $1.5 million, or .6%. Average gross loans totaled $169.4 million during 2004 with a yield of 7.15%.

At December 31, 2003, net loans totaled $147.5 million, or 77.7% of earning assets, which totaled $189.9 million. Earning assets consisted of loans of $147.5 million, or 77.7%, investment securities available for sale of $34.1 million, or 18.0%, interest bearing deposits with other banks and Federal Funds sold of $6.9 million, or 3.6%, and other investments (consisting of stock in Community Financial

Services, Inc. and Federal Home Loan Bank of Atlanta stock) of $1.4 million or, .7%. Average gross loans totaled $136.1 million during 2003 with a yield of 7.32%.

At December 31, 2002, net loans totaled $125.8 million, or 77.8% of earning assets, which totaled $161.8 million. Earning assets consisted of loans of $125.8 million, investment securities available for sale of $34.8 million, or 21.5%, interest bearing deposits with other banks of $.5 million, or .3%, and other investments (described above) of $.7 million or 0.4%. Average gross loans totaled $106.7 million during 2002 with a yield of 7.53%.

Associated with loan yields are inherent credit and liquidity risks, which we attempt to control and counterbalance. The interest rates we charge on loans vary with the degree of risk and the maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulations also influence interest rates.

Real estate mortgage loans and construction and development loans constitute the principal components of our loan portfolio. For the year ended December 31, 2004, gross loans totaled $192.5 million with residential and non-residential/non-farm mortgage loans totaling $63.6 million and representing 33.0% of our portfolio, construction and development loans totaling $106.5 million and representing 55.3% of our portfolio, and non-real estate loans totaling $22.4 million and accounting for 11.7% of our loan portfolio.

For the year ended December 31, 2003, gross loans totaled $149.8 million with residential and non-residential/non-farm mortgage loans totaling $52.5 million and representing 35.0% of our portfolio, construction and development loans totaling $81.1 million and representing 54.2% of our portfolio, and non-real estate loans totaling $16.2 million and accounting for 10.8% of our loan portfolio.

For the year ended December 31, 2002, gross loans totaled $127.8 million with residential and non-residential /non-farm mortgages loans totaling $47.3 million and representing 37.0% of our portfolio, construction and development loans totaling $69.0 million and representing 54.0% of our portfolio, and non-real estate loans totaling $11.5 million and accounting for 9.0% of our loan portfolio.

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. Most of our real estate loans are secured by residential or commercial property. We do not generally make traditional long term residential mortgages, but we do make traditional second mortgage residential real estate loans and home equity lines of credit. We follow the common practice of financial institutions in our area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, we limit our loan-to-value ratio to 80%. Due to the short time our portfolio has existed, the current mix may not be indicative of the ongoing portfolio mix. We attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentrations of collateral.

We have been able to rapidly grow our loan portfolio since we commenced operations by refinancing loans with borrowers from other financial institutions and by originating new loans from individuals and businesses in the community. Our directors and officers have utilized banking relationships established during their previous employment with other financial institutions in our market area to generate loan business. A majority of our initial loans consisted of refinancing of seasoned credit or the continuation of business from borrowers who had preexisting banking relationships with our directors and officers. Our loan growth resulting from refinancing of seasoned credit has slowed as our business has continued to mature. In 2003 and 2004, we added additional seasoned loan personnel to augment our loan origination efforts and in the future we believe that most of our loans will originate from new business from existing and new customers. We also continue to seek new ways to tap into new markets both from new product lines in our current markets and from new geographic areas.

The following table shows the composition of our loan portfolio by category at December 31, 2004, December 31, 2003, December 31, 2002, December 31, 2001 and December 31, 2000.

TABLE 5
Loan Portfolio
(in thousands)

	December 31,
	2004	2003	2002	2001	2000
Commercial, financial & agricultural	$15,350	$11,705	$8,841	$6,601	$6,720
Real estate—construction	106,540	81,133	69,000	44,197	5,972
Real estate—mortgage	63,553	52,465	47,262	29,767	32,712
Consumer loans	7,067	4,458	2,661	2,113	1,228
	192,510	149,761	127,764	82,678	46,632
Less: Unearned interest and fees	(215)	(166)	(125)	(112)	(108)
Allowance for loan losses	(2,654)	(2,132)	(1,889)	(1,114)	(455)
Loans, net	$189,641	$147,463	$125,750	$81,452	$46,069

The following table sets forth the maturity distribution and interest rate sensitivity, for selected components of our loan portfolio as of December 31, 2004. The information in this table is based on the contractual maturities of the individual loans, including loans, which may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected above because borrowers may have the right to prepay obligations with or without prepayment penalties.

TABLE 6
Loan Portfolio Maturity
(in thousands)

	One Year or Less	Wtd. Avg. Yld.	Over One to Five Years	Wtd. Avg. Yld.	Over Five Years	Wtd. Avg. Yld.	Total	Wtd. Avg. Yld.
Commercial, financial & agricultural	$10,497	6.70%	$5,042	6.86%	$472	6.14%	$16,011	6.73%
Real estate—construction	93,646	6.24%	12,635	6.58%	259	5.32%	106,540	6.28%
Real estate—mortgage	14,935	6.29%	38,697	6.99%	9,922	6.69%	63,554	6.77%
Consumer	3,380	7.62%	3,025	7.53%	0	0.00%	6,405	7.58%
Totals	$122,458	6.32%	$59,399	6.92%	$10,653	6.63%	$192,510	6.52%

Variable / Fixed Rate Mix

	Variable Interest Rates	Wtd. Avg.Yld.	Fixed Interest Rates	Wtd.Avg.Yld.
Commercial, financial & agricultural	$2,668	7.34%	$13,343	6.66%
Real estate—construction	29,766	6.26%	76,774	6.24%
Real estate—mortgage	8,343	5.86%	55,211	7.25%
Consumer	0	0.00%	6,405	7.58%
Totals	$40,777	6.25%	$151,733	6.70%

Provision and Allowance for Loan Losses.   We have established an allowance for loan losses through a provision for loan losses charged to expense. The allowance represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of such factors as the balance of impaired loans, changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and a review of specific problem loans. On a quarterly basis, we perform an analysis of the adequacy of the loan loss allowance. In addition, we obtain an independent external loan review on a quarterly basis. Both the internal and external review use an eight point grade system to rate the loan portfolio. The eight categories we use are 1-Excellent, 2-Superior, 3-Average, 4-Below average, 5-Watch, 6-Substandard, 7-Doubtful, 8-Loss. Each category of the allowance carries a specific allocation ranging from 1% of the loan balance to 100%. For example, a loan rated substandard will have a 15% allowance allocation. We adjust the amount of the allowance periodically based on changing circumstances and the internal and external reviews. Moreover, each loan is assigned a rating at origination and then reviewed annually by the loan officer. A majority of the loans are also reviewed quarterly during the independent external review. Except for the consumer portfolio, which is rated as a group, loans are rated individually. On a monthly basis, we also monitor concentrations of credit, particularly in the areas of acquisition and development and construction lending.

Based on present information and ongoing evaluation, we consider the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Our judgment as to the adequacy of the allowance is based upon a number of assumptions about future events that we believe to be reasonable, but which may or may not prove to be accurate. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance. A loan is impaired when it is probable that we will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of expected payments, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices, or, for loans that are solely dependent on the collateral for repayment, the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses, and they may require us to record additions to the allowance based on their review of information available to them at the time of their examinations.

We calculate the allowance for loan losses based on our gross loans. Banks generally use their historical loss ratios as a benchmark for maintaining an adequate loan loss reserve. Because our bank did not have a historical loss ratio when we opened in February 2000, we initially established an allowance of one percent. Since that time we have periodically increased the allowance, based upon our evaluation of the factors previously discussed and our analysis of local and national economic trends. We also believe that the size of our loan portfolio is a component of overall risk. At December 31, 2004, our allowance for loan losses was $2,654,334, or 1.38% of outstanding loans, compared to an allowance for loan losses of $2,131,752, or 1.43% of outstanding loans, at December 31, 2003. The allowance for loan losses at December 31, 2002 was $1,889,306 or 1.48% of outstanding loans, at December 31, 2001 was $1,114,411, or 1.35% of outstanding loans, and at December 31, 2000 (the initial year of our operations as a commercial bank) the allowance totaled $455,000, or .98% of outstanding loans. We will continue to monitor and evaluate the risk in our loan portfolio throughout the year and we will adjust our philosophy and allowance targets if needed.

The following table sets forth certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004. It should be noted that the information as of December 31, 2000 is for The Bank of Georgia, as Georgia Bancshares, Inc. did not become the holding company for the Bank until May 18, 2001.

TABLE 7
Allowance for Loan Losses
(in thousands)

	December 31,
	2004	2003	2002	2001	2000
Balance at beginning of year	$2,132	$1,889	$1,114	$455	$0
Charge-offs:
Commercial, financial and agricultural	40	17	56
Real estate—construction			2
Real estate—mortgage			25
Consumer loans	44	10	28	1
Total charge-offs	84	27	111	1	0
Recoveries:
Commercial, financial and agricultural	20	1
Real estate—construction		2
Real estate—mortgage
Consumer loans	1	1	1
Total recoveries	21	4	1	0	0
Net charge-offs	(63)	(23)	(110)	(1)	0
Provision for loan losses	585	266	885	660	455
Balance at end of year	$2,654	$2,132	$1,889	$1,114	$455
Ratio of net charge-offs (recoveries) during the period to average loans outstanding	0.04%	0.02%	0.10%	0.00%	0.00%
Ratio of allowance to average total loans	1.55%	1.54%	1.75%	1.65%	2.33%
Ratio of allowance to loans at year-end	1.38%	1.43%	1.48%	1.35%	0.98%
Average loans outstanding	$171,730	$138,068	$108,146	$67,343	$19,550
Gross loans outstanding at end of period	$192,295	$149,595	$127,639	$82,557	$46,524

We discontinue accrual of interest on a loan when we conclude it is doubtful that we will be able to collect interest from the borrower. We reach this conclusion by taking into account factors such as the borrower’s financial condition, economic and business conditions, and the results of our previous collection efforts. Generally, we will place a delinquent loan in non-accrual status when the loan becomes 90 days or more past due. When we place a loan in non-accrual status, we will reverse all interest which has been accrued on the loan but remains unpaid, and we will deduct this interest from earnings as a reduction of reported interest income. We will not accrue any additional interest on the loan balance until we conclude the collection of both principal and interest is reasonably certain. The recorded investment in loans on non-accrual was $154,381 at December 31, 2004, $100,680 at December 31, 2003 and $13,857 at December 31, 2002. During the years 2000 and 2001 and at December 31, 2000 and December 31, 2001, there was no recorded investment in impaired loans. At December 31, 2004, December 31, 2003, December 31, 2002, December 31, 2001, and December 31, 2000, there were no loans which were 90 days or more past due and still accruing interest, and we did not have any restructured loans.

We do not include loans that are current as to principal and interest in our non-performing assets categories. However, we will still classify a current loan as a potential problem loan if we develop serious doubts about the borrower’s future performance under the terms of the loan contract. We consider the level of potential problem loans in our determination of the adequacy of the allowance for loan losses. At December 31, 2000 and at December 31, 2001, we did not have any loans we considered to be potential problem loans. At December 31, 2002, we had loans with balances totaling $2,168,275 and at December 31, 2003, we had loans with balances of $2,159,382 which were considered to be potential problem loans. At December 31, 2004, this amount totaled $4,615,607. These loans were current as to collection of principal and interest as of December 31, 2004.

TABLE 8
Non-Performing Assets
(in thousands)

	December 31,
	2004	2003	2002	2001	2000
Other real estate and repossessions	$0	$0	$0	$0	$0
Non-accrual loans	154	101	14	$0	$0
Loans 90 days past due still accruing	$0	$0	$0	$0	$0
Total Non-performing assets	$154	$101	$4	$0	$0
Non-performing assets as % of total loans	0.08%	0.07%	0.01%	0.00%	0.00%
Average loans outstanding	$171,730	$138,068	$108,146	$67,343	$19,550
Gross loans outstanding at end of period	$192,295	$149,595	$127,639	$82,557	$46,524

Deposits

Time deposits of $100,00 and greater totaled $78.2 million at December 31, 2004 compared with $62.7 million at year-end 2003 and $55.9 million at year-end 2002. The following table sets forth the selected maturities of time deposits of $100,000 and greater at December 31, 2004

TABLE 9
Deposits - $100,000 and greater
(in thousands)

Within 3 months	$35,700
After 3 through 6 months	5,210
After 6 through 12 months	10,698
After 12 months	26,636
Total	$78,244

Capital

Total shareholders’ equity increased from $19.3 million at December 31, 2003 to $21.1 million at December 31, 2004. This increase is primarily attributable to net income of $1,846,128, an increase in net unrealized gains on securities available for sale amounting to $85,072, the exercise of director stock warrants of $166,666, the exercise of employee stock options of $33,982; all offsetting a reduction of $288,480 resulting from the settlement of a stock purchase obligation in 2004.

We are subject to various regulatory capital requirements administered by our federal bank regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements.  Under these capital guidelines, we must maintain a minimum total risk-based capital ratio of 8%, with at least 4% being Tier 1 capital. Our Tier 1 capital consists of common shareholders’ equity, although Tier 1 capital could also include other components, such as qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries. We are also required to maintain a minimum Tier 1 leverage ratio (Tier 1 capital to total average assets) of at least 4%. To be considered “well-capitalized,” we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.

We were considered to be “well capitalized” for regulatory purposes at December 31, 2003, as our Tier 1 capital ratio was 10.38%, our total risk-based capital ratio was 12.36%, and our Tier 1 leverage ratio was 11.13%. We were also considered to be “well capitalized” at December 31, 2002, as our Tier 1 capital ratio was 12.06%, our total risk-based capital ratio was 13.38%, and our Tier 1 leverage ratio was 12.13%. Our Tier 1 capital ratio of 11.00%, our total risk-based capital ratio of 12.69% and our Tier 1 leverage ratio of 11.51% indicated that we were also considered to be “well capitalized” at December 31, 2001. The following table presents the Company’s regulatory capital position at December 31, 2004:

TABLE 10
Capital Ratio

As of December 31, 2004
Tier 1 Capital (to risk weighted assets)	12.45%
Tier 1 Capital minimum requirement	4.00%
Excess	8.45%
Total Capital (to risk weighted assets)	13.65%
Total Capital minimum requirement	8.00%
Excess	5.65%

Leverage Ratio

As of December 31, 2004
Tier 1 Capital to average assets (“Leverage Ratio”)	9.94%
Minimum leverage requirement	4.00%
Excess	5.94%

Liquidity Management

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. We manage both assets and liabilities to achieve appropriate levels of liquidity. Cash and federal funds sold are our primary sources of asset liquidity. These funds provide a cushion against short-term fluctuations in cash flow from both deposits and loans. Securities available-for-sale, which totaled $35.0 million at December 31, 2004, serve as a ready source of secondary liquidity. However, the availability of this source of funds is influenced by market conditions and the liquidation of securities may not always be the most desirable course of action.

Individual and commercial deposits are our primary source of funds for banking activities. We obtain deposits from customers by offering competitive deposit rates and by offering deposit products that we believe are desired by our local market. We also access other deposits markets, including “brokered” or out of market deposits, when the local market does not provide sufficient funds to meet our loan demand and when interest rates on those deposits satisfy our asset-liability requirements.

Our bank is a member of the Federal Home Loan Bank of Atlanta, and we are eligible to receive advances from the Federal Home Loan Bank, subject to its approval. Our bank has received and has repaid such advances in past. It is our practice to use such advances to meet short-term liquidity needs when appropriate, and to consider the use of longer term advances to fund loans.

We also have arrangements with commercial banks for short-term unsecured “federal funds” advances of up to $14.7 million. At December 31, 2004, we had $5.5 million outstanding against these lines. We believe that our liquidity sources are adequate to meet our operating needs.

A review of the Consolidated Statements of Cash Flows within the consolidated financial statements on page 40, will provide historical trends in cash flows from our operating, investing and financing activities. Our increase in net income has provided the largest impact on net cash provided by operating activities in 2004, 2003 and 2002. We anticipate this trend to continue. Cash used in investing activities has been utilized primarily in the increase in net loans during 2004 and 2003 and in the increase of net loans and the net purchase of available-for-sale securities in 2002. Based on our growth strategies, we anticipate continued growth in net loans for the immediate future. The primary contributor to net cash provided by financing activities has been the net increase in deposits in 2004, 2003 and 2002. As discussed earlier in this report, our aggressive growth program in our branch network has provided a significant increase in deposit accounts and we anticipate this trend to continue as we add new branch locations. Also noteworthy in the cash provided by financing activities in 2004 was the issuance of $6.7 million of junior subordinated debentures.

Interest Rate Sensitivity.   A significant portion of our assets and liabilities are monetary in nature, and consequently they are very sensitive to changes in interest rates. This interest rate risk is our primary market risk exposure, and it can have a significant effect on our net interest income and cash flows. We review our exposure to market risk on a regular basis, and we manage the pricing and maturity of our assets and liabilities to diminish the potential adverse impact that changes in interest rates could have on our net interest income.

We measure interest rate sensitivity “gap,” which is the difference between the amount of interest-earning assets and interest-bearing liabilities, which either re-price or mature within a given period of time. The difference, or the interest rate re-pricing “gap,” provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and it is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. We generally would benefit from increasing market interest rates when we have an asset-sensitive, or a positive, interest rate gap, and we would generally benefit from decreasing market interest rates when we have liability-sensitive, or a negative, interest rate gap. When measured on a “gap” basis, we are asset-sensitive over the cumulative one-year time frame as of December 31, 2004. Interest rate cuts by the Federal Reserve Board during the years 2002, 2003 and 2004 contributed to a narrowed net interest margin. During 2004, our net interest margin improved marginally from 3.77% at December 31, 2003 to 4.33% at December 31, 2004. Although the Federal Reserve Board began to increase the discount rate late in 2004, we cannot predict whether the Federal Reserve Board will continue to increase the discount rate in the future. Gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and re-pricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of interest-bearing checking and savings accounts may change rapidly within a relatively short time frame, but we believe those rates are significantly less interest-sensitive than market-based rates such as those paid on certificates of deposit.

Net interest income is also affected by other significant factors, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities. We perform asset/liability modeling to assess the impact of varying interest rates and the impact that balance sheet mix assumptions will have on net interest income. We attempt to manage interest rate sensitivity by re-pricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities that re-price in the same time interval helps us to hedge risks and minimize the impact on net interest income of rising or falling interest rates. We evaluate interest sensitivity risk and then formulate guidelines regarding asset generation and re-pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004 that are expected to mature, prepay, or re-price in each of the future time periods shown. Except as stated in the following tables, the amount of assets or liabilities that mature or re-price during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities. We included our savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, in the “One Year or Less” category, although historical experience has proven these deposits to be more stable over the course of a year.

TABLE 11
Interest Rate Sensitivity
(in thousands)

	At December 31, 2004 Maturing or Repricing in
	One Year or Less	Over One Year Thru Three Years	Over Three Years Thru Five Years	Over Five Years	Total
Interest-earning assets:
Interest-bearing deposits with other banks	$5,116	$0	$0	$0	$5,116
Federal funds sold	0	0	0	0	0
Investment securities	10,217	1,128	2,527	21,167	35,039
Loans: Fixed rate	35,771	34,107	11,303	444	81,625
Variable rate	107,249	381	2,511	0	110,141
Total interest-earning assets:	158,353	35,616	16,341	21,611	231,921
Interest-bearing liabilities:
Deposits:
Demand	29,140	0	0	0	29,140
Savings	29,341	0	0	0	29,341
Time deposits	83,150	35,782	12,179	0	131,111
Federal funds purchased	5,500	0	0	0	5,500
FHLB advances and other borrowings	2,529	0	0	6,702	9,231
Total interest-bearing liabilities	149,660	35,782	12,179	6,702	204,323
Interest sensitivity difference	8,693	(166)	4,162	14,909	27,598
Cumulative interest sensitivity difference	$8,693	$8,527	$12,689	$27,598
Cumulative difference to total assets	3.48%	3.42%	5.08%	11.06%

Impact of Inflation and Changing Prices

The financial statements and related financial data presented in this report have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does the effect of inflation.

While the effect of inflation on a bank is normally not as significant as its influence on those businesses that have large investments in plant and inventories, it does have an effect. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. While interest rates have traditionally moved with inflation, the effect on income is diminished because both interest earned on assets and interest paid on liabilities vary directly with each other unless we are in a highly liability-sensitive position. Also, general increases in the price of goods and services will result in increased operating expenses.

PROXY

GEORGIA BANCSHARES, INC.

SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY GEORGIA BANCSHARES’ BOARD OF DIRECTORS AND
MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby constitutes and appoints Ira P Shepherd III and C. Lynn Gable, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Georgia Bancshares, Inc. (“Georgia Bancshares”), which the undersigned would be entitled to vote if personally present at the Special meeting of Shareholders to be held on                           , 2005, at 100 Westpark Drive, Peachtree City, Georgia 30458 at     :     a.m./p.m. local time, and at any adjournment or postponement thereof (the “Special Meeting”) upon the proposal described in the Proxy Statement and the Notice of Special Meeting of Shareholders, dated                           , 2005, the receipt of which is acknowledged in the manner specified below.

1.                    To vote on the Articles of Amendment providing for the Reclassification of each share of Georgia Bancshares common stock held by record holders of fewer than 1,500 shares into one share of Series A Preferred Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.                    In the discretion of the proxies on such other matters that are unknown to Georgia Bancshares’ board of directors as of a reasonable time prior to the date of this solicitation and are properly brought before the Special Meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO GEORGIA BANCSHARES’ BOARD OF DIRECTORS AS OF A REASONABLE TIME PRIOR TO THE DATE OF THE SOLICITATION AND ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:	,	2005

Signature

Signature if held jointly

Optional:    I   ☐ do   ☐ do not plan to attend the Special Meeting.